As filed with the Securities and Exchange Commission on June 17, 2011           Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELETOUCH COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	4812	75-2556090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5718 Airport Freeway, Fort Worth, TX 76117
(800) 232-3888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. McMurrey
Chief Executive Officer
5718 Airport Freeway, Fort Worth, TX 76117
(800) 232-3888

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Ralph V. De Martino, Esq.
F. Alec Orudjev, Esq.
Cozen O’Connor
1627 I Street, NW, Suite 1100
Washington, DC 20006
Telephone: (202) 912-4800
Facsimile: (202) 912-4830

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this registration statement, as determined by the Selling Shareholder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of each Class of Security being Registered	Amount being Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.001 par value	20,499,001	$0.50	$10,249,500.50	$1,189.97

 (1) The shares of our common stock being registered hereunder are being registered for sale by the Selling Shareholders named in the prospectus. This registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

 (2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices reported on the OTC Bulletin Board on June 13, 2011, which was $0.50 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

This information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated June 17, 2011

Teletouch Communications, Inc.
20,499,001 shares

We are registering shares for resale up to 20,499,001 shares of our common stock by the shareholders, or Selling Shareholders, named in the section of this prospectus titled “Selling Security Holders”. The selling shareholders may sell common stock from time to time at the prevailing market price or in negotiated transactions. We do not know when or in what amounts selling shareholders may offer the shares for sale. We will not receive proceeds from the sale of our shares by selling shareholders.

Our common stock is presently listed on the OTC Bulletin Board under the symbol “TLLE.” On June 13, 2011, the last sales price of the common stock, as reported on the OTC Bulletin Board was $0.48 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading "Risk Factors" beginning on page 4 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is__________, 2011

TITLE OF CONTENTS

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted. The reader should assume that the information contained in this prospectus is accurate as of the date in front of this prospectus only. Our business, financial condition, results of operations, and prospectus may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information set forth in greater detail elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, It may not contain all the information that may be important to you. You should read this entire prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors” and our financial statements and related notes. Unless the context requires otherwise, references to the “Company,” “Teletouch,” “we,” “our,” and “us,” refer to Teletouch Communications, Inc. and its subsidiaries.

You should rely only on the information contained in this prospectus or any related prospectus.

Our Company

Teletouch offers a comprehensive suite of telecommunications products and services, including cellular, two-way radio, GPS-telemetry, wireless messaging and public safety equipment. Teletouch operates 20 cellular retail and agent locations, under the “Teletouch” and “Hawk Electronics” brand names.

The Company’s core-business is acquiring, billing and supporting cellular subscribers under a long-term recurring revenue relationship with AT&T. Through its subsidiary, Progressive Concepts Inc., (“PCI”), the Company provides AT&T cellular services (voice, data and entertainment), as well as other mobile, portable and personal electronics products and services to individuals, businesses and government agencies. PCI operates a chain of retail stores and sells cellular and other products and services under the “Hawk Electronics” brand, through Hawk-branded sub-agents, its own direct sales force, call center and the Internet. PCI also operates a national wholesale distribution business, known as PCI Wholesale that serves major carrier agents, rural cellular carriers, smaller consumer and electronic retailers and automotive dealers throughout the United States. The Company also maintains certain international customer relationships, primarily in Asia, Europe and Latin America for its cellular related wholesale equipment sales business. In September 2010, Teletouch was awarded a multi-year contract with the General Services Administration to sell its public safety equipment to federal, state and local government agencies.

The terms “we,” “us,” “our company,” “our” refer to Teletouch Communications, Inc., a Delaware corporation.

Recent Developments

AT&T Litigation

In late June 2007, Apple, Inc. introduced the iPhone to the United States in an exclusive distribution and wireless services partnership with AT&T. AT&T was at the time the only authorized carrier provider for the iPhone. Since that time, AT&T has refused to allow the Company to sell the iPhone as well as other products and services, despite AT&T’s contractual obligation to do so under its previously executed distribution agreements between AT&T and the Company. Furthermore, the Company asserts that AT&T has continued to make direct contact with Company customers and aggressively markets, advertises and promotes the iPhone and other AT&T exclusive products and services to Company customers in an attempt to induce them to switch to AT&T.

In June 2007, the Company serviced approximately 83,000 cellular subscribers. Through May 31, 2011, more than 27,800 subscribers have transferred their accounts to AT&T, with a significant percentage of these solely due to the exclusive availability of the iPhone through AT&T and Apple designated retail outlets only.

Since July 2007, the Company had attempted to negotiate with AT&T for the purpose of obviating the need for legal action. However, such attempts failed. Therefore, on September 30, 2009, the Company, through the legal entity Progressive Concepts, Inc. (“PCI”), commenced an arbitration proceeding against New Cingular Wireless PCS, LLC and AT&T Mobility Texas LLC (collectively, “AT&T”) seeking monetary damages. The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented PCI from selling the popular iPhone and other AT&T exclusive products and services that PCI is and has been contractually entitled to provide to its customers under distribution agreements between PCI and AT&T. The action further asserts that AT&T violated the longstanding non-solicitation provisions of the DFW market distribution agreement by and between the companies by actively inducing customers to leave PCI for AT&T. PCI is represented in the matter by the Company’s legal counsel, Bracewell & Giuliani, LLP.

Following the Company’s commencement of the arbitration proceeding, AT&T filed certain counterclaims with the arbitrator seeking an unspecified amount of damages from PCI and claiming that PCI was operating in violation of certain provisions of the distribution agreements and such agreements should therefore be cancellable by AT&T.

On February 28, 2010, Teletouch and its wholly-owned subsidiary, PCI, as Claimant and AT&T as Respondent received the Agreed Scheduling Order from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) Arbitrator assigned to the binding arbitration. Among other matters, including the provision of the Rules and Law governing the arbitration, the Agreed Scheduling Order set out the proposed completion dates for Discovery, Depositions, Dispositive Motions and Briefing Deadlines, culminating in an Arbitration hearing period scheduled for November 8, 2010 through November 12, 2010.

On August 10, 2010, the Agreed Scheduling Order was amended by the JAMS Arbitrator after being petitioned by AT&T for additional time to prepare for the hearing. As a result, all interim completion dates to prepare for the hearing have been extended with the Arbitration hearing period re-scheduled for March 21, 2011 through March 25, 2011.

On December 23, 2010, the Company received a second amended Agreed Scheduling Order by the JAMS Arbitrator after AT&T requested another extension of time to complete the required Depositions. The Arbitration hearing period has been postponed to June 13, 2011 through June 17, 2011.

In March 2011, depositions of Company’s executive management team and other key personnel as well as the majority of the AT&T personnel selected were completed as required under the arbitration process.  Also in March 2011, both the Company’s and AT&T’s independent valuation experts filed initial damages computations with the arbitrator which valued each party’s respective damages as a result of the other party’s actions. The Company can provide no assurance that it will prevail in the arbitration matter or, even if and when it does, it will be awarded the amount of damages it currently estimates. There is no assurance that such damages, if and when awarded, will not be significantly less than the damage estimates discussed above.

On May 17, 2011 the Company and AT&T attended a mandatory mediation session ordered by the arbitrator in the pending binding arbitration proceeding. At the mediation, the parties made significant progress toward reaching a settlement agreement, the final terms of which - if finally agreed upon - will be documented in June 2011. No details about the settlement are being made publicly available until final settlement negotiations are agreed to and documented by the parties. To provide adequate time for the anticipated settlement documentation to be completed, the parties agreed to move the arbitration start date from June 13, 2011 to July 22, 2011. In the event that the parties are not successful in reaching mutual agreement on a final settlement agreement, the arbitration hearing will commence on July 22, 2011.

Our Contact Information

Our corporate headquarters are located at 5718 Airport Freeway, Fort Worth, TX 76117. Our telephone number is (800) 232-3888 and our website is located at http://www.teletouch.com. Information contained on our website is not deemed part of this prospectus.

Summary of the Offering

Shares of common stock currently outstanding:	48,739,002 shares

Shares of common stock offering by us:	None

Shares of common stock offered by the selling shareholders:	up to 20,499,001 shares

Use of proceeds:
We will not receive any proceeds from the sale of common stock covered by this prospectus. The Selling Shareholders will receive all net proceeds from sale by selling shareholders of our common stock covered by this prospectus.

OTC Bulletin Board Symbol:	“TLLE.OB”

Risk Factors:
An investment in our common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the shares.

Plan of Distribution:	The shares of common stock covered by this prospectus may be sold by the Selling Shareholders in the manner described under the “Plan of Distribution.”

This Offering

From February 2011 to June 2011, TLL Partners, L.L.C., a Delaware limited liability company and a holder of the majority of the Company’s securities (“TLLP”), entered into sixteen (16) privately negotiated transactions with certain non-affiliated purchasers that qualified as “accredited investors” (as the term is defined under Regulation D promulgated under the Securities Act of 1933, as amended) to sell a total of 8,499,001 shares of our common stock. Included in these transactions was a sale of a single block of 5,000,000 shares of TLLP’s holdings of our common stock sold to Lazarus, as discussed below. TLLP is a company controlled by our Chairman of the Board and Chief Executive Officer, Robert McMurrey. The Audit Committee of the Board of Directors has reviewed and approved the terms of these transactions as well as Mr. McMurrey’s involvement in these transactions.

In connection with such sales, we entered into registration rights agreements with each purchaser of our securities from TLLP to register the securities sold in such transactions, by April 14, 2011 (and subsequently amended to the registration statement filing by June 17, 2011). On May 12, 2011, we entered into a registration rights agreement with Lazarus Investment Partners LLP, a Delaware limited liability limited partnership (“Lazarus”). We agreed to file with the U.S. Securities and Exchange Commission (“SEC”), subject to certain restrictions, by June 17, 2011, a registration statement relating to the registration of shares of our common stock sold by TLLP. We agreed to use our best efforts to cause the registration statement to be declared effective under the Securities Act and to keep such registration continuously effective under the Securities Act.

On June 13, 2011, we entered into a registration rights agreement with TLLP under which we have agreed to register twelve million (12,000,000) shares of our common stock owned by TLLP. TLLP originally acquired 44,000,000 shares of Teletouch’s common stock in November 2005 by converting its holdings of 1,000,000 shares of Teletouch’s Series C preferred stock that it had acquired as part of a restructuring and refinancing of Teletouch completed in May 2002.

On June 13, 2011, we also entered into a Registration Rights Agreement with Michael A. Dickens, our Senior Vice President of Operations, under which agreement we also agreed to file with the U.S. Securities and Exchange Commission, subject to certain restrictions, by June 17, 2011, a registration statement relating to the registration of a total of 250,000 shares of our shares of common stock that Mr. Dickens purchased from TLLP on the same date. We will use our best efforts to cause the registration statement to be declared effective under the Securities Act and to keep such registration continuously effective under the Securities Act. Our Board and Audit Committee of the Booard reviewed and approved the terms of this transaction.

After completion of the privately negotiated sales of its holding of our common stock and as of June 13, 2011, TLLP owned 30,650,999 shares of our common stock which represented approximately 62.9% of our outstanding common stock as of that date. The Audit Committee and the Board of Directors of Teletouch has reviewed and approved the terms of the registration rights agreement with TLLP as well as Mr. McMurrey’s involvement in this transaction.

As of June 13, 2011, there were 48,739,002 shares of our common stock outstanding (including 16,591,561 shares held by non-affiliates), including the shares offered by the Selling Shareholders pursuant to this prospectus.

RISK FACTORS

Investment in our securities involves risk. Before you decide to invest in our securities, you should consider carefully all of the information in this prospectus, including the risks described below. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our common stock could decline and you could lose all or part of your investment. You should also refer to the other information contained in this prospectus, including our financial statements and the notes to those statements, and the information set forth under the caption “Forward Looking Statements.” The risks described below and contained in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Relating to Our Business

Our reduced cash balances may impede our ability to support our operations, service our debt or satisfy our vendors’ payment terms.

Due to our declining revenues and use of cash to sustain our ongoing operations, the Company cash balances have declined significantly since May 2010. Extraordinary costs, including funding our ongoing arbitration with AT&T, and certain payment obligations have also contributed to the decline in our cash balances. We believe that we currently have sufficient cash to operate our business for the next 12 months. Our cash needs for the next 12 months are dependent on our ability to develop new sources of revenue and margins, further reduction in costs to improve profitability, securing financing to continue our existing operations, or securing financing to acquire a new business. The completion of any of these activities to provide cash to continue the business cannot be assured but the Company has previously demonstrated its ability to manage its costs in times of declining revenues. If our cash flows and cash balances continue to decrease, we may be unable to continue to service our current debt obligations which could also negatively affect our business. In the event that our business initiatives do not materialize or additional financing is unable to be secured, we will be forced to continue to eliminate costs and delay payments to certain vendors in order to provide sufficient operating cash to sustain the business through the final hearing on the AT&T arbitration which is currently scheduled for July 2011. We have previously reported that as a result of a mandatory mediation held on May 17, 2011, we are currently attempting to negotiate a settlement with AT&T and have agreed to delay the final arbitration hearing to July 22, 2011 to allow time for the terms of this settlement agreement to be documented. In the event that these settlement discussions are unsuccessful, we will proceed to the final arbitration hearing for resolution of this matter. We can provide no assurance that we will be able to reach agreeable settlement terms with AT&T or of a favorable outcome from the arbitration following a hearing that would result in an award of damages or that any such award would be in the range we anticipate or previously estimated and updated herein. Further, we cannot ensure that if our settlement discussions are unsuccessful, that the July 2011 scheduled hearing will not be delayed further at the request of AT&T and as determined at the discretion of the arbitrator. Failure to reach acceptable settlement terms, an unfavorable ruling or further delays in the AT&T arbitration may have a material impact on our financial condition and impede our ability to sustain operations.

Due to uncertainty in the application and interpretation of applicable state sales tax laws, we may be exposed to additional sales tax liability.

During the quarter ended November 30, 2010 and as a result of preparing for a sales and use tax audit, we identified issues with the prior application and interpretation of sales taxes rates assessed on services billed to its cellular subscribers. Prior sales tax audits on these billings have not detected these issues although the methodology for computing sales taxes was similar in these prior periods.  We believe it is probable that these issues will be identified and challenged in the current audit based on the initial inquiries by the sales tax auditor.  As of June 13, 2011, we are unable to estimate the outcome of the audit but estimate a range of potential liability between $22,000 and $2,490,000. This range includes a low estimate based on similar audit results as in prior periods to a high estimate based on a conservative application of sales tax rates to all cellular services billed and including underpayment penalties and interest.  The application of various sales tax laws and rates to our cellular services previously billed is complex, however, the actual liability could fall outside of our range of estimates due to items identified during the audit but not considered by us. Any liability assessed as a result of this audit would negatively impact our financial condition but in the event the assessed liability is closer to the upper end of the range estimated, the Company would currently not have sufficient cash on hand to meet this obligation and would be forced to negotiate a payment plan.  If successful in securing financing on such a tax obligation, the assets of the Company would likely become subject to a tax lien which could have the effect of limiting our ability to secure new financing or by triggering a default under agreements with our current lenders.

We are exposed to credit risk, collection risk and payment delinquencies on our accounts receivable.

None of our outstanding accounts receivables have been secured by us. Our standard terms and conditions permit payment within a specified number of days following the receipt of services or products. While we have procedures to monitor and limit exposure to credit risk on our receivables, there can be no assurance such procedures will effectively limit collection risk and avoid losses. To date, our losses on uncollectible receivables have been within historical trends and expectations but due to continuing poor economic conditions, certain of our customers have faced and may face liquidity concerns and have delayed and may delay or may be unable to satisfy their payment obligations.  Additionally, a sizable number of our cellular subscribers have transferred their services to AT&T to purchase the iPhone or other services that we have not been allowed to offer to date.  Balances due to us by customers that transfer to AT&T have proven difficult to collect once their service has been established with AT&T directly.  Both of these factors, among others, may have a material adverse effect on our financial condition and operating results in future periods.

Adverse conditions in the global economy and disruption of financial markets may significantly restrict our ability to generate revenues or obtain debt or equity financing.

The global economy continues to experience volatility and uncertainty. Such conditions could reduce demand for our products and services which would significantly jeopardize our ability to achieve our sales targets. These conditions could also affect our potential strategic partners, which, in turn, could make it much more difficult to execute a strategic collaboration. Moreover, volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing or credit to purchase and pay for our products and services in a timely manner, or to maintain operations, and result in a decrease in sales volume. General concerns about the fundamental soundness of domestic and international economies may also cause customers to reduce purchases. Changes in governmental banking, monetary and fiscal policies to restore liquidity and increase credit availability may not be effective. Economic conditions and market turbulence may also impact our suppliers’ ability to supply sufficient quantities of product components in a timely manner, which could impair our ability to fulfill sales orders. It is difficult to determine the extent of the economic and financial market problems and the many ways in which they may affect our suppliers, customers, investors, and business in general. Continuation or further deterioration of these financial and macroeconomic conditions could significantly harm sales, profitability and results of operations.

We may be unable to attract and retain key personnel.

Our future success depends on the ability to attract, retain and motivate highly skilled personnel. To date, we have retained highly qualified senior and mid-level management team, but cannot provide assurance that we will be able to successfully retain all of them, or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect the business prospects, operating results and financial condition. Our ability to maintain and provide additional services to our customers depends upon our ability to hire and retain business development and technical personnel with the skills necessary to keep pace with continuing changes in telecommunications industry. Competition for such personnel is intense.  Our ongoing litigation with AT&T and the necessary layoffs to align costs with our declining cellular revenues has created an environment of uncertainty for certain of our key personnel within this business segment.  Our inability to hire additional qualified personnel to support our existing cellular business may lead to higher levels of customer attrition or could result in higher recruiting, relocation and compensation costs for such personnel. These accelerated losses of revenues or increased costs may continue to erode our profit margins and make hiring new personnel impractical.

We are experiencing increasing competition in the marketplace for our cellular subscribers, and our primary competitor, AT&T, has significantly greater financial and marketing resources than us.

In the market for telecommunications products and services, we face competition from several competitors, but most notably from our primary supplier, AT&T.  AT&T continues to develop and is expected to continue developing products and services that may entice our cellular subscribers to move their services to AT&T directly.   Although this is the basis for our ongoing litigation with AT&T, the resolution to this litigation has been delayed for many months past our initial expectations (hearing delayed from November 2010 to July 2011 as of the date of this Report).  If we are not able to participate in these products and services, we will continue to lose subscribers to AT&T and possibly at an accelerated rate in the future and our financial condition will be materially and adversely affected. We cannot assure that we will be able to slow the rate of attrition of our cellular subscribers to AT&T or that AT&T will make any of its new products or services available to us in the future. AT&T has substantially greater capital resources, larger marketing staffs and more experience in commercializing products and services.  The losses of our cellular subscribers to AT&T to date has had a material but manageable impact on our financial condition but if we are unable to slow the subscriber losses, develop new revenues and margins to offset these losses or the litigation is further delayed and not settled in our favor, we will be forced to make further significant cost reductions in the business to sustain our operations which in turn may only accelerate our losses of revenues.

Amounts due under our senior revolving credit facility could accelerate as a result of continued losses of our cellular subscribers which could result in an operating cash deficiency and an inability to continue servicing the debt obligation.

We have historically relied upon our revolving credit facility with Thermo Credit, LLC (“Thermo”) to fund our working capital and operating needs. Initially, this facility provided sufficient available borrowings for us since underlying assets pledged as collateral were growing.  The primary asset pledged as collateral is our accounts receivable.  The launch of the iPhone in June 2007 and AT&T’s refusal to allow us to sell the iPhone has resulted in a steady decline in our subscriber base, the related billings and accounts receivable.  This decline in the subscriber base and related billings was accelerated as a result of the expiration our primary DFW distribution agreement with AT&T in August 2009, which ended our ability to add new subscribers and to allow AT&T subscribers in the DFW market to move their cellular services to us.  Prior to August 2009, transfers of customers from AT&T had partially offset some of the losses of customers leaving to purchase the iPhone from AT&T or Apple.  This decline in cellular billings and accounts receivable has directly reduced the borrowings available under the credit facility resulting in over-advances outstanding against the credit facility. We had to borrow the maximum amount available against our assets for certain debt restructuring transactions in addition to fund our working capital needs so the majority of the borrowed funds are not held in cash or other short term assets that would allow us to service an accelerated repayment of the credit facility.  To date, Thermo has allowed us to remain periodically over-advanced on the facility, extended certain repayment terms, modified certain scheduled debt amortization and has continued to allow the inclusion of certain assets in the computation of its borrowing base, which in turn has allowed us to meet our obligations. In addition, Thermo has granted the Company periodic non-compliance waivers when the Company could not meet its prior agreed debt service coverage ratio and positive operating income covenants in the second and third quarters of fiscal year 2011.   As of the June 13, 2011 and after preliminary review of our fourth quarter financials, we anticipate being in compliance with all of our financial covenants under the Thermo loan agreement for the quarter ended May 31, 2011.  If Thermo were to require repayment of all current over-advanced funds, we would likely experience operating cash deficiencies up to and including being unable to meet its obligations under this revolving credit facility. To the extent that we are unable to refinance this debt, we would likely not have the means to fully repay Thermo from the cash on hand or generated from current operations resulting in the possibility of a foreclosure on all of the assets of the Company. In March 2011, the Company executed a third amendment under its credit facility agreement with Thermo which among other things extended the maturity date of the facility to January 2013 and deferred certain principal payments.  The Company cannot provide assurance Thermo would not accelerate the amount due under the credit facility if the Company is not in compliance with the covenants under its debt agreement with Thermo going forward.

An accelerated reduction in our cellular subscriber base could have a material adverse effect on our business.

The launch of the iPhone in June 2007 and AT&T’s refusal to allow us sell the iPhone has resulted in a steady decline in our cellular subscriber base.  This decline in our cellular subscriber base was accelerated as a result of the expiration of our primary DFW distribution agreement with AT&T in August 2009. We continue to lose subscribers to AT&T and are currently seeking relief through a binding arbitration process that it initiated in September 2009. As AT&T continues to release new products or services that are not made available to us, losses of cellular subscribers will continue. If any of these products or services become in extraordinary demand or are required by consumers or businesses, the result could be an acceleration of cellular subscriber losses to AT&T.  Although we maintain contracts varying from one to two years with our current cellular customers, the customer may voluntarily elect to transfer to another carrier, including AT&T, at any time and incur a penalty fee. If expenses related to our cellular operations are not adjusted accordingly due to a declining subscriber base, we will have to rely upon our other business units to replace the revenue and income loss from its cellular operations. We can provide no assurance that any of our other existing business units could generate enough revenue in a timely manner to cover the losses sustained from a rapidly declining cellular subscriber base. We also can provide no assurance that our customers will continue to purchase products or services from us or that their purchases will be at the same or greater levels than in prior periods.

We may be unsuccessful in the arbitration with AT&T and could incur a significant obligation from the outcome of the arbitration or an unfavorable outcome from the arbitration could have a material adverse effect on the business.

Since July 2007, we have attempted to negotiate with AT&T for the purpose of obviating the need for legal action. However, such attempts have failed. Therefore, on September 30, 2009, the Company, through the legal entity Progressive Concepts, Inc. commenced an arbitration proceeding against New Cingular Wireless PCS, LLC and AT&T Mobility Texas LLC (collectively, “AT&T”) seeking monetary damages. In March 2011, both the Company’s and AT&T’s independent valuation experts filed initial damages computations with the arbitrator which valued each party’s respective damages as a result of the other party’s actions.   The Company’s expert provided damages computations under several scenarios which included damages assuming PCI’s damages were limited to the liquidated damages provision included in the distribution agreement and several alternate computation of lost profits depending on the timing of which it was determined that PCI should have been allowed to sell the iPhone. All damage estimates are subject to final revisions by the Company’s damages expert prior to the final hearing.  The Company can provide no assurance that it will prevail in the arbitration matter or, even if and when it does, it will be awarded the amount of damages it currently estimates. There is no assurance that such damages, if and when awarded, will not be significantly less than the damage estimates discussed above.

The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented PCI from selling the popular iPhone and other “AT&T exclusive” products and services that PCI is and has been contractually entitled to provide to its customers under distribution agreements between PCI and AT&T. In response to PCI’s initiating its legal action, AT&T filed certain counterclaims in the arbitration, including seeking monetary damages for equipment transactions between the parties and certain alleged breaches of the distribution agreement by the Company. In March 2011, AT&T’s independent valuation expert filed initial damages computations with the arbitrator and estimated AT&T’s damages be in the range of $7.6 million to $9.9 million depending on the arbitrator’s interpretation of the San Antonio distribution agreement.

If we do not prevail in our claim against AT&T, then the expected result is that we would continue to service our subscribers under the distribution agreement and would not be awarded any monetary damages. While we believe that AT&T’s counterclaims are baseless, if AT&T prevails in its counterclaims during the arbitration, we could potentially be held liable for certain payments to AT&T or it could be ruled that we had defaulted on certain terms and conditions of the distribution agreement as a result of actions alleged in these counterclaims which could give AT&T the right to terminate the distribution agreements. We can provide no assurance that we will prevail in the arbitration against AT&T or be able to defend against the counterclaims raised by AT&T or pay any obligations due to AT&T in the event they were to prevail in any of their counterclaims.

Our parent company may be unable to meet its future financial obligations resulting in a change in control of the Company.

Prior to the acquisition of PCI in August 2006, TLL Partners, LLC (“TLLP”), Teletouch’s parent company, assumed all of the remaining institutional debt of PCI, whereby the senior debt obligation formerly at PCI was transferred to TLLP as a senior debt obligation and the subordinated debt obligation of PCI was partially settled by the issuance of Teletouch’s common stock owned by TLLP with the balance converted to redeemable Series A preferred units of TLLP. To secure the senior debt obligation, TLLP pledged all of its then held assets, which consisted primarily of its holding of approximately 80% of the outstanding common stock of Teletouch. When the senior debt originally matured in August 11, 2007, TLLP did not have sufficient cash or other means to repay this debt and was successful in negotiating an initial extension of the maturity date through October 11, 2007. Subsequent extensions were granted by the senior debt holder to TLLP extending the maturity date through January 31, 2011.   In February 2011, TLLP negotiated a settlement of its senior debt obligations which requires a series of payments beginning February 2011 and continuing through July 7, 2011, the amended maturity date.  TLLP began selling shares of its holdings of Teletouch’s common stock in February 2011 to raise the funds to make these payments on its senior debt obligation.  TLLP is a holding company with no operations with a minimal amount of cash on hand and is dependent upon selling a sufficient number of shares it owns in Teletouch common stock or upon the cash flows of Teletouch through the receipt of future cash dividends to service its outstanding debt obligations. The Company has no current agreements with TLLP to fund cash obligations nor does it have any current plans to declare dividends in order to allow TLLP to meet the debt obligations.

Beginning in February 2011 and continuing through June 2011, TLLP has completed sixteen (16) privately negotiated transactions and sold a total of 8,499,001 shares of its holdings of Teletouch’s common stock, which is approximately 17.4% of the Company’s outstanding common stock June 13, 2011.  Following these sales, TLLP continues to own 30,650,999 shares of our common stock, or 62.9% of the Company’s outstanding stock as of June 13, 2011.   TLLP’s management has communicated to the Company that additional sales of its holdings of our common stock are likely.  On June 7, 2011, the Company entered into a registration rights agreement with TLLP to register 12,000,000 shares of its holdings of our common stock.  If TLLP is unsuccessful in repaying its obligations and its lenders foreclose on Teletouch’s common stock owned by TLLP it may result in a change control of our Company, then there is a risk that these lenders could vote through matters that may not be in the best interest of the shareholders of Teletouch as a whole.

Risks Relating to Our Common Stock

Our common stock is not traded on any national securities exchange.

Our common stock is current quoted on the OTC Bulletin Board and is not heavily traded, which may increase price quotation volatility and could limit the liquidity of the common stock, all of which may adversely affect the market price of the common stock and our ability to raise additional capital.

The market price of our common stock may be volatile and could adversely affect current and future shareholders.

The market price of our common stock has been and will likely continue to be volatile, as in the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular.  Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions and terms in the industry in which we operate or sales of our common stock, investor perceptions of our company, the success of competitive products, services or technologies or regulatory developments.  These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. Additionally, because our stock is thinly trading, there is a disparity between the bid and the asked price that may not be indicative of the stock’s true value.

Our common stock is considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is and has historically been significantly less than $5.00 per share and, therefore, it is designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

The sale of our common stock by Selling Shareholders may cause substantial dilution to our existing shareholders and the sale of the shares of common stock by the Selling Shareholders could cause the price of our common stock to decline.

This offering relates to up to 20,499,001 shares of our common stock that may be sold into the market by the Selling Shareholders.  The shares offered by the Selling Shareholders may be sold immediately or over an extended period. Depending upon market liquidity at the time, sales of shares of our common stock by the Selling Shareholders may cause the trading price of our common stock to decline. Selling Shareholders may sell all, some or none of those shares. The sale of a substantial number of shares of our common stock by the Selling Shareholders, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may likely issue additional equity or debt securities, which may materially and adversely affect the price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. We have used, and will likely use or continue to use, our common stock or securities convertible into or exchangeable for common stock to fund working capital needs or to acquire technology, product rights or businesses, or for other purposes. If additional equity securities are issued, particularly during times when our common stock is trading at relatively low price levels, the price of our common stock may be materially and adversely affected.

Our publicly filed reports are subject to review by the SEC, and any significant changes or amendments required as a result of any such review may result in material liability to us and may have a material adverse impact on the trading price of our common stock.

The reports of publicly traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements, and the SEC is required to undertake a comprehensive review of a company’s reports at least once every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. We could be required to modify, amend or reformulate information contained in prior filings as a result of an SEC review. Any modification, amendment or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as information relating to Teletouch that is based on management’s exercise of business judgment and assumptions made by and information currently available to management. When used in this document and other documents, releases and reports released by us, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “the facts suggest” and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. Actual events, transactions and results may materially differ from the anticipated events, transactions or results described in such statements. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward looking statements. Several of these factors include, without limitation:

•	Our reduced cash balances may impede our ability to support our operations, service our debt or satisfy our vendors’ payment terms
•	We may be exposed to additional sales tax liability
•	We are exposed to credit risk, collection risk and payment delinquencies on our accounts receivable
•	Adverse conditions in the global economy and disruption of financial markets
•	Our inability to attract and retain key personnel
•	Increasing competition in the marketplace for our cellular subscribers, and the fact that our primary competitor, AT&T, has significantly greater financial and marketing resources than us
•
Continued losses in our cellular subscribers, which, in turn, could result in an operating cash deficiency and an inability to continue servicing the debt obligation, dues to amounts we owe under our senior revolving credit facility

•	Our inability to prevail in the pending AT&T arbitration with AT&T
•	Inability of our parent company to meet its future financial obligations which may result in a change in control of our company.

These factors are not necessarily all of the important factors that could cause actual results of operations to differ materially from those expressed in these forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. We cannot assure you that projected results will be achieved.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock in this offering that are made by the Selling Shareholders.

MARKET PRICE OF SECURITIES AND RELATED SHAREHOLDER MATTERS

Market Information

Our securities are currently quoted on the OTC Bulletin Board electronic exchange under the symbol “TLLE.OB”  Set forth below are the high and low sales prices for the common stock for each quarter in the two most recent fiscal years ended May 31, 2011 as reported by OTC Bulletin Board. Such quotation reflects inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions.

	Common Stock
	High	Low
Fiscal Year 2011
1st Quarter	$0.55	$0.30
2nd Quarter	0.52	0.40
3rd Quarter	0.51	0.11
4th Quarter	0.55	0.35
Fiscal Year 2010
1st Quarter	$0.14	$0.08
2nd Quarter	0.12	0.08
3rd Quarter	0.23	0.08
4th Quarter	0.40	0.10

(1)	On June 13, 2011, the last sale price of our common stock as reported on OTC Bulletin Board was $0.48 per share.

As of May 31, 2011, 49,916,189 shares of common stock were issued, and 48,739,002 shares of common stock were outstanding.  As of that same date, 5,655,817 options to purchase common stock were issued and outstanding.

As of May 31, 2011, there were 43 holders of record of the Company’s common stock based upon information furnished by Continental Stock Transfer & Trust Company, New York, New York, the Company’s transfer agent. The number of holders of record does not reflect the number of beneficial holders, which are in excess of 600, of our common stock for whom shares are held by banks, brokerage firms and other entities.

Dividends

Teletouch has never paid any cash dividends nor does it anticipate paying any cash dividends from cash generated by its operations in the foreseeable future.  However, if and to the extent the Company prevails in its litigation against AT&T, the Board, in the exercise of its sole discretion with respect to this matter, may consider a cash dividend on its common stock, the timing and extent of which (if any), among other things, will also be determined by the Board.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our stock is currently a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the results of operations and financial condition of the Company should be read in conjunction with the consolidated financial statements and the related notes and the discussions under “Critical Accounting Estimates,” which describes key estimates and assumptions we make in the preparation of our financial statements.

Overview

For over 46 years, Teletouch has offered a comprehensive suite of telecommunications products and services, including cellular, two-way radio, GPS-telemetry, wireless messaging and public safety equipment.  As of February 28, 2011, the Company operated 20 retail and agent locations in Texas under the “Teletouch” and “Hawk Electronics” brand names supporting over 50,000 current monthly billed subscribers and other customers.

Teletouch’s core-business is acquiring, billing and supporting cellular subscribers under a long-term recurring revenue relationship with AT&T. The distribution agreements with AT&T and its predecessor companies have been in place for over 27 years. Through its subsidiary, Progressive Concepts Inc., (“PCI”), the Company provides AT&T cellular services (voice, data and entertainment), as well as other mobile, portable and personal electronics products and services to individuals, businesses and government agencies. PCI operates a chain of retail stores and sells cellular and other products and services under the “Hawk Electronics” brand, through Hawk-branded sub-agents, its own direct sales force, call center and the Internet. As a master distributor and Authorized Services Provider for AT&T, the Company controls the entire customer relationship, including initiating and maintaining the cellular service agreements, rating the cellular plans, providing complete customer care, underwriting new account acquisitions and providing multi-service billing, collections and account maintenance. PCI also operates a national wholesale distribution business, known as PCI Wholesale that serves major carrier agents, rural cellular carriers, smaller consumer and electronic retailers and automotive dealers throughout the United States. The Company also maintains certain international customer relationships, primarily in Asia, Europe and Latin America for its cellular related wholesale equipment sales business. Teletouch’s original business is maintained as an integral component of the Company’s wireless solutions, by providing two-way radio products and services on its own network in North and East Texas. In its first attempt at expanding the Company’s cellular related business, in January 2009, Teletouch entered into an Exclusive Retailer Agreement with T-Mobile USA, Inc. (“T-Mobile”) for markets outside its AT&T exclusive territories. The initial agreement provided for Teletouch to open, operate and manage mall locations, with the Company's first locations opening in major markets in Oklahoma in February 2009. After opening five (5) new mall locations under the T-Mobile brand banner, the Company found that long-term customer traffic for T-Mobile products and services to be inadequate and the Company closed its last two Oklahoma retail locations in October 2009. Subsequent to these closings, in January 2010, the T-Mobile agreement was cancelled. On January 19, 2010, the Company signed a new two-year, national distribution agreement with Clearwire Communications (NASDAQ: CLWR) to sell its 4G service called CLEAR.   To date, the sales from this distribution agreement have been insignificant to the Company’s operations.  On January 26, 2010, the Company announced that it had also entered into a two-year, Authorized Representative Agreement with Sprint (NYSE:S) subsidiary, Sprint Solutions, Inc. In December 2010, the Company mutually agreed to terminate its agreement with Sprint due to lower than expected activations and a variety of sales and operational support issues encountered.  In late 2007, Teletouch began selling public safety equipment and services under the brand Teletouch PSE (“PSE”). The PSE business is a complementary offering to the Company’s two-way radio business, and the Company has expanded its product lines to include light bars, sirens and other accessories used in or on emergency response vehicles through a number of distribution agreements with manufacturers of these products. In September 2010, Teletouch was awarded a multi-year contract with the General Services Administration (“GSA”) to sell its public safety equipment to federal, state and local government agencies. In addition, the Company has recently been awarded listings on BuyBoard (a State of Texas website operated by the Local Government Purchasing Cooperative), and the Texas multiple awards contract (“TXMAS”) facility, also run by the State of Texas, which allows products to be sold to all State agencies and authorized local public entities.

During the three and nine months ended February 28, 2011, Teletouch focused its efforts on producing documents and other evidence to support its litigation against AT&T in preparation for the hearing scheduled for June 2011 with AT&T. In addition, the Company’s executive management team and other key personnel were deposed by AT&T during the third quarter of fiscal year 2011. Due to the actions mentioned above, the Company continued to incur significant professional fees during the third quarter of fiscal year 2011 to defend itself in the arbitration with AT&T. The Company also continued to concentrate on maximizing its profitability in its existing cellular operations and other business units while pursuing new business acquisitions. Limited supply of cellular phones available for resale caused sales to be significantly lower than the same periods in fiscal year 2010 but the Company has experienced an increase in product revenues in its wholesale business during the third quarter of fiscal year 2011 compared to the two previous quarters of fiscal year 2011 due to an increase in brokering cellular phone handsets.

Furthermore, the Company implemented business restructuring plans in December 2010 and February 2011 in an effort to realign its costs with its declining cellular revenues. The Company estimates monthly cost reductions going forward of approximately $170,000 from its previous fiscal year 2011 levels as a result of the cost reduction actions taken. The Company has restructured its existing key sales personnel by creating new sales teams, regional sales managers and product managers in an effort to promote the cross-training of all products lines sold within the Company.  The product managers will focus on growing the Company’s product lines with the development of new sales strategies and continually analyzing the Company’s product mix for increased sales.  The product managers will also assist the sales teams and managers with back-end support such as creating and updating price lists, quoting specialty jobs and supplying technical knowledge of the products sold within the Company.

Throughout the remainder of fiscal year 2011, the Company will focus on resolving its dispute with AT&T while working to minimize the operating and cash impact on the business being caused by the continuing loss of subscribers to AT&T. Although, the Company anticipates incurring significant professional fees throughout the remainder of fiscal year 2011 as it continues to defend itself in the arbitration with AT&T.  In September 2009, PCI commenced an arbitration proceeding against AT&T to seek relief for damages the Company incurred because it was prohibited to sell the iPhone as well as other “AT&T exclusive” products and services (see Item 1. Legal Proceedings for discussion of the action brought against AT&T related to the iPhone and other matters).  The Arbitration hearing was originally scheduled for November 2010 and was delayed at the request of AT&T until March 2011 and was most recently delayed further at AT&T’s request to June 13, 2011. Until the arbitration is complete, the Company will focus on retaining and preserving its existing subscriber base in the DFW and San Antonio markets while expanding its cellular subscriber base in available markets covered by the Company’s various other AT&T distribution agreements.

In addition, during fiscal year 2011, the Company has been focused on negotiating one or more direct relationships with cellular handset manufacturers in an effort to grow its wholesale cellular distribution business. To date, the Company’s efforts to negotiate terms of a direct relationship with a prominent cellular handset manufacturer have proven to be difficult and much slower than anticipated given the complexities created by certain manufacturer’s relationships with the primary cellular carriers, including AT&T. Although the Company has not executed a distribution agreement with a direct manufacturer as of the date of this Report, the Company anticipates wholesale revenues will continue to expand throughout the remainder of fiscal year 2011 due to its ability to purchase more products from indirect channels of distribution.  The Company will continue to concentrate on developing new direct purchasing relationships as it sees them as an immediate growth opportunity for its wholesale business and capable of generating enough volume and margins to offset the losses in its cellular service revenues.

Although the Company believes it can maintain a profitable, but declining cellular business in the future with its existing subscriber base, organic growth in its other business units or new business acquisitions will be necessary to offset expected losses of revenue and profits from its core legacy cellular business. Since the Company has not been successful in acquiring a new business or had the ability to significantly increase the revenues in its different business units, the Company will continue to monitor its business units throughout the remainder of fiscal year 2011 to determine if additional costs need to be eliminated from the business. The Company has been in discussion with an acquisition target that is complementary to its existing business operations and capable of replacing the majority of the revenues lost in the Company’s cellular business. During the third quarter of fiscal year 2011, the Company engaged an investment banking firm to negotiate this transaction and secure financing for the acquisition. As of the date of this Report, the Company has received non-binding term sheets from several financing sources but has not issued a letter of intent to the acquisition target. Assuming the financing for this acquisition is secured, the Company will enter into a non-binding letter of intent while it completes its diligence.  There is no assurance that any of the acquisitions will be concluded by the end of fiscal year 2011, that the Company will be successful growing revenues in any of its business units or the AT&T arbitration will not be delayed beyond June 2011.

Discussion of Business Strategy by Operating Segment

During fiscal year 2010, the Company was successful in initiating new national and international wholesale distribution channels, increasing the Company’s product sales by over 40% when compared to fiscal year 2009. This additional sales volume, in addition to ongoing management of operating expenses, contributed to the Company’s achieving net income in fiscal year 2010 for the first time in many years. Throughout fiscal year 2010, Teletouch better positioned itself for future growth by optimizing the efficiency of its operations by re-allocating resources to business units capable of achieving meaningful growth for the Company versus supporting many of the Company’s prior smaller businesses and product lines with limited potential for growth. Key to this strategy in fiscal year 2011 has been to focus on leveraging the Company’s various customer relationships, including PCI’s approximately 50,000 cellular subscribers, and previous customers which are generally comprised of individuals and businesses of higher than average credit worthiness (due to PCI’s relatively stringent credit standards).

During fiscal year 2010, the Company was successful in improving its operating results through aggressive cost management and improved product sales from its wholesale and two-way businesses.  During fiscal year 2011, the Company has continued to manage its costs closely and will focus on developing new sources of revenue for its wholesale distribution and its two-way radio business units and on retaining its recurring cellular subscriber base.  These new revenue sources are expected from several product distribution agreements and, potentially, the acquisition of one or more complementary businesses. There is no assurance that any new distribution agreements or any of the acquisitions will be finalized.

Certain non-recurring expenses are expected to be incurred in fiscal year 2011 related to the arbitration proceeding against AT&T, the business restructuring plans as well as the startup and expansion costs related to possible new products and services.  The Company believes that these non-recurring expenses will not materially impair its operating results during fiscal year 2011. In addition, on July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law and a permanent delay of the implementation of section 404(b) of the Sarbanes-Oxley Act of 2002 (“SOX”) for companies with non-affiliated public float under $75,000,000 (“non-accelerated filer”). Section 404(b) under SOX is the requirement to have an independent accounting firm audit and attest to the effectiveness of a Company’s internal controls. As Teletouch currently qualifies as a non-accelerated filer under the SEC rules and expects to remain one through fiscal year 2011, there are no additional costs anticipated for complying with Section 404(b) under SOX.

Cellular Operations

In August 2009, the initial term of the primary distribution agreement between Teletouch’s subsidiary, PCI and AT&T expired.  Under this agreement, PCI distributes AT&T cellular services and serves as billing agent for AT&T in the DFW market.  With the expiration of this agreement, the Company is no longer exclusive to AT&T in DFW, which allows the Company to expand it cellular service offerings in this market for the first time in over 26 years.  The expiration of the DFW distribution agreement also restricts PCI from growing its subscriber base in DFW by limiting new activations and prohibiting AT&T subscribers from moving their service to PCI, but the majority of the provisions of the agreement remained intact at the option of PCI, including the right for PCI to continue servicing its existing DFW subscribers until there are no more subscribers remaining as customers of PCI.  Based on its current subscriber attrition rates, the Company estimates that it will maintain Subscribers in DFW for at least the next five years. The Company has historically had five distribution agreements with AT&T in addition to the distribution agreement covering the DFW market discussed above. Under these other distribution agreements, the Company is allowed to distribute AT&T wireless services, on an exclusive basis, in certain major markets in Texas and Arkansas, including the San Antonio, Texas Metropolitan Statistical Area (“MSA”), Austin, Texas MSA, Houston, Texas MSA, East Texas Regional MSA and Arkansas, including primarily the Little Rock, Arkansas MSA. These distribution agreements have varying terms with the longest extending through October 2013.

In August 2009, the Company received notice from AT&T of its intent not to renew the Houston distribution agreement, but let it naturally expire in February 2010, which would allow the Company to continue servicing its small subscriber base in the Houston area through February 2011. In September 2009, the Company received notice from AT&T of its intent to terminate the Arkansas distribution agreement substantially on the grounds the Company did not maintain a sufficient number of retail outlets in that market. The Arkansas agreement would otherwise expire in July 2012. Additionally, AT&T has claimed the San Antonio distribution agreement should have been previously conformed to an agreement similar to the Houston agreement in accordance with a related agreement reached between the parties in connection with a settlement agreement completed in June 2007. In January 2008, the Company elected to renew its legacy San Antonio distribution agreement with AT&T through August 2009, which provided rights to the Company to enter into a reseller agreement with AT&T and purchase the subscriber base at the expiration of the agreement. To date, neither AT&T nor the Company have been able to agree on the value for the subscriber base and the next steps following the August 2009 expiration of the San Antonio agreement, so the Company has continued to service this customer base and operates under the terms of the legacy agreement. The Company is aggressively disputing the contract matters with AT&T and expects that these matters will all be resolved through the arbitration in process over matters related to its DFW distribution agreement (see discussion below).  With the exception of the San Antonio and DFW distribution agreements, none of the other distribution agreements are deemed material to the current operations of the Company. The Company cannot provide any assurance that it will be successful in maintaining its Houston, Arkansas or San Antonio distribution agreements beyond their contractual expiration dates.

On September 30, 2009, the Company commenced an arbitration proceeding against AT&T seeking monetary damages. The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented the Company from selling the popular iPhone and other “AT&T exclusive” products and services that PCI is and has been contractually entitled to provide to its customers under the distribution agreements. While PCI has attempted to negotiate with AT&T for the purpose of obviating the need for legal action, such attempts have failed. Accordingly, PCI initiated this arbitration.   AT&T subsequently filed certain counterclaims with the arbitrator seeking an unspecified amount of damages from PCI and claiming that PCI was operating in violation of certain provisions of the distribution agreements and such agreements should therefore be cancellable by AT&T.  The Arbitration hearing was originally scheduled for November 2010 and was delayed at the request of AT&T until March 2011 and was most recently delayed further at AT&T’s request to June 2011.  In March 2011, both the Company’s and AT&T’s independent valuation experts filed initial damages computations with the arbitrator which valued each party’s respective damages as a result of the other party’s actions.   The Company’s expert provided damages computations under several scenarios which included damages assuming PCI’s damages were limited to the liquidated damages provision included in the distribution agreement and several alternate computation of lost profits depending on the timing of which it was determined that PCI should have been allowed to sell the iPhone. The Company can provide no assurance that it will prevail in the arbitration matter or, even if and when it does, it will be awarded the amount of damages it currently estimates. There is no assurance that such damages, if and when awarded, will not be significantly less than the damage estimates discussed above.

With PCI’s exclusivity to AT&T in the DFW market lifted in August 2009 and after being unable to reach an alternate form of agreement with AT&T, the Company began actively negotiating final terms under a variety of new cellular carriers, WiFi, WiMax and related wireless communications relationships. The Company began launching these new cellular carrier services and products in the latter part of fiscal year 2010. On January 19, 2010, the Company signed a new two-year, national distribution agreement with Clearwire Communications (NASDAQ: CLWR) to sell its 4G service called CLEAR.  On January 26, 2010, the Company announced that it had entered into a two-year, Authorized Representative Agreement with Sprint (NYSE:S) subsidiary, Sprint Solutions, Inc.  In December 2010, the Company mutually agreed to terminate its agreement with Sprint due to lower than expected activations and a variety of sales and operational support issues encountered.

Throughout fiscal year 2011, the Company will focus on the retention of its approximately 50,000 cellular subscribers, which primarily reside in the DFW and San Antonio markets in Texas.  In addition, the Company will focus on developing the other markets covered by its existing AT&T distribution agreements, starting with the East Texas market where Teletouch currently has personnel and existing infrastructure in place. Through new carrier relationships, the Company will offer its customers a choice in services and additional products which it expects will help in its efforts to retain its cellular customers in DFW and San Antonio.

Wholesale Business

During fiscal year 2010, the Company’s focus in the wholesale business was managing credit exposure on sales, pricing methodology, improving margins and increasing inventory turnover. The extensive re-evaluation of the wholesale business in 2009 resulted in certain sustainable operating changes to the business, including office staff reductions, new sales hiring, re-pricing of new and non-current inventory, as well as identified the necessity to grow market share and focus on more exclusive product offerings. Beginning October 2009, the Company materially increased its cellular handset broker business by selling to volume buyers both domestically and internationally.  Initially the Company primarily brokered phones manufactured by Research In Motion, better known as the manufacturer of Blackberry® cellular handsets. This broker business contributed to the increase in product sales for the Company’s wholesale business during the second and third quarter of fiscal year 2010, which correspond to the traditional holiday selling season. The Company’s handset broker business then declined throughout the remainder of fiscal year 2010 following the purchasing restrictions imposed on the Company by AT&T in late December 2009. The Company is pursuing new suppliers of cellular handsets to support the wholesale broker business and anticipates it will ramp up this business quickly once a supplier agreement is in place. To date, the Company’s efforts to negotiate terms of a direct relationship with a prominent cellular handset manufacturer have proven to be difficult and much slower than anticipated given the complexities created by certain manufacturer’s relationships with the primary cellular carriers, including AT&T. Although the Company has not executed a distribution agreement with a direct manufacturer, the Company anticipates wholesale revenues will continue to expand throughout the remainder of fiscal year 2011 due to its ability to purchase more products from indirect channels of distribution. The Company will continue to focus on developing new direct purchasing relationships as it sees them as an immediate growth opportunity for its wholesale business and capable of generating enough volume and margins to offset the losses in its cellular service revenues.  The Company is hopeful that it will be successful completing one or more of these distribution agreements prior to the end of fiscal year 2011.

Two-Way Radio Operations

In fiscal year 2010, the Company’s two-way division secured a contract in support of the re-banding efforts undertaken nationally to migrate public safety communications to frequencies that will not experience interference from certain radio channels operated by Sprint/Nextel.  This project covers the East Texas market and generated approximately $406,000 in installation revenues during fiscal year 2010. The Company expects to generate at least an additional $200,000 in installation revenues in fiscal year 2011 from the re-banding project.  Furthermore, during the third quarter of fiscal year 2011, the Company earned an additional $70,000 in commission revenue from certain Motorola sales. Teletouch’s long-term relationships and reputation with the various governmental entities over its roughly 46 year presence in East Texas has allowed the Company to procure this business to date. Throughout the remainder of fiscal year 2011, the Company believes it will be successful in expanding its two-way business in different markets by focusing on government entities and business customers in the DFW area that are long-term cellular customers of PCI.  During the last quarter of fiscal year 2010, PCI’s direct business cellular salespeople began promoting two-way products to new and existing business customers in an effort to offer a wider range of wireless products to fit their customer’s needs.

As a complement to and embedded in its two-way radio segment, the Company began selling public safety equipment in late 2007 under several master distributor agreements with its suppliers.  The product lines include various aftermarket accessories that are added to vehicles in the public safety industry, but primarily includes light bars, sirens and computer equipment supports mounted in-vehicle.  During fiscal year 2011, the Company will be focusing on expanding the distribution of these product lines to other markets by cross-training existing sales personnel in those other markets as well as by opening new distribution points in those markets.  In addition, the Company is working with its manufacturers to secure approval to sell these products into other protected markets and to potentially acquire other existing distribution in these markets.

In September 2010, Teletouch was awarded a multi-year contract with the General Services Administration (“GSA”) initially for the Company's comprehensive product line of public safety, emergency vehicle lighting and siren equipment manufactured by Whelen Engineering, Inc.   The contract allows the Company the opportunity to compete in the public and emergency products category nationwide, allowing federal, state and / or local government agencies to purchase items from the Company’s public safety product line quickly and cost effectively. In addition, the contract enables the Company to streamline its purchasing process for its current government customers and will allow the Company to serve new customers around the country in the same manner.  Furthermore, in the near future, the Company will offer additional products and services from its different businesses through the GSA. The GSA Schedule is a government-wide procurement system. Teletouch will be providing all government agencies with the contracted "best value" pricing, as well as simplifying procurement for its products and services. When government agencies place orders with Teletouch, it will allow the agencies to fulfill their bidding and quote comparison requirements, without having to prepare new bids, which will increase overall purchasing efficiency and lower costs. The GSA contract award criteria were stringent and Teletouch was evaluated on its overall quality, pricing, financial, corporate stability and customer references. Teletouch's public safety products will fall under Schedule 84 which includes Total Solutions for Law Enforcement, Security, Facilities Management, Fire, Rescue, Clothing, Marine Craft and Emergency/Disaster Response. The Company’s contract with the GSA was effective on October 1, 2010, for an initial period of five years, with the GSA having the option to extend the contract for three additional 5-year periods.

The Company is currently pursuing contracts with other agencies in an effort to sell its public safety product line with city, county and state government agencies which do not procure their products through the GSA system.  These alternative sales outlets would allow government agencies to purchase products in the same cost effective manner as if they were utilizing the GSA system. In March 2011, the Company was approved to have its two-way radio and emergency vehicle products listed on BuyBoard, a website operated by the Local Government Purchasing Cooperative, an administrative agency in the State of Texas tasked with identifying and approving qualified vendors, products and services for purchase by all cities, counties and schools in the State.  Also, in March 2011, the Company was notified that it is in the final stages of being awarded a Texas multiple awards contract (TXMAS) by the State of Texas which would allow its products to be sold to all State agencies and authorized local public entities.  Both BuyBoard and TXMAS provide additional means for the Company’s products to be purchased by public entities in the State of Texas without being subjected to the lengthy bidding process required to purchase these products from other non-approved companies in the State.  The Company anticipates it will be successful in obtaining these and other contracts and subsequently expects to increase its public safety equipment sales.

Results of Operations for the three and nine months ended February 28, 2011 and 2010

Overview of Operating Results for the Three and Nine Months ended February 28, 2011 and 2010

The consolidated operating results for the three and nine months ended February 28, 2011 and 2010 are as follows:

(dollars in thousands)
	February 28,		2011 vs 2010
	2011	2010	$ Change	% Change

Three Months Ended
Operating results
Service and installation revenue	$4,950	$6,308	$(1,358)	-22%
Product sales revenue	4,407	10,251	(5,844)	-57%
Total operating revenues	9,357	16,559	(7,202)	-43%
Cost of service and instalation (exclusive of depreciation and amortization)	1,528	1,693	(165)	-10%

Cost of products sold	4,125	8,719	(4,594)	-53%

Other operating expenses	4,048	4,732	(684)	-14%

Operating income (loss)	$(344)	$1,415	$(1,759)	-124%

Net income (loss)	$(942)	$753	$(1,695)	-225%

Nine Months Ended
Operating results
Service and installation revenue	$15,814	$19,522	$(3,708)	-19%
Product sales revenue	11,465	22,375	(10,910)	-49%
Total operating revenues	27,279	41,897	(14,618)	-35%
Cost of service and instalation (exclusive of depreciation and amortization)	4,575	5,569	(994)	-18%

Cost of products sold	10,480	19,791	(9,311)	-47%

Other operating expenses	12,272	13,551	(1,279)	-9%

Operating income (loss)	$(48)	$2,986	$(3,034)	-102%

Net income (loss)	$(1,877)	$1,129	$(3,006)	-266%

Net income (loss) by operating segment for the three and nine months ended February 28, 2011 and 2010 are as follows:

(dollars in thousands)
	February 28,		2011 vs 2010
	2011	2010	$ Change	% Change

Three Months Ended
Net Income (Loss)
Cellular segment	$2,424	$3,401	$(977)	-29%
Wholesale segment	34	883	(849)	-96%
Two-way segment	(62)	(18)	(44)	244%
Corporate operations	(3,338)	(3,513)	175	-5%
Total	$(942)	$753	$(1,695)	-225%

Nine Months Ended
Net Income (Loss)
Cellular segment	$7,974	$10,014	$(2,040)	-20%
Wholesale segment	(36)	918	(954)	-104%
Two-way segment	(43)	149	(192)	-129%
Corporate operations	(9,772)	(9,952)	180	-2%
Total	$(1,877)	$1,129	$(3,006)	-266%

The decrease in net income for the three and nine months ended February 28, 2011 compared to the three and nine months ended February 28, 2010 is primarily attributable to the reduction in net income in the Company’s cellular and wholesale operating segments.  The Company’s cellular operations experienced a decrease in net income of $977,000 and $2,040,000 for the three and nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year.  In spite of a loss of more than 14,000 cellular subscribers since February 28, 2010, the Company did not realize the full impact of this loss of subscribers on its earnings as a result of improving its profit margins on its cellular service revenues by selling more profitable cellular features provided by PCI to its remaining subscriber base and by controlling expenses in this business unit.  Of the 14,000 cellular subscribers lost since February 28, 2010, approximately, 8,300 of those subscribers were lost to AT&T and of these, approximately 4,600 subscribers transferred to AT&T to purchase the iPhone.  These significant losses of cellular subscribers to AT&T are the basis for our ongoing litigation against AT&T.  The decrease in net income from the Company’s wholesale operations for the three and nine months ended February 28, 2011 compared to the three and nine months ended February 28, 2010 is due to additional margin on broker sales of cellular handsets sold in the third quarter of fiscal year 2010 compared to a much lower volume of similar sales in the current fiscal year due to the Company’s inability to locate a new direct supplier for cellular phones after the supply of these phones to the Company’s wholesale business was cut off by AT&T in December 2009.  The decrease in earnings in the two radio segment is due to a larger portion of the installation revenues related to the City of Tyler radio frequency re-banding project that were earned in the prior year compared to the project wind down revenues that were recorded during the first half of fiscal year 2011.

Due to the predicted decline in cellular revenues, the Company forecasted fiscal year 2011 would not have positive operating results without the acquisition of a new business or a direct relationship with a manufacturer for increased wholesale broker sales. The Company believed that it would be able to complete one or both of these initiatives prior to the end of the second quarter.  However, these matters along with the ongoing arbitration with AT&T and the implementation of PSE sales through the GSA contract are taking longer than anticipated and we currently do not expect to realize any significant improvement in earnings from these growth initiatives through the remainder of the fiscal year.  By the second quarter of fiscal year 2011, it became apparent that the operations could not sustain the loss of cellular revenues without some significant growth in revenues from another source or without significant cost reductions. Therefore, with no significant revenue or margin growth forecasted in the immediate future, the Company began restructuring its operations in the third quarter of fiscal year 2011 to align its costs with the reduction in revenues.  The restructuring resulted in the closure of 4 Hawk branded service centers in the Dallas / Fort Worth area and a reduction of approximately 48 personnel.  The Company estimates monthly cost reductions going forward of approximately $170,000 from previous fiscal year 2011 levels due to the restructuring plans and will continue to monitor the revenues and expenses from its different businesses for potential changes going forward.

Significant Components of Operating Revenues and Expenses

Operating revenues are primarily generated from the Company’s cellular, wholesale and two-way radio operations and are comprised of a mix of service and installation revenues as well as product revenues.  Service and installation revenues are generated primarily from the Company’s cellular and two-way radio operations.  Within the cellular operations, the primary service revenues are generated by PCI from the sale of recurring cellular subscription services under several master distributor agreements with AT&T. Since 1984, the Company’s subsidiary, PCI, has held agreements with AT&T and its predecessor companies, which allowed PCI to offer cellular service and customer service to AT&T customers in exchange for certain compensation and fees.  PCI is responsible for the billing and collection of cellular charges from these customers and remits a percentage of the cellular billings generated to AT&T. Within the two-way radio operations, service revenues are generated by the sale of subscription radio services on the Company’s own radio network as well as from the sale of maintenance services on customer owned radio equipment.  The Company’s wholesale business generates service revenues from its car dealer expediter operations.

The majority of the Company’s product sales are generated by PCI’s wholesale operations and are comprised of cellular telephones, cellular accessories and 12-volt (automotive) mobile electronics, which are sold to smaller dealers and carriers throughout the United States. In addition, the wholesale business includes product sales from its car dealer expeditor business, which primarily consists of vehicle parts and accessories. Within the cellular operations of the Company, product sales are comprised primarily of cellular telephones and accessories sold through PCI’s retail stores, outside salespeople and agents to generate recurring cellular subscription revenues. The two-way radio operations’ products are comprised of radios and service parts for radio communication systems and public safety equipment.

Cost of providing service and installation consists primarily of costs related to supporting PCI’s cellular subscriber base under the master distributor agreement with AT&T including:

▪
Costs of recurring revenue features that are added to the cellular subscribers’ accounts by PCI which are not subject to the revenue sharing arrangement with AT&T; such features include roadside and emergency assistance program, handset and accessory warranty programs and certain custom billing services.

▪
Cost of third-party roaming charges that are passed through to PCI by AT&T.  Roaming charges are incurred when a cellular subscriber leaves the designated calling area and utilizes a carrier, other than AT&T, to complete the cellular call.  PCI is charged by AT&T for 100% of these “off-network” roaming charges incurred by its customer base.

▪
Costs to operate and maintain PCI’s customer service department to provide billing support and facilitate account changes for cellular service subscribers.  These costs primarily include the related payroll and benefits costs as well as telecommunication charges for inbound toll-free numbers and outbound long distance.

▪	Costs of the Company’s retail stores including personnel, rents and utilities.
▪	Costs of bad debt related to the cellular service billings.

Cost of products sold consists of the net book value of items sold from the Company’s operating segments, which are cellular telephones, accessories, two-way radio, public safety equipment and 12-volt mobile electronics and their related accessories as well as the expenses and write-downs of equipment and accessory inventory for shrinkage and obsolescence.  We recognize cost of products sold, other than costs related to write-downs of equipment and accessory inventory for shrinkage and obsolescence, when title passes to the customer.  In PCI’s wholesale operations, products and accessories are sold to customers at pricing above PCI’s cost. However, PCI will generally sell cellular telephones below cost to new and existing cellular service customers as an inducement to enter into one-year and two-year subscription contracts, to upgrade service and extend existing subscription contracts or in connection with other promotions.  The resulting equipment subsidy to the majority of PCI’s cellular customers is consistent with the cellular industry and is treated as an acquisition cost of the related recurring cellular subscription revenues.  This acquisition cost is expensed by the Company when the cellular equipment is sold with the expectation that the subsidy will be recovered through margins on the cellular subscription revenues over the contract term with the customer.

Selling and general and administrative costs primarily consist of customer acquisition costs, including the costs of our retail stores, sales commissions paid to internal salespeople and agents, payroll costs associated with our retail and direct sales force, marketing expenses, billing costs, information technology operations, bad debt expense and back office support activities, including customer retention, legal, finance, marketing, human resources, strategic planning and technology and product development, along with the related payroll and facilities costs.  Also included in selling and general and administrative costs are the ongoing costs of maintaining Teletouch as a public company, which include audit, legal, other professional and regulatory fees.

Service and Installation Revenue for the Three and Nine Months Ended February 28, 2011 and 2010

The service and installation revenues shown below have been grouped and are discussed by the Company’s reportable operating segments as defined under GAAP. The corporate category includes the service revenues that are not generated by the business operations of the Company that meet the quantitative requirements for segment reporting under GAAP.  The corporate service revenues primarily consist of revenues earned from a mineral rights lease the Company executed with Chesapeake Exploration, LLC, in June 2008.

(dollars in thousands)
	February 28,		2011 vs 2010
	2011	2010	$ Change	% Change

Three Months Ended
Service and installation revenue
Cellular operations
Gross cellular subscription billings	$9,672	$12,434	$(2,762)	-22%
Net revenue adjustment (revenue share due AT&T)	(5,094)	(6,599)	1,505	-23%
Cellular operations total service revenues:	4,578	5,835	(1,257)	-22%

Wholesale operations	16	22	(6)	-27%
Two-way radio operations	339	434	(95)	-22%
Corporate	17	17	-	0%

Service and installation revenue	$4,950	$6,308	$(1,358)	-22%

Nine Months Ended
Service and installation revenue
Cellular operations
Gross cellular subscription billings	$30,662	$39,561	$(8,899)	-22%
Net revenue adjustment (revenue share due AT&T)	(16,106)	(21,561)	5,455	-25%
Cellular operations total service revenues:	14,556	18,000	(3,444)	-19%

Wholesale operations	62	58	4	7%
Two-way radio operations	1,138	1,384	(246)	-18%
Corporate	58	80	(22)	-28%

Service and installation revenue	$15,814	$19,522	$(3,708)	-19%

Gross cellular subscription billings are measured as the total recurring monthly cellular service charges invoiced to PCI’s cellular subscribers from which a fixed percentage of the dollars invoiced are retained by PCI as compensation for the billing and support services it provides to these subscribers. PCI remits a fixed percentage of the gross cellular subscription billings to AT&T and absorbs 100% of any bad debt associated with the gross cellular subscription billings under the terms of its distribution agreement with AT&T.  The Company uses the calculation of gross cellular subscription billings to measure the overall growth of its cellular business and to project its future cash receipts from the subscriber base.

The decrease in the cellular operation’s gross cellular subscriptions billings for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year is primarily due to a decrease in gross monthly access charges billed of approximately $1,521,000 and $4,839,000, respectively which is a direct result of the Company’s declining cellular subscriber base.  The reduction in subscribers is primarily due to the Company’s inability to offer the iPhone to its cellular customers resulting in PCI’s cellular subscribers being forced to transfer their service to AT&T or as of February 2011, Verizon,  in order to purchase the iPhone.  The Company had approximately 50,000 cellular subscribers as of February 28, 2011 compared to approximately 64,000 cellular subscribers as of February 28, 2010. Of the 14,000 subscribers lost since February 28, 2010, approximately 8,300 of these subscribers were lost to AT&T and of these, approximately 4,600 subscribers transferred to AT&T to purchase the iPhone.  In addition, the Company had a decrease in gross cellular service billings of $1,029,000 in the three months ended February 28, 2011 compared to the same period in the prior fiscal year which was comprised of reductions in custom feature, data, penalty and toll charges of $370,000, $332,000, $179,000 and $148,000, respectively. The Company had a decrease in cellular service billings of $3,296,000 in the nine months ended February 28, 2011 compared to the same period in the prior fiscal year which was comprised of reductions in custom feature, data, penalty and toll charges of $1,301,000, $966,000, $554,000 and $475,000, respectively.

The decrease in service and installation revenue related to the Company’s two-way operations for the three and nine months ended February 28, 2011 compared to the same period in the prior fiscal year is primarily due to a decrease in billings related to the City of Tyler radio frequency re-banding project.  The total billings for this project decreased by approximately $45,000 and $129,000 for the three and nine months ended February 28, 2011, respectively compared to the three and nine months ended February 28, 2010. In addition, LTR and maintenance service revenue decreased by approximately $33,000 and $113,000 for the three and  nine months ended February 28, 2011, respectively compared to the same period in the prior fiscal year primarily due to a decrease in two-way LTR subscribers and maintenance contracts.

Cost of Service and Installation for the Three and Nine Months Ended February 28, 2011 and 2010

Cost of service and installation expense consists of the following significant components:

(dollars in thousands)
	February 28,		2011 vs 2010
	2011	2010	$ Change	% Change

Three Months Ended
Cost of service and installation
Cellular operations	$1,090	$1,285	$(195)	-15%
Wholesale operations	45	17	28	165%
Two-way operations	393	391	2	1%

Total cost of service and installation	$1,528	$1,693	$(165)	-10%

Nine Months Ended
Cost of service and installation
Cellular operations	$3,311	$4,338	$(1,027)	-24%
Wholesale operations	75	49	26	53%
Two-way operations	1,189	1,182	7	1%

Total cost of service and installation	$4,575	$5,569	$(994)	-18%

The decrease in cost of service and installation related to the Company’s cellular operations for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year corresponds with the decrease in cellular service revenues, which is a result of the Company’s declining cellular subscriber base. The Company experienced cost reductions in bad debt expense and costs associated with the Company’s phone warranty program in the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year.  The Company experienced a decrease in bad debt expense related to its cellular business of $85,000 and $445,000 in the three and nine months ended February 28, 2011, respectively and a decrease in phone warranty program costs of approximately $78,000 and $259,000 in the three and nine months ended February 28, 2011, respectively.  In addition, salaries and other personnel benefits decreased by approximately $63,000 in the nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year due to a reduction in the cellular operations personnel.  The cellular customer service department had 39 employees as of February 28, 2011 compared to 54 employees as of February 28, 2010.

Sales Revenue and Cost of Products Sold for the Three and Nine Months ended February 28, 2011 and 2010

(dollars in thousands)	February 28,		2011 vs 2010
	2011	2010	$ Change	% Change

Three Months Ended
Product Sales Revenue
Cellular	$676	$950	$(274)	-29%
Wholesale	3,089	8,585	(5,496)	-64%
Two-Way	640	714	(74)	-10%
Corporate	2	2	-	0%
Total product sales revenue	$4,407	$10,251	$(5,844)	-57%

Cost of products sold
Cellular	1,044	1,130	(86)	-8%
Wholesale	2,644	7,005	(4,361)	-62%
Two-Way	437	590	(153)	-26%
Corporate	-	(6)	6	-100%
Cost of products sold	$4,125	$8,719	$(4,594)	-53%

Nine Months Ended
Product Sales Revenue
Cellular	$2,392	$3,454	$(1,062)	-31%
Wholesale	6,942	16,862	(9,920)	-59%
Two-Way	2,126	2,054	72	4%
Corporate	5	5	-	-94%
Total product sales revenue	$11,465	$22,375	$(10,910)	-49%

Cost of products sold
Cellular	3,179	3,691	(512)	-14%
Wholesale	5,787	14,512	(8,725)	-60%
Two-Way	1,515	1,605	(90)	-6%
Corporate	(1)	(17)	16	0%
Cost of products sold	$10,480	$19,791	$(9,311)	-47%

Product sales revenue: The  decrease in product sales from the Company’s cellular operations for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year is primarily due to a decrease in cellular phone activations. Cellular phone activations decreased by 402 and 2,073 for the three and nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year.    The reduction is primarily attributable to the termination of the Company’s Dallas / Fort Worth distribution agreement with AT&T on August 31, 2009. Subsequent to that date, the Company is prohibited from adding new customers to its Dallas / Fort Worth subscriber base. Furthermore, product sales from the cellular operations decreased by approximately $236,000 in the nine months ended February 28 2011 compared to the same period in the prior fiscal year due to Company’s closing its Oklahoma T-Mobile locations during the second quarter of fiscal year 2010.

The decrease in product sales from the Company’s wholesale operations for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year is primarily related to a decrease in  brokering cellular handsets to domestic and international cellular distributors. Sales of cellular handsets from the Company’s wholesale business decreased by approximately $5,052,000 and $8,992,000 for the three and nine months ended February 28, 2011, respectively compared to the three and nine months ended February 28, 2010. The Company is currently pursuing new direct suppliers of cellular handsets to support the wholesale broker business. Although the Company has not executed a distribution agreement with a direct manufacturer as of the date of this Report, the Company anticipates wholesale revenues will continue to expand throughout the remainder of fiscal year 2011 due to its ability to purchase more products from indirect channels of distribution. In addition, sales of car audio equipment from the Company’s wholesale business decreased by approximately $380,000 and $869,000 in the three and nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year due to the Company experiencing a weak demand for aftermarket car audio products due to a saturated market and fewer small to mid-size electronic retailers.

The decrease in product sales from the Company’s two-way radio operations for the three months ended February 28, 2011 compared to the same period in the prior fiscal year is primarily due to a decrease in sales of two-way radios and radio accessories.  For the three months ended February 28, 2011, sales of two-way radios and radio accessories decreased by approximately $86,000 and $49,000, respectively compared to the three months ended February 28, 2010.  The decrease in revenues is partially offset by an increase in commission revenues of approximately $63,000 for the three months ended February 28, 2011 compared to the same period in the prior fiscal year primarily from certain Motorola sales.  The increase in product sales from the Company’s two-way radio operations for the nine months ended February 28, 2011 compared to the same period in the prior fiscal year is attributable to an increase in commission revenues of approximately $86,000 due to certain Motorola sales.  The increase in revenues is partially offset by a decrease in two-way radio and radio accessory sales of approximately $13,000 in the nine months ended February 28, 2011 compared to the same period in the prior fiscal year.

Cost of products sold:  The decrease in total cost of products sold is primarily a result of the decrease in product sales revenues from the cellular and wholesale operations. The decrease in product costs from the Company’s cellular operations is a direct result of fewer cellular product sales due to the Company’s declining cellular subscriber base. Due to the pricing established across the cellular industry and the Company’s efforts to retain its existing cellular subscribers, cellular equipment sold in conjunction with a new service activation or the renewal of a service contract results in the Company’s subsidizing a substantial portion of the cost of the handset. Although the Company’s wholesale operations experienced a decrease in sales in all periods presented, wholesale profit margins improved in the nine months ended February 28, 2011 compared to the same period in the prior fiscal year due to the cellular handset broker sales transactions in the nine months ended February 28, 2010. The Company experienced an increase in two-way product sales for the nine months ended February 28, 2011 but the costs related to these product sales did not increase accordingly due to the Company receiving an annual sales volume rebate of approximately $35,000 for achieving certain Public Safety Equipment (“PSE”) sales based objectives and the Company increasing commission revenues related to certain Motorola sales with no corresponding costs.  In addition, the Company experienced a decrease in inventory obsolescence expense of approximately $43,000 in the nine months ended February 28, 2011 compared to the same period in the prior fiscal year.

Selling and General and Administrative Expenses for the Three and Nine Months ended February 28, 2011 and 2010

Selling and general and administrative expenses consist of the following significant components:

(dollars in thousands)
	February 28,		2011 vs 2010
	2011	2010	$ Change	% Change

Three Months Ended
Selling and general and administrative
Salaries and other personnel expenses	$1,929	$2,804	(875)	-31%
Office expense	395	446	(51)	-11%
Advertising expense	232	111	121	109%
Professional fees	777	461	316	69%
Taxes and licenses fees	17	24	(7)	-29%
Stock-based compensation expense	40	35	5	14%
Other expenses	377	540	(163)	-30%

Total selling and general and administrative	$3,767	$4,421	$(654)	-15%

Nine Months Ended
Selling and general and administrative
Salaries and other personnel expenses	$6,412	$7,826	(1,414)	-18%
Office expense	1,262	1,432	(170)	-12%
Advertising expense	539	456	83	18%
Professional fees	1,629	1,368	261	19%
Taxes and licenses fees	142	117	25	21%
Stock-based compensation expense	345	204	141	69%
Other expenses	1,100	1,191	(91)	-8%

Total selling and general and administrative	$11,429	$12,594	$(1,165)	-9%

The decrease in salaries and other personnel expenses for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year is primarily related to the reduction in the Company’s accruals related to the executive’s annual incentive bonus plan.  The executive bonus plan is based upon the Company’s financial performance and whether certain targets are met during the fiscal year. The executive bonus accrual is monitored throughout the fiscal year and adjusted quarterly. Bonus expenses decreased by approximately $525,000 and $875,000 for the three and nine months ended February 28, 2011, respectively compared to the three and nine months ended February 28, 2010.  In addition, the Company experienced a decrease in employee commission expense of approximately $208,000 and $478,000 for the three and nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year which is attributable to the decrease in sales from the Company’s cellular and wholesale businesses.  Furthermore, the Company’s business restructuring plans decreased the number of employees during the third quarter of fiscal year 2011 which contributed to the additional decrease in salaries and other personnel expenses of approximately $140,000 and $82,000 for the three and nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year.  The decrease in salaries and other personnel benefits for the nine months ended February 28, 2011 is partially offset by forfeitures the Company utilized in the nine months ended February 28, 2010 due to the forfeiture of certain funds included in the Company’s defined contribution plan.  There were no similar occurring transactions in the nine months ended February 28, 2011.

The decrease in office expense for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year is primarily related to a reduction in lease expenses.  The Company had lease expenses of approximately $60,000 in the nine months ended February 28, 2010 related to the Oklahoma T-Mobile locations with no similar occurring transactions in the periods from the prior fiscal year since the locations were closed in the second quarter of fiscal year 2010. In addition, the Company decreased telecommunication expenses of approximately $22,000 and $63,000 in the three and nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year due to consolidating its corporate phone lines.  Furthermore, the Company reduced expenses related to building maintenance and office supplies by approximately $20,000 and $40,000 in the three and nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year.

The increase in advertising expense for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year is attributable to an increase in sponsorship expenses.  For the three and nine months ended February 28, 2011, the Company increased sponsorship expenses by approximately $94,000 and $42,000, respectively compared to the same periods in the prior fiscal year.  In addition, the Company experienced a decrease in advertising reimbursements from certain vendors of approximately $50,000 and $78,000 for the three and nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year. The increase in advertising expenses is partially offset by a reduction in general advertising expenses of approximately $22,000 and $28,000 for the three and nine months ended February 28, 2011, respectively compared to the three and nine months ended February 28, 2010.

The increase in professional fees for the three months ended February 28, 2011 compared to the same period in the prior fiscal year is primarily due to an increase in legal fees of approximately $181,000 due to legal costs associated with the pending arbitration with AT&T.  In addition, the increase in professional fees for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year is  due to an increase in investor relation expenses and accounting fees. The Company experienced an increase in investor relation expenses of approximately $27,000 and $148,000 for the three and nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year. The investor relation fees are attributable to the Company hiring a public relations firm to help promote the Company within the investment community.  Furthermore, the Company experienced an increase of accounting fees of approximately $91,000 and $137,000 for the three and nine months ended February 28, 2011, respectively compared to the same periods in the prior fiscal year due to fees associated with completing the Company’s federal and state tax returns as well as the Company reversing accounting fee accruals in fiscal year 2010 primarily due to the SEC granting the Company relief of filing its 2007 Form 10-Q Reports.

The increase in taxes and license fees for the nine months ended February 28, 2011 is attributable to additional sales tax expense recorded related to the Company’s October 2010 cellular billings.

The increase in stock-based compensation expense for the three and nine months ended February 28, 2010 compared to the same periods in the prior fiscal year is due to an increase in the number of stock options granted to the Company’s executive management and Board of Directors in June 2010 as well as an increase in the market value of the underlying common stock since the prior year which drove an increase in the computed fair value of the options. During the first quarter of fiscal year 2011, the Company granted an additional 1,093,167 in stock options which contributed to the increase in stock compensation expense for the three and nine months ended February 28, 2011 compared to the three and nine months ended February 28, 2010.

The decrease in other expenses for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year is attributable to a decrease in bad debt expense due to the reclassification of bad debt expenses related to the wholesale operations to the selling and general and administrative category from the cost of services category in third quarter of fiscal year 2010. In addition the Company experienced a decrease in business insurance expense, bank and credit card fees and data processing fees primarily attributable to the reduction in sales for the three and nine months ended February 28, 2011 compared to the three and nine months ended February 28, 2010.  The decrease in the above mentioned expenses are partially offset by an increase in corporate travel and entertainment expenses for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year primarily due to investor related functions.

Other Operating Expenses for the Three and Nine Months Ended February 28, 2011 and 2010

(dollars in thousands)
	February 28,		2011 vs 2010
	2011	2010	$ Change	% Change

Three Months Ended
Other Operating Expenses
Depreciation and amortization:
Depreciation	$76	$87	$(11)	-13%
Amortization	205	224	(19)	-8%
Total other operating expenses	$281	$311	$(30)	-10%

Nine Months Ended
Other Operating Expenses
Depreciation and amortization:
Depreciation	$225	$285	$(60)	-21%
Amortization	619	671	(52)	-8%
Total depreciation and amortization	844	956	(112)	-12%
Loss (gain) on disposal of assets	(1)	1	(2)	-200%

Total other operating expenses	$843	$957	$(114)	-12%

The decrease in depreciation expense for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year is attributable to the Company’s minimal purchases of fixed assets for its corporate offices and retail locations. In addition, the age of certain existing capital assets also contributed to the decrease in depreciation expense in all periods presented. The decrease in amortization expense for the three and nine months ended February 28, 2011 compared to the three and nine months ended February 28, 2010 is due to certain loan origination fees that became fully amortized in fiscal year 2010.

Interest Expense, Net of Interest Income for the Three and Nine Months Ended February 28, 2011 and 2010

(dollars in thousands)	February 28,		2011 vs 2010
	2011	2010	$ Change	% Change
Three Months Ended
Interest Expense (Income)
Mortgage debt	$37	$41	$(4)	-10%
Thermo revolving credit facility	494	528	(34)	-6%
Warrant redemption notes payable	21	31	(10)	-32%
Other	1	2	(1)	-50%

Total interest expense, net	$553	$602	$(49)	-8%

	February 28,		2011 vs 2010
	2011	2010	$ Change	% Change
Nine Months Ended
Interest Expense (Income)
Mortgage debt	$114	$123	$(9)	-7%
Thermo factoring debt	-	306	(306)	-100%
Thermo revolving credit facility	1,484	1,163	321	28%
Warrant redemption notes payable	70	101	(31)	-31%
Other	4	(19)	23	-121%

Total interest expense, net	$1,672	$1,674	$(2)	0%

The decrease in net interest expense for the three and nine months ended February 28, 2011 compared to the same periods in the prior fiscal year is due to a reduction in the amount of Company’s outstanding debt.  During fiscal year 2011, the Company reduced its outstanding debt by approximately $1,173,000.

Income Tax Expense for the Three and Nine Months Ended February 28, 2011 and 2010

In all the periods presented, the Company recorded state tax expense. In the three months ended February 28, 2011 and 2010, the Company recorded approximately $45,000 and $60,000 in state tax expenses, respectively. In the nine months ended February 28, 2011 and 2010, the Company recorded approximately $157,000 and $183,000 in state tax expenses, respectively. The state tax expense relates primarily to the Texas margin tax, which was initially implemented by the state effective January 1, 2008.  The margin tax is calculated by using the Company’s gross receipts from business conducted in Texas each fiscal year less a cost of goods sold deduction.  Due to a reduction in the Company’s gross receipts in Texas, the Texas state tax expense decreased in the three and nine months ended February 28, 2011 compared to the three and nine months ended February 28, 2010.

Results of Operations for the fiscal years ended May 31, 2010 and 2009

Overview of Operating Results for fiscal years 2010 and 2009

The consolidated operating results for the fiscal years ended May 31, 2010 and 2009 are as follows:

(dollars in thousands)	Year Ended May 31,		2010 vs 2009
	2010	2009	$ Change	% Change
Operating results
Service, rent and maintenance revenue	$25,943	$27,210	$(1,267)	-5%
Product sales revenue	26,016	18,647	7,369	40%
Total operating revenues	51,959	45,857	6,102	13%
Cost of service, rent and maintenance (exclusive of depreciation and amortization)	7,196	8,784	(1,588)	-18%

Cost of products sold	23,028	17,332	5,696	33%

Other operating expenses	17,757	19,069	(1,312)	-7%

Operating income	$3,978	$672	$3,306	492%
			-
Net income (loss)	$1,600	$(1,922)	$3,522	183%

The $3,522,000 increase in net income for fiscal year 2010 compared to fiscal year 2009 is partially attributable to the Company’s wholesale cellular handset distribution business. These high volume and relatively low margin brokerage sales generated approximately $12,000,000 incremental revenue and approximately $900,000 in incremental gross profit for the Company during fiscal year 2010.  There were no similar occurring sales transactions in fiscal year 2009. In addition, the Company’s continuing efforts to automate back-office operational processes, reduce selling and general and administrative costs also contributed to the increase in net income in fiscal year 2010 compared to fiscal year 2009.  The Company monitors its monthly overhead expenses to identify excess costs in all of its business units and at its corporate level, which resulted in a decrease in selling and general and administrative costs during fiscal year 2010 of approximately $1,200,000, primarily due to reduced payroll and marketing costs year over year. Although the Company’s cellular service revenue decreased in fiscal year 2010 compared to fiscal year 2009 due to a declining cellular subscriber base, the Company was able to improve profit margins on service revenues through cost reduction initiatives within its cellular business and improvements from more profitable cellular features provided by PCI. The cellular service revenues generated by PCI (as reported on a GAAP basis) are not a part of the revenue sharing with AT&T. Furthermore, in fiscal year 2010, the Company’s two-way business generated approximately $406,000 in additional service revenues due to the East Texas re-banding project to migrate public safety communications to frequencies that will not experience interference from certain radio channels operated by Sprint/Nextel. The Company was able to generate these revenues with no incremental costs in fiscal year 2010.
Service, Rent and Maintenance Revenue for fiscal years ended May 31, 2010 and 2009

The service, rent and maintenance revenues shown below have been grouped and are discussed by the Company’s reportable operating segments as defined under GAAP. The corporate category includes the service revenues that are not generated by the business operations of the Company that meet the quantitative requirements for segment reporting under GAAP.  The corporate service revenues primarily consist of revenues earned from a mineral rights lease the Company executed with Chesapeake Exploration, LLC, in June 2008.

(dollars in thousands)	Year Ended May 31,		2010 vs 2009
	2010	2009	$ Change	% Change

Service, rent, and maintenance revenue
Cellular operations
Gross cellular subscription billings	$51,364	$59,503	$(8,139)	-14%
Net revenue adjustment (revenue share due to AT&T)	(27,483)	(34,150)	6,667	-20%
Net revenue reported from cellular subscription billings	23,881	25,353	(1,472)	-6%

Two-way radio operations	1,881	1,652	229	14%
Wholesale operations	83	82	1	1%
Corporate operations	98	123	(25)	-20%

Service, rent and maintenance revenue	$25,943	$27,210	$(1,267)	-5%

Gross cellular subscription billings are measured as the total recurring monthly cellular service charges invoiced to PCI’s wireless subscribers for which a fixed percentage of the dollars invoiced are retained by PCI as compensation for the services it provides to these subscribers and for which PCI takes full (100%) accounts receivable risk before deducting certain revenue sharing amounts that are payable to AT&T under PCI’s master distributor agreements with AT&T. The Company uses the calculation of gross cellular subscription billings to measure the overall growth of its cellular business and to project its future cash receipts from the subscriber base.

The 14% decrease in the cellular operations gross cellular subscription billings for the twelve months ended May 31, 2010 compared to the same period in the prior year resulted primarily from a decrease in monthly access charges of approximately $6,621,000.  In addition, the cellular operations segment experienced a decrease in billings for roamer and toll charges of approximately $1,222,000 for the twelve months ended May 31, 2010 compared to the same period in the prior fiscal year.  The reduction in cellular service revenues is due to a decline in the Company’s cellular subscriber base, which is primarily a result of the Company’s inability to offer the iPhone to its cellular customers, resulting in the Company’s cellular subscribers transferring their service to AT&T in order to purchase the iPhone.  During fiscal year 2010, the Company experienced a loss of approximately 8,000 cellular subscribers to AT&T. The decrease in cellular service revenue is also related to the termination of the Company’s Dallas / Fort Worth distribution agreement with AT&T on August 31, 2009. Subsequent to that date, the Company was prohibited from adding new customers to its Dallas / Fort Worth subscriber base. The Company had 60,672 subscribers as of May 31, 2010 compared to 72,523 subscribers as of May 31, 2009.

The 14% increase in the two-way radio operations service, rent and maintenance revenue for the twelve months ended May 31, 2010 compared to the same period in the prior year is primarily due to the East Texas re-banding project to migrate public safety communications to frequencies that will not experience interference from certain radio channels operated by Sprint/Nextel. The re-banding project added approximately $406,000 in service revenue for the two-way operations year over year. The increase in service revenues were partially offset by a decrease in maintenance and logic trunked radio (“LTR”) service revenues of approximately $130,000 and $58,000, respectively, year over year due to a declining subscriber base on the Company’s LTR network.

Cost of Service, Rent and Maintenance for fiscal years ended May 31, 2010 and 2009

Cost of service, rent and maintenance expense consists of the following significant expense items:

(dollars in thousands)	Year Ended May 31,		2010 vs 2009
	2010	2009	$ Change	% Change

Cost of service, rent and maintenance
Cellular operations	$5,557	$6,922	$(1,365)	-20%
Two-way operations	1,573	1,733	(160)	-9%
Wholesale operations	66	129	(63)	-49%

Total cost of service, rent and maintenance	$7,196	$8,784	$(1,588)	-18%

The 20% decrease in cost of service, rent and maintenance related to the Company’s cellular operations for the twelve months ended May 31, 2010 compared to the same period in the prior fiscal year is directly related to the corresponding decrease in cellular service revenues as a result of the declining cellular subscriber base.  Roamer costs and costs related to the Company’s extended phone warranty program decreased by approximately $352,000 and $345,000, respectively, year over year. In addition, employee compensation costs from the Company’s cellular operations decreased by approximately $521,000 for the twelve months ended May 31, 2010 compared to the same period in the prior fiscal year due to a reduction in personnel.  The cellular customer service department had 52 employees as of May 31, 2010 compared to 61 employees as of May 31, 2009.

The 9% decrease in service, rent and maintenance costs related to the Company’s two-way operations for the twelve months ended May 31, 2010 compared to the same period in the prior fiscal year is attributable to a reduction in personnel at the Garland two-way location. Salaries and other personnel benefits related to Garland personnel decreased by approximately $92,000 year over year.  In addition, repair expenses related to the LTR network and travel expenses decreased by approximately $27,000 and $17,000, respectively, year over year.  During fiscal year 2010, the Company closed its Nacogdoches, Texas two-way location, which resulted in a decrease of service, rent and maintenance costs of approximately $25,000 year over year.

Sales Revenue and Cost of Products Sold for fiscal years ended May 31, 2010 and 2009

The sales revenues and related cost of products sold shown below have been grouped and are discussed by the Company’s reportable operating segments as defined under GAAP. The corporate category includes the product sales revenues that are not generated by the business operations of the Company that meet the quantitative requirements for segment reporting under GAAP.

(dollars in thousands)	Year Ended May 31,		2010 vs 2009
	2010	2009	$ Change	% Change

Product Sales Revenue
Cellular operations	$4,281	$7,002	$(2,721)	-39%
Two-way radio operations	2,986	2,559	427	17%
Wholesale operations	18,742	9,070	9,672	107%
Corporate operations	7	16	(9)	-56%

Total product sales revenue	$26,016	$18,647	$7,369	40%

Cost of products sold
Cellular operations	4,593	7,561	(2,968)	-39%
Two-way radio operations	2,340	1,922	418	22%
Wholesale operations	16,116	7,845	8,271	105%
Corporate operations	(21)	4	(25)	-625%

Cost of products sold	$23,028	$17,332	$5,696	33%

Product sales revenue:  The 39% decrease in product sales related to the Company’s cellular operations for the twelve months ended May 31, 2010 compared to the same period in the prior fiscal year is primarily due to a decrease in cellular phone activations and upgrades.  The Company activated 5,291 phones during fiscal year 2010 compared to 10,899 cellular phone activations during fiscal year 2009, which contributed to the decrease of cellular product sales revenue of approximately $1,400,000, year over year.  In addition, the Company had 5,568 fewer cellular phone upgrade transactions in fiscal year 2010 compared to fiscal year 2009, which attributed to a decrease of cellular product sales revenue of approximately $879,000, year over year. The decrease in revenue is the result of the Company’s continuing to subsidize the sale of cellular handsets to compete with the pricing of other cellular carriers for certain higher end cellular accessories than in prior years due to the Company’s tightening up its credit requirements on its popular “Bill-to-Mobile” program, which allows customers to charge products to their cell phone bill and pay for them over time with no interest charges.

The 17% increase in product sales related to the Company’s two-way radio operations for the twelve months ended May 31, 2010 compared to the same period in the prior fiscal year is primarily related to an increase in emergency vehicle product (“EVP”) sales.  Sales from the EVP business increased by $432,000, year over year due to an expanding customer base with municipalities and car dealer businesses.

The 107% increase in product sales related to the Company’s wholesale operations for the twelve months ended May 31, 2010 compared to the same period in the prior fiscal year is related to brokering large quantities of cellular handsets to certain domestic and international cellular distributors.  These high volume and relatively low margin brokerage sales generated approximately $12,000,000 in additional product sales and approximately $900,000 in gross profit year over year.   The increase in revenues generated from the wholesale unit’s distribution business was offset by a decrease in traditional wholesale sales of cellular products and car audio equipment of approximately $1,663,000 and $543,000, respectively, year over year.  The Company experienced a weak demand for cellular and aftermarket car audio products due to a saturated market and fewer small to mid-size electronic retailers. In addition, the Company experienced certain supply issues in fiscal year 2010 with its car audio equipment suppliers as a result of the end of its direct distribution agreements with Sony and JVC. As a result, the Company is now purchasing these products from other master distributors, which resulted in a slight deterioration in margins on these sales.  The Company is actively pursuing direct distribution from several car audio equipment manufacturers and targets having these agreements in place during the second half of fiscal year 2011.

Cost of products sold:  The 33% increase in total cost of products sold for these twelve months ended May 31, 2010, compared to the same period in the prior fiscal year is primarily due to the increase in product sales from the Company’s wholesale cellular handset brokerage business. The increase in cost of products sold is offset by a decrease in product costs from the Company’s cellular operations, which is a direct result of fewer cellular product sales due to the Company’s declining cellular subscriber base. Due to the pricing established across the cellular industry, cellular equipment sold in conjunction with a new service activation or the renewal of a service contract results in the Company subsidizing a substantial portion of the cost of the handset. In periods where there are fewer subscriber activations or contract renewals, like during fiscal year 2010, the Company’s equipment margins increase (as a result of lower product sales at a negative profit margin), but its cellular service revenues generally decline as a result of not replacing cellular subscribers that disconnect service (churn) during the same period.

Selling and General and Administrative Expenses for fiscal years ended May 31, 2010 and 2009

Selling and general and administrative expenses consist of the following significant expense items:

(dollars in thousands)	Year Ended May 31,		2010 vs 2009
	2010	2009	$ Change	% Change

Selling and general and administrative expenses
Salaries and other personnel expenses	$10,478	$11,267	$(789)	-7%
Office expense	1,872	1,969	(97)	-5%
Advertising expense	582	727	(145)	-20%
Professional fees	1,631	1,817	(186)	-10%
Taxes and licenses fees	164	244	(80)	-33%
Stock-based compensation expense	239	223	16	7%
Other expenses	1,521	1,429	92	6%

Total selling and general and administrative expenses	$16,487	$17,676	$(1,189)	-7%

The 7% decrease in salaries and other personnel expenses for the twelve months ended May 31, 2010, compared to the same period in the prior fiscal year is primarily related to a decrease in contract labor and employee benefits expense. The decrease in contract labor expense of approximately $500,000 year over year is primarily due to the Company’s terminating its computer services contract with a group of IT contractors in the later part of fiscal year 2009. Employee benefits expense decreased by approximately $243,000 in fiscal year 2010 compared to fiscal year 2009 due primarily to approximately $195,000 of forfeitures in the Company’s 401(k) plan of unvested employer matched funds. These forfeitures were used to offset current year matching contributions to the 401(k) plan.

The 5% decrease in office expense for the twelve months ended May 31, 2010, compared to the same period in the prior fiscal year is primarily due to a reduction in telecommunication expenses.  During fiscal year 2010, the Company consolidated its corporate phone lines, which contributed to the reduction of telephone expenses of approximately $141,000 year over year.  The decrease in total office expense was partially offset by an increase in office lease expense for a suite at the Dallas Cowboys Stadium in Arlington, Texas.

A 20% decrease in advertising expense for the twelve months ended May 31, 2010, compared to the same period in the prior fiscal year is primarily related to advertising reimbursements the Company received from certain vendors for achieving sales based objectives. Advertising reimbursements increased by approximately $192,000 year over year. In addition, the Company reduced expenses related to billboard advertising by approximately $81,000 in fiscal year 2010 compared to fiscal year 2009.  The reduction in total advertising expenses was partially offset by an increase in sponsorship and print media expenses of approximately $113,000 and $14,000, respectively, year over year.

The 10% decrease in professional fees for the twelve months ended May 31, 2010, compared to the same period in the prior fiscal year is primarily due to a decrease in accounting fees and consulting fees of approximately $209,000 and $97,000, respectively, year over year. The decrease in accounting fees is attributable to decreased auditing fees and the reversal of fees accrued for the Company’s fiscal year 2007 quarterly reviews because the SEC granted the Company a waiver on filing its quarterly reports for this period negating the need to incur these accrued fees.  Consulting fees decreased year over year due to fewer expenses related to the Company’s internal controls assessments required under Section 404 of the Sarbanes-Oxley Act of 2002.  In addition, expenses related to investor relations and director fees decreased by approximately $38,000 and $52,000, respectively, in fiscal year 2010 compared to fiscal year 2009.  The total decrease in professional fees was partially offset by an increase in legal fees of approximately $245,000, primarily related to the legal costs associated with defending the Company in the trademark infringement litigation related to the Hawk Electronics trade name as well as legal fees attributable to the arbitration with AT&T.

The 33% decrease in taxes and license fees for the twelve months ended May 31, 2010, compared to the same period in the prior fiscal year is primarily due to taxes recorded in fiscal year 2009 of approximately $34,000 related to a Texas sales and use tax audit. In addition, the Company experienced lower property tax expense in fiscal year 2010 compared to fiscal year 2009 due to changes in retail store locations, lower inventory levels and fewer fixed assets.

The 6% increase in other expenses for the twelve months ended May 31, 2010, compared to the same period in the prior fiscal year is primarily related to an increase in travel expenses of approximately $115,000 year over year.

Other Operating Expenses (Income) for fiscal years ended May 31, 2010 and 2009

(dollars in thousands)	Year Ended May 31,		2010 vs 2009
	2010	2009	$ Change	% Change

Other Operating Expenses (Income)
Depreciation and amortization	$1,253	$1,406	$(153)	-11%
Loss (gain) on disposal of assets	17	(13)	30	-231%

Total other operating expenses	$1,270	$1,393	$(123)	-9%

Depreciation and amortization:  Depreciation and amortization expenses as reported are comprised of the following:

(dollars in thousands)	Year Ended May 31,		2010 vs 2009
	2010	2009	$ Change	% Change

Other Operating Expenses
Depreciation	$365	$484	$(119)	-25%
Amortization	888	922	(34)	-4%

Total other operating expenses	$1,253	$1,406	$(153)	-11%

The decrease in depreciation expense for the twelve months ended May 31, 2010, compared to the same period in the prior fiscal year is attributable to the Company’s minimal purchases of fixed assets for its corporate offices and retail locations. In addition, the age of certain existing capital assets also contributed to the decrease in depreciation expense in fiscal year 2010 compared to fiscal year 2009.  The decrease in amortization expense year over year is due to certain intangibles that were fully amortized in the third quarter of fiscal year 2009.  These intangibles were associated with the Company’s two-way segment due to the purchase of the assets of Delta Communications and Electronics, Inc. in January 2004. The loss on the disposal of assets in fiscal year 2010 was primarily the result of a fixed asset physical inventory that occurred in the fourth quarter of fiscal year 2010 resulting in the write off of approximately $16,000 previously disposed of or unusable assets, the majority of which had been fully depreciated.

(dollars in thousands)	Year Ended May 31,		2010 vs 2009
	2010	2009	$ Change	% Change

Other Income (Expense)
Interest expense, net	$(2,261)	$(2,330)	$(69)	-3%
Other	167	-	(167)	100%

Total other expenses	$(2,094)	$(2,330)	$(236)	-10%

Other:  In April 2010, PCI executed an easement and right-of-way agreement with Texas Midstream Gas Services, LLC in order for a sub-surface pipeline to be installed on land owned by the Company in Fort Worth, Texas. The Company recorded the $167,000 proceeds received as other income in the Company’s consolidated statement of operations.

Interest Expense, Net of Interest Income for fiscal years ended May 31, 2010 and 2009

(dollars in thousands)	Year Ended May 31,		2010 vs 2009
	2010	2009	$ Change	% Change
Interest Expense (Income)
Thermo factoring debt	$306	$1,427	$(1,121)	-79%
Thermo revolving credit facility	1,680	592	1,088	184%
Mortgage debt	156	184	(28)	-15%
Warrant redemption notes payable	130	163	(33)	-20%
Other	(11)	(36)	25	-69%

Total interest expense, net	$2,261	$2,330	$(69)	-3%

In August 2009, the Company combined the Thermo factoring debt facility and the Thermo revolving credit facility into a single debt facility by expanding the revolving credit facility to allow the Company to retire the Thermo factoring debt.  The debt restructure included a change in the calculation of interest related to the Company’s debt balance with Thermo.

Income Tax Provision for fiscal years ended May 31, 2010 and 2009

The majority of the income tax expense recorded in fiscal years 2010 and 2009 is related to the Texas margin tax, which was initially implemented by the state effective January 1, 2008.  The margin tax is calculated by using the Company’s gross receipts from business conducted in Texas each fiscal year less a cost of goods sold deduction.  The margin tax is due and payable to the State of Texas each year in May. In fiscal year 2010, the Company recorded a federal alternative minimum tax (“AMT”) liability of approximately $40,000 due to the income generated in fiscal year 2010 that is not allowed to be offset by prior net operating losses due to the AMT rules.

Financial Condition as of February 28, 2011

(dollars in thousands)	Nine Months Ended February 28,		2011 vs 2010
	2011	2010	$ Change

Cash used in operating activities	$(1,309)	$(968)	$(341)
Cash (used in) provided by investing activities	(106)	723	(829)
Cash used in financing activities	(1,458)	(542)	(916)
Net decrease in cash	$(2,873)	$(787)	$(2,086)

Liquidity and Capital Resources

As of February 28, 2011, the Company had approximately $2,059,000 cash on hand and a working capital deficit of approximately $3,603,000 compared to a deficit of approximately $1,240,000 as of May 31, 2010. Although the Company recorded a net loss in the three and nine months ended February 28, 2011 it has had sufficient cash to service its liabilities, including its fiscal year 2010 accrued bonuses as well as increase its investment in inventory to support its wholesale and cellular operations.

During the remainder of fiscal year 2011, the Company expects its wholesale and two-way operations to continue to improve by increasing the wholesale broker business due to the Company’s ability to purchase more product from indirect channels of distribution and expects increased two-way sales since the Company was awarded the GSA contract in September 2010. In addition, the Company believes it can maintain a profitable cellular business, although its cellular subscriber base continues to decline, through aggressive cost management. Throughout the remainder of the fiscal year, the Company will continue to focus on providing superior customer service to its existing cellular subscriber base while maximizing revenues through the cellular services offered by PCI and adding additional subscribers in the markets where permitted by AT&T. In addition, the Company is actively pursuing business acquisitions and believes those businesses, once acquired, will add additional revenue and profits to the Company’s existing operations. Throughout the remainder of fiscal year 2011, the Company will continue to monitor its business units to ensure appropriate costs reduction measures are enforced to maximize profitability in all its business units.  In December 2010 and February 2011, the Company restructured its operations to align costs with its declining cellular revenues and estimates monthly cost reductions going forward of approximately $170,000 from its previous fiscal year 2011 levels due to the reduction of overhead and personnel costs. For the remainder of fiscal year 2011, the total debt service obligations for the Company are approximately $620,000. In March 2011, the Company’s independent valuation expert filed initial damages computations with the arbitrator which valued the Company’s damages as a result of AT&T’s actions.  The Company’s expert provided damages computations under several scenarios which included damages assuming PCI’s damages were limited to the liquidated damages provision included in the distribution agreement and several alternate computation of lost profits depending on the timing of which it was determined that PCI should have been allowed to sell the iPhone.  Under the liquidated damages limitation, PCI’s damages are estimated to be $48.9 million.  Under the lost profits computations, PCI’s damages are estimated to be as high as $35.0 million due to lost profits on subscriber transferred to AT&T and those subscribers that PCI did not get because of it not being allowed to sell the iPhone.  Additionally, if it is determined that PCI should also be compensated for the fair value of its subscriber base as of August 31, 2009 (the date of the expiration of the DFW and San Antonio distribution agreements), damages could be increased by $51.8 million, resulting in total damages and compensation due to PCI totaling $86.8 million.

Considering the cash on hand, cash forecast to be generated from the cellular subscriber  billings under the continuing portion of the AT&T distribution agreements, cash forecast to be generated from the projected increase in wholesale sales, the payment terms available for obligations owing to AT&T, the impact of recent cost reduction initiatives and the third amendment executed under the Thermo loan facility, the Company believes it will have sufficient cash to meet its obligations for at least the 12 months following the date of this Report.  Furthermore, once the arbitration is complete, regardless of the outcome, the Company’s professional fees will be significantly reduced which will contribute to the cash available to the Company to meet its other obligations. Historically, the Company has demonstrated its ability to aggressively manage expenses in periods of declining revenues or cash shortfalls to generate sufficient cash to run its operations adequately and currently plans to operate in this manner for the foreseeable future and at least through the completion of its litigation against AT&T.  If the Company is unable to significantly reduce its operating costs and if certain vendor payment obligations were accelerated or the current debt holders of the Company are unwilling to offer repayment flexibility to the Company or re-negotiate the terms of the debt in the future, the Company may be unable to service its existing debt obligations, under the terms of the current debt agreements, or fund its operations in the 12 months following the date of this Report. The Company cannot provide assurance it will have a successful outcome or receive monetary award as a result of the pending upcoming conclusion of the arbitration proceedings against AT&T.

Operating Activities

The increase in cash used in the Company’s operating activities during the nine months ended February 28, 2011 compared to the nine months ended February 28, 2010 is primarily attributable to the Company generating a net loss of approximately $1,877,000 for the nine months ended February 28, 2011.  In addition, the Company increased its investment in cellular handset inventories during the three months ended February 28, 2011 compared to the same period in the prior fiscal year in order to keep sufficient inventory on hand for the Company’s wholesale broker business.  The Company was able to offset the  decrease in cash in the nine months ending February 28, 2011 compared to the same period in the previous fiscal year by reducing payments made against the Company’s accounts payable and accrued liabilities balances.

Investing Activities

The decrease in cash provided by the Company’s investing activities for the nine months ended February 28, 2011 compared to nine months ended February 28, 2010 is due to cash receipts received during the first quarter of fiscal year 2010 against former notes receivable. In addition, the Company increased its capital expenditures by approximately $102,000 in the nine months ended February 28, 2011 compared to the nine months ended February 28, 2010.

Financing Activities

The increase in cash used in the Company’s financing activities for the nine months ended February 28, 2011 compared to the nine months ended February 28, 2010 is primarily attributable to the receipt of approximately $1,373,000 in cash proceeds during the second quarter of fiscal year 2010.  In November 2009, the Company received an additional draw against the Thermo revolving credit facility primarily to purchase inventory related to the Company’s wholesale broker business.  There was no similar occurring transaction in the nine months ended February 28, 2011.  In addition, the Company made a payment of $150,000 related to the trademark license (see Note 9 – “Trademark Purchase Obligation” for additional information on the trademark license) in the nine months ended February 28, 2011 with no similar occurring transactions in the nine months ended February 28, 2010.

Obligations and Commitments

As of May 31, 2010, the Company’s future contractual obligations and commitments are as follows (in thousands):
	Payments Due By Period
	(in thousands)

Significant Contractual Obligations	Total	2011	2012	2013	2014	Thereafter

Debt obligations, including interest (a)	$19,338	$3,522	$15,816	$-	$-	$-
Operating leases (b)	5,351	805	488	370	333	3,355
Employee compensation obligations (c)	1,620	1,620	-	-	-	-
Trademark purchase obligation (d)	546	150	150	100	120	26
Total significant contractual obligations	$26,855	$6,097	$16,454	$470	$453	$3,381

(a)	See Note 8 – “Long-Term Debt” for additional information on the Company’s debt

(b)	See Note 11 – “Commitments and Contingencies” for additional information on the Company’s operating leases

(c)
On December 31, 2008, the Board of Directors (the “Board”) of Teletouch Communications, Inc., approved an executive employment agreement with Robert M. McMurrey, the Company’s Chairman and Chief executive Officer and Thomas A. “Kip” Hyde, Jr., the Company’s President and Chief Operating Officer, with an effective date of June 1, 2008 for an initial term ending on May 31, 2011.   In addition, on December 17, 2009, the Board approved a fiscal year 2010 bonus performance criteria plan for the Company’s two executives previously mentioned and the Company’s Chief Financial Officer, Douglas E. Sloan. The bonuses are payable in fiscal year 2011 and have been fully accrued as of May 31, 2010.

(d)
On May 4, 2010, Progressive Concepts, Inc., entered in a certain Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). Under the terms of the Agreement the Company agreed to, among other things, the purchase of a perpetual license from Hawk to use the mark “Hawk Electronics” for $900,000, of which $500,000 is due and payable subsequent to May 31, 2010.  In addition, beginning in August 2013, Hawk agreed to let the Company continue to  use the domain name www.hawkelectronics.com in exchange for a monthly royalty payment.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations.

Critical Accounting Estimates

The preceding discussion and analysis of financial condition and results of operations are based upon Teletouch's consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, Teletouch evaluates its estimates and assumptions, including but not limited to those related to the impairment of long-lived assets, reserves for doubtful accounts, provision for income taxes, revenue recognition and certain accrued liabilities. Teletouch bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Allowance for Doubtful Accounts: The Company performs periodic credit evaluations of its customer base and extends credit to virtually all of its customers on an uncollateralized basis.

In determining the adequacy of the allowance for doubtful accounts, management considers a number of factors including historical collections experience, aging of the receivable portfolio, financial condition of the customer and industry conditions.  The Company considers an account receivable past due when customers exceed the terms of payment granted to them by the Company.  The Company writes off its fully reserved accounts receivable when it has exhausted all collection efforts, which is typically 90 days following the last payment received from the customer.

Accounts receivable are presented net of an allowance for doubtful accounts of $311,000 and $407,000 at February 28, 2011 and May 31, 2010, respectively.  Based on the information available to the Company, management believes the allowance for doubtful accounts as of those periods are adequate.  However, actual write-offs may exceed the recorded allowance.

The Company evaluates its write-offs on a monthly basis.  The Company determines which accounts are uncollectible, and those balances are written-off against the Company’s allowance for doubtful accounts balance.

Reserve for Inventory Obsolescence: Inventories are stated at the lower of cost (primarily on a moving average basis), which approximates actual cost determined on a first-in, first-out (“FIFO”) basis, or fair market value and are comprised of finished goods. In determining the adequacy of the reserve for inventory obsolescence, management considers a number of factors, including recent sales trends, industry market conditions and economic conditions. In assessing the reserve, management also considers price protection credits the Company expects to recover from its vendors when the vendor cost on certain inventory items is reduced shortly after purchase of the inventory by the Company.  In addition, management establishes specific valuation allowances for discontinued inventory based on its prior experience of liquidating this type of inventory.  Through the Company’s wholesale and Internet distribution channels, it is successful in liquidating the majority of any inventory that becomes obsolete.  The Company has many different electronics suppliers, all of which provide reasonable notification of model changes, which allows the Company to minimize its level of discontinued or obsolete inventory. Actual results could differ from those estimates.  Inventories are stated on the Company’s consolidated balance sheet net of a reserve for obsolescence of $253,000 and $232,000 at February 28, 2011 and May 31, 2010, respectively.

Impairment of Long-Lived Assets: In accordance with ASC 360, Property, Plant and Equipment, (“ASC 360”), the Company evaluates the recoverability of the carrying value of its long-lived assets based on estimated undiscounted cash flows to be generated from such assets. If the undiscounted cash flows indicate an impairment, then the carrying value of the assets being evaluated is written-down to the estimated fair value of those assets.  In assessing the recoverability of these assets, the Company must project estimated cash flows, which are based on various operating assumptions, such as average revenue per unit in service, disconnect rates, sales productivity ratios and expenses. Management develops these cash flow projections on a periodic basis and reviews the projections based on actual operating trends. The projections assume that general economic conditions will continue unchanged throughout the projection period and that their potential impact on capital spending and revenues will not fluctuate. Projected revenues are based on the Company's estimate of units in service and average revenue per unit as well as revenue from various new product initiatives. Projected revenues assume a continued decline in cellular service revenue while projected operating expenses are based upon historic experience and expected market conditions adjusted to reflect an expected decrease in expenses resulting from cost saving initiatives.

The Company’s review of the carrying value of its tangible long-lived assets at May 31, 2010 indicated the carrying value of these assets were recoverable through estimated future cash flows.  Because of the sustained losses the Company has incurred during the past several years, the Company also reviewed the market values of these assets.  The review indicated the market value exceeded the carrying value at May 31, 2010.  However, if the cash flow estimates or the significant operating assumptions upon which they are based change in the future, Teletouch may be required to record impairment charges related to its long-lived assets.

The most significant long-lived tangible asset owned by the Company is the Fort Worth, Texas corporate office building and the associated land.  The Company has received periodic appraisals of the fair value of this property. In each instance, the appraised value exceeded the carrying value of the property.

In accordance with ASC 360, Teletouch evaluates the recoverability of the carrying value of its long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from such assets.

The evaluation of the Company’s long-lived intangible assets is discussed in Note 2 under “Intangible Assets.” Under the same premise as the long-lived tangible assets, their market values were also evaluated at May 31, 2010, and the Company determined that based primarily on the market value and supported by the Company’s cash flow projections, there was no impairment of these assets. If the cash flow estimates or the significant operating assumptions upon which they are based change in the future, Teletouch may be required to record impairment charges related to its long-lived assets.

Contingencies: The Company accounts for contingencies in accordance with ASC 450, Contingencies (“ASC 450”). ASC 450 requires that an estimated loss from a loss contingency shall be accrued when information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and when the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and contract dispute matters requires us to use our judgment. We believe that our accruals or disclosures related to these matters are adequate. Nevertheless, the actual loss from a loss contingency might differ from our estimates.

Provision for Income Taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, (“ASC 740”) using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances. Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon and for the expected future tax benefits to be derived from net operating losses and tax credit carry forwards. A valuation allowance is recorded when it is more likely than not that deferred tax assets will be unrealizable in future periods.  On November 1, 2005, the Company became a member of the consolidated tax group of Progressive Concepts Communications, Inc. (“PCCI”) as a result of PCCI’s gaining control of over 80% of the outstanding common stock of Teletouch on that date.  PCCI gained control of Teletouch’s common stock through the conversion by TLL Partners, LLC (“TLLP”), PCCI’s wholly-owned subsidiary, of all of its shares of the Company’s outstanding Series C Preferred Stock into 44,000,000 shares of common stock on November 1, 2005.  As of November 1, 2005, TLLP was a disregarded entity for federal tax purposes since it was at that time a single member limited liability company (“LLC”). Therefore, the parent company of Teletouch for federal tax purposes was deemed to be PCCI.   The Company continued to account for its taxes under ASC 740 and record its deferred taxes on a stand-alone basis while part of PCCI’s consolidated tax group.  In August 2006 as a result certain debt restructuring activities involving TLLP, Teletouch’s direct parent and PCCI’s wholly-owned subsidiary, the Company broke from the PCCI tax group due to new TLLP shares that were issued as part of this restructuring, which resulted in TLLP no longer being disregarded for tax purposes.  Beginning in August 2006, TLLP is taxed as a partnership, and the Company is again separately liable for its federal income taxes.

Goodwill: Goodwill represents the excess of costs over fair value of assets of businesses acquired.  Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized but instead are tested for impairment at least annually in accordance with the provisions of ASC 350, Intangibles-Goodwill and Other, (“ASC 350”). Teletouch’s goodwill was recorded in January 2004 as part of the purchase of the two-way radio assets of Delta Communications, Inc.  The Company decided to test this goodwill annually on March 1st, the first day of its fourth fiscal quarter, of each year unless an event occurs that would cause the Company to believe the value is impaired at an interim date.

At March 1, 2010, the Company evaluated the carrying value of its goodwill associated with its two-way business and concluded that no impairment of its goodwill was required in fiscal year 2010.  The Company estimates the fair value of its two-way business using a discounted cash flow method. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating impairment the Company estimates the sum of the expected future cash flows derived from such goodwill. Such evaluations for impairment are significantly impacted by estimates of future revenues, costs and expenses and other factors. A significant change in cash flows in the future could result in an additional impairment of goodwill. No changes occurred in the two-way business during the current quarter that warranted an impairment to goodwill.

Revenue Recognition: Teletouch recognizes revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" and ASC 605, Revenue Recognition, (“ASC 605”). In general, ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable, and (4) collectability is reasonably assured. Teletouch believes, relative to sales of products, that all of these conditions are met; therefore, product revenue is recognized at the time of shipment.

The Company primarily generates revenues by providing and billing recurring cellular services and product sales.  Cellular services include cellular airtime and other recurring services provided through a master distributor agreement with AT&T.  Product sales include sales of cellular telephones, accessories, car and home audio products and services and two-way radio equipment through the Company’s retail, wholesale and two-way radio operations.

Cellular and other service revenues and related costs are recognized during the period in which the service is rendered.  Associated subscriber acquisition costs are expensed as incurred.  Product sales revenue is recognized when delivery occurs, the customer takes title and assumes risk of loss, terms are fixed and determinable and collectability is reasonably assured.  The Company does not generally grant rights of return.  However, PCI offers customers a 30 day return/exchange program for new cellular subscribers in order to match programs in place by most of the other cellular carriers.  During the 30 days, a customer may return all cellular equipment and cancel service with no penalty.  Reserves for returns, price discounts and rebates are estimated using historical averages, open return requests, recent product sell-through activity and market conditions.  No reserves have been recorded for the 30 day cellular return program since only a very small number of customers utilize this return program and many fail to meet all of the requirements of the program, which include returning the phone equipment in new condition with no visible damage.  In addition, it is typical to incur losses on the sale of the cellular phone equipment related to signing up customers under a cellular airtime contract; therefore, any reserves recorded for customer returns would be an accrual of gains via reversing the losses incurred on the original cellular phone sale transaction.  The Company does not believe accruing for the potential gains would be in accordance with GAAP but rather records this gain in the period that it is actually realized.

Since 1984, Teletouch’s subsidiary, PCI, has held agreements with AT&T or one of its predecessor companies, which allowed PCI to offer cellular service and customer service to its subscribers.  PCI is responsible for the billing and collection of cellular charges from these customers and remits a percentage of the cellular billings generated to AT&T.  Based on PCI’s relationship with AT&T, the Company has evaluated its reporting of revenues, under ASC 605-45, Revenue Recognition, Principal Agent Considerations, (“ASC 605-45”) associated with its services attached to the AT&T agreements.

Based on its assessment of the indicators listed in ASC 605-45, the Company has concluded that the AT&T services provided by PCI should be reported on a net basis.  Also in accordance with ASC 605-45, sales tax amounts invoiced to our customers have been recorded on a net basis and have no impact on our consolidated financial statements.

Deferred revenue represents prepaid monthly service fees billed to customers, primarily monthly access charges for cellular services that are billed in advance by the Company.

Stock-Based Compensation: We account for stock-based awards to employees in accordance with ASC 718, Compensation-Stock Compensation, (“ASC 718”) and for stock based awards to non-employees in accordance with ASC 505-50, Equity, Equity-Based Payments to Non-Employees (“ASC 505-50”). Under both ASC 718 and ASC 505-50, we use a fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. For share option instruments issued, compensation cost is recognized ratably using the straight-line method over the expected vesting period. The Company estimates the fair value of employee stock options on the date of grant using the Black-Scholes model. The determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the expected stock price volatility over the term of the awards and the actual and projected employee stock option exercise behaviors. The Company has elected to estimate the expected life of an award based on the SEC approved “simplified method”. We calculated our expected volatility assumption required in the Black-Scholes model based on the historical volatility of our stock. We will update these assumptions on at least an annual basis and on an interim basis if significant changes to the assumptions are warranted.

Recently Issued Accounting Standards

In  December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2010-28, Intangibles-Goodwill and Other (Topic 350) – When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, (“ASU 2010-28”). ASU 2010-28 modifies the two-step goodwill impairment testing process for entities that have a reporting unit with a zero or negative carrying amount. For those reporting units, an entity is required to perform step 2 of the goodwill impairment test if it is more likely than not that goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment exists. This new standard is effective for the Company beginning June 1, 2011. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial positions or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements, (“ASU 2009-13”).  ASU 2009-13 impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, these new standards modify the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. These new standards are effective for the Company beginning June 1, 2011. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial positions or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We did not have any foreign currency hedges or other derivative financial instruments as of May 31, 2010 and through the interim fiscal period ended on February 28, 2011.  We did not enter into financial instruments for trading or speculative purposes and do not currently utilize derivative financial instruments.  Our operations are conducted in the United States and are not subject to material foreign currency exchange rate risk.

Business and Property

Our Business

We are a premier U.S. wireless services and consumer electronics provider, focused on delivering a broad range of products and services through its retail, direct and wholesale distribution channels to individual consumers, businesses and government agencies. While its wireless telecommunications and related services are provided primarily in Texas, the Company sells automotive and cellular products nationally and worldwide.  For over 46 years, Teletouch has offered a comprehensive suite of wireless telecommunications solutions, including cellular, two-way radio, GPS-telemetry and wireless messaging. Teletouch is the largest Authorized Provider and billing agent of AT&T (NYSE Amex: T) products and services (voice, data and entertainment) to consumers, businesses and government agencies, as well as an operator of its own  two-way radio network  and Logic Trunked Radio (“LTR”) systems in Texas. In fiscal year 2010, we entered into national agency and distribution agreements with Sprint  (NYSE Amex: S) and Clearwire  (NASDAQ: CLWR), providers of advanced 4G cellular network services. In December 2010, the Company mutually agreed to terminate its agreement with Sprint due to lower than expected activations and a variety of sales and operational support issues encountered.  As of February 28, 2011, the Company operated 20 retail and agent locations in Texas.  The Company operates these locations under the “Teletouch” and “Hawk Electronics” brands, in conjunction with its direct sales force, call centers and various retail eCommerce websites including:  www.hawkelectronics.com ,  www.hawkwireless.com  and  www.hawkexpress.com . Through our wholly-owned subsidiary, Progressive Concepts, Inc., we also operate a wholesale distribution business, PCI Wholesale, primarily serving large cellular carrier agents and rural carriers, as well as auto dealers, smaller consumer electronics retailers and distributors nationally and internationally. Wholesale distribution product sales and support are available through our direct sales personnel and the Internet at sites including  www.pciwholesale.com  and  www.pcidropship.com , among other B2B oriented websites.

The Company has three primary business operations, which are reported within this report as operating segments as defined by generally accepted accounting principles (“GAAP”). These operating segments and their respective products and markets are discussed below.

1.	Cellular Operations

The Company’s cellular business represents its core business, which has been acquiring, billing, and supporting cellular subscribers under a revenue sharing relationship with AT&T and its predecessor companies for over 26 years. The Company currently serves approximately 50,000 cellular customers in the Dallas / Fort Worth, Texas Metropolitan Statistical Area (“MSA”), San Antonio, Texas MSA, Austin, Texas MSA, Houston, Texas MSA, East Texas Regional MSA and Arkansas, including primarily the Little Rock, Arkansas MSA. The consumer services and retail business within the cellular business is operated primarily under the Hawk Electronics brand name, with additional business and government sales provided by a direct sales group operating throughout all of the Company’s markets. As a master distributor for AT&T wireless services, the Company controls the entire customer experience, including initiating and maintaining the cellular service agreements, rating the cellular plans, providing complete customer care, underwriting new account acquisitions and providing multi-service billing, collections, and account maintenance.  In addition, the Company is a reseller and agent of Clearwire branded products and services in the Dallas / Fort Worth area and those operations are also included in the Company’s cellular business. Product sales from the Company’s cellular business are comprised primarily of cellular telephones and accessories sold through PCI’s retail stores, the Internet, outside salespeople and agents.

2.	Wholesale Distribution Operations

The Company operates a national consumer electronics and cellular equipment wholesale distribution and trading business, which serves major carrier agents, rural cellular carriers, smaller consumer and electronic retailers and automotive dealers throughout the United States. The Company also maintains certain international customer relationships, primarily in Asia, Europe and Latin America for its cellular related equipment sales business. The wholesale group acquires, sells and supports virtually all types of cellular telephones (handsets), related accessories, telemetry, car audio and car security products under numerous direct distribution agreements with manufacturers.

3.	Two-Way Radio Operations

The Company operates a two-way radio business and network, with spectrum and service operations covering the North Texas (Dallas / Fort Worth “DFW”) to East Texas MSAs (Metropolitan Statistical Areas) and smaller adjacent market areas. Radio communication services are provided on the Company’s Logic Trunked Radio (“LTR”) and Passport systems, with related radio equipment sales and installation services provided by Teletouch branded locations in the market areas. The Company also sells and services radio equipment for customers operating their own two-way radio systems. Additional services provided by the two-way operations include fixed and mobile installations, with full maintenance and repair of radio equipment and accessories. The two-way radio segment also includes safety and emergency response vehicle product sales and installation services.

Sources of System Equipment and Inventory

The Company does not manufacture any of its products. All inventory that is purchased to support the business are finished goods that are shipped in appropriate packaging and ready to sell to the end-user customer. Inventory used to support the Company’s business units can be purchased from a variety of manufacturers and other competing sources. To date there have not been any significant issues in locating and purchasing an adequate supply of inventory to service the Company’s cellular subscriber base, with the exception of the iPhone which AT&T continues to refuse to make available to the Company (see Part II, Item 3. Legal Proceedings for discussion of the action brought against AT&T related to the iPhone and other matters). PCI purchases cellular phones and accessories from several competing sources, but AT&T is the primary source for the cellular phones it sells to the Company’s cellular subscribers. Equipment sourced through AT&T comes with certain assurances that the phones purchased are certified to function properly on AT&T’s cellular network. The Company has the express right, however, to acquire handsets and equipment from any vendor or manufacturer it chooses.

Cellular phones and consumer electronics to support PCI’s wholesale distribution business are purchased from a variety of sources, including manufacturers and a variety of brokers. The Company formerly maintained direct purchasing relationships with many manufacturers and is again currently pursuing direct distribution agreements with several manufacturers of cellular handsets to supply its wholesale brokerage business.

The Company purchases two-way radios primarily from Motorola, Kenwood USA, Vertex and Icom America.

Teletouch does not manufacture any of its network equipment used to provide two-way radio services, including but not limited to antennas and transmitters. This equipment is available for purchase from multiple sources, and the Company anticipates that such equipment will continue to be available in the foreseeable future. Most of the emergency vehicle products sold are obtained under a Master Distributer Agreement with Whelen Engineering Company, Inc.; however, competing products are available from multiple sources.

Competition

Substantial and increasing competition exists within the wireless communications industry. Cellular providers may operate in the same geographic area, along with any number of other resellers that buy bulk wireless services from one of the wireless providers and resell it to their customers.  The Company currently distributes AT&T and Clearwire wireless service. The Company competes against AT&T for cellular subscribers in the DFW, San Antonio, Houston, Austin, East Texas and Arkansas market areas and competes against other Sprint and Clearwire wireless service resellers and agents in the DFW MSA. The Company’s primary competition is AT&T, which offers various products and services denied to the Company, on both a stand-alone and bundled basis, often at discounted pricing, many of which cause and have caused increasing difficulties for the Company. A number of these products and services that have been denied to the Company for sale to its customers are the subject of our ongoing legal action against AT&T (see Item 3. Legal Proceedings for discussion of the action brought against AT&T related to the iPhone and other matters). Without these additional product and services, it is increasingly hard to attract new customers and retain existing ones in the market areas where the Company can compete with AT&T. Due to the expiration of the initial term of its largest distribution agreement with AT&T at the end of August 2009, the Company is unable to offer AT&T services to new Subscribers in the DFW MSA. While the Company has the undisputed right to support its current Subscribers in perpetuity, the Company has been prohibited from selling the iPhone or servicing its own subscribers desiring an iPhone since the iPhone’s inception in June 2007, which has given AT&T and others authorized to sell the iPhone a competitive advantage over us. Our ability to compete for cellular customers in certain markets and retain the existing DFW customer base is limited to our ability to provide additional services the customer cannot receive from the carrier itself.  We offer to our customers, identical cellular equipment and service rate plans to those offered by AT&T, with the exception of the iPhone and its related service plans, so our competitive pressures are very similar to those faced by any other carrier competitor to AT&T, which include the types of services and features offered, call quality, customer service, network coverage and price.  Pricing competition has led to the introduction of lower price service plans, unlimited calling plans, plans that allow customers to add additional units at attractive rates, plans that offer a higher number of bundled minutes for a flat monthly fee or a combination of these features.  The Company remains competitive by capitalizing on its position as a provider of superior, personalized customer service, as well as a provider of customizable billing solutions for its enterprise and government customers. Teletouch’s ability to compete successfully for cellular service customers in the future will depend upon the Company’s ability to improve upon the current level of customer service and to develop creative and value added solutions for customers in order to attract new customers.

There is significant competition within the wholesale cellular phone and electronics distribution industry in the United States. Most of the Company’s sales from its wholesale business include small quantities of items sold to a large number of customers at relatively low profit margins (to its wireless businesses). During fiscal year 2010, the Company expanded its wholesale brokerage business to sell larger quantities of cellular phones to various dealers and distributors around the world, creating service and rebate plans to effectively differentiate itself from its competition, resulting in significantly improved revenues and profits in its wholesale distribution business. The Company’s wholesale business competes with other wholesale distributors of cellular phones and car audio equipment across the United States. In addition, the wholesale business competes with other regional wholesale distributors for exclusive geographic product sales agreements from various manufacturers, which change from time to time. During fiscal year 2010, the Company was notified from Sony and JVC that its exclusive product sales agreement for the DFW market would not be renewed. While those exclusive product agreements made it possible for the Company to attain a higher profit margin on the sales of Sony and JVC products, the Company still maintains active sales in those brands through various alternative wholesale supplier relationships.

There is active competition related to the Company’s two-way radio operations. This business unit has operated in its primary East Texas markets for over 46 years, which is generally much longer than the majority of its competition in these markets. Most of the Company’s two-way radio product sales are generated from local government entities and business customers, some of which also subscribe to the Company’s LTR network system. Geographically, the Company’s two-way radio business has greater competition in the DFW area compared to the East Texas area, as the Company has a very long-standing presence with its East Texas customers. There is substantial competition related to the Company’s emergency vehicle product line, which is included in the Company’s two-way operations, due to the number of competing products offered by a number of larger distributors offering competitive pricing.

Patents and Trademarks

In fiscal year 2004, Teletouch registered and was granted the trademark for its GeoFleet® software, a product that compiles reports and maps the data provided from any telemetry device.  In fiscal year 2004, Teletouch also registered trademarks for its LifeGuard™ and VisionTrax™ products.  LifeGuard™ is a wireless telemetry system that tracks and monitors personnel assets using satellite communication technology.  VisionTrax™ is a self-powered wireless telemetry device that tracks and monitors mobile or remote assets using satellite communication technology. The Company considers these registered trademarks to be beneficial and will consider registering trademarks or service marks for future services or products it may develop.

In November 2004, Teletouch received a copyright on its GeoFleet software code, which was effective September 2004.  In June 2006, it received a separate copyright on the database structure used by its Geofleet software even though Teletouch believes this database structure was covered under the initial GeoFleet copyright.

Although the Company exited its telemetry business in fiscal year 2006, the Company continues to explore opportunities to re-enter this business.  The Company believes that some of its previously developed software as well as the name recognition of certain trademarks may have future value if it is to re-enter the telemetry business.

In addition, the Company acquired a hotspot network communication patent on July 24, 2009, after foreclosing on the assets of Air-bank, Inc.  This form of communication allows a mobile unit (e.g. phone) to switch from the unit’s conventional cellular transmissions to wireless fidelity (“Wi-Fi”) transmissions upon detection of the Wi-Fi signals. The hotspot network communication patent number is US 7,099,309 B2 and was filed on August 29, 2006. At February 28, 2011 and May 31, 2010, the patent is recorded as a current asset held for sale on the Company’s consolidated balance sheet.

In May 2010, Progressive Concepts, Inc., entered in a certain Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). The settlement followed a litigation matter styled Progressive Concepts, Inc. d/b/a Hawk Electronics v. Hawk Electronics, Inc. Case No. 4-08CV-438-Y, by the Company against Hawk in the US District Court for the Northern District of Texas which alleged, among other things, infringement on the trade name Hawk Electronics, as well as counterclaims by Hawk against the Company of, among other things, trademark infringement and dilution. Under terms of the Agreement, the Company agreed to, among other things, the purchase of a perpetual license from Hawk to use the trademark “Hawk Electronics” for $900,000 payable in annual installments through July 2013.

Regulation

None of the Company’s principal products or services requires government approval to sell or distribute; however, the Company does operate a two-way radio network that is regulated by the Federal Communication Commission (“FCC”). The FCC regulates Teletouch’s two-way radio operations under the Communications Act of 1934, as amended (the “Communications Act”), by granting the Company licenses to use radio frequencies. These licenses also set forth the technical parameters, such as location, maximum power, and antenna height under which the Company is permitted to use those frequencies. The FCC grants radio licenses for varying terms of up to 10 years, and the FCC must approve renewal applications. Although there can be no assurance the FCC will approve or act upon Teletouch’s future applications in a timely manner, the Company believes that such applications will continue to be approved with minimal difficulties. The foregoing description of certain regulatory factors does not purport to be a complete summary of all the present and proposed legislation and regulations pertaining to the Company’s operations.

Property

Teletouch owns an office building and warehouse distribution facility in Fort Worth, Texas and an office building and two-way radio service center in Tyler, Texas.  In addition the Company operates 12 combined retail and customer service locations under the “Hawk Electronics” brand.  Ten of the combined retail and customer service locations are located in the DFW MSA, and two are located in San Antonio.  All of these locations are leased with the exception of one retail store, which is a part of the Fort Worth, Texas office building owned by the Company. Teletouch leases three (3) two-way shops and leases transmitted sites on commercial towers, buildings and other fixed structures in approximately 30 different locations related to its two-way radio business.  Teletouch also leases a suite at the Dallas Cowboys football stadium in Arlington, Texas.

The Company’s leases are for various terms and provide for monthly rental payments at various rates.  Teletouch made total lease payments of approximately $1,459,000 during the fiscal year 2010 and is expected to make approximately $1,384,000 in lease payments during fiscal year 2011 related to its contractual leases and leases with month-to-month terms. The Company believes its facilities are adequate for its current needs and that it will be able to obtain additional space as needed at reasonable cost.

Employees

As of May 31, 2011, Teletouch employed 126 people, of which 125 were employed full-time and 1 was employed on a part-time basis.  Of this total, 78 full time employees are employed by PCI.  Most of these employees perform sales, operations support and clerical roles.  The Company considers its relationships with its employees to be satisfactory and is not a party to any collective bargaining agreement.

Legal Proceedings

Teletouch is subject to various legal proceedings arising in the ordinary course of business. Except as set forth below, the Company believes there is no proceeding, either threatened or pending, against it that could result in a material adverse effect on its results of operations or financial condition.

Claim Asserted Against Use of Hawk Electronics’ Name: On May 4, 2010, Progressive Concepts, Inc. (“PCI”) entered into a Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). The settlement followed a litigation matter styled Progressive Concepts, Inc. d/b/a Hawk Electronics vs. Hawk Electronics, Inc.  Case No. 4-08CV-438-Y, by the Company against Hawk in the U.S. District Court for the Northern District of Texas, which alleged, among other things, infringement on the trade name Hawk Electronics, as well as counterclaims by Hawk against the Company of, among other things, trademark infringement and dilution.

Under the terms of the Agreement, the parties executed mutual releases of claims against each other and agreed to file a stipulation of dismissal in connection with the pending litigation matter.  Under the Agreement, the Company agreed to, among other things, (i) purchase a perpetual license from Hawk to use the trademark “Hawk Electronics” for $900,000 payable in installments through July 2013, and (ii) assign to Hawk the right and interest to the domain name www.hawkelectronics.com.  In exchange, Hawk agreed to, among other things, allow the Company to continue using the domain name www.hawkelectronics.com in exchange for a monthly royalty payable to Hawk beginning August 2013.

AT&T Binding Arbitration: In late June 2007, Apple, Inc. introduced the iPhone to the United States in an exclusive distribution and wireless services partnership with AT&T. AT&T was at the time, and remains today, the only authorized carrier provider for the iPhone. Since that time, AT&T has refused to allow the Company to sell the iPhone as well as other products and services, despite AT&T’s contractual obligation to do so under its previously executed distribution agreements between AT&T and the Company. Furthermore, the Company asserts that AT&T has continued to make direct contact with Company customers and aggressively markets, advertises and promotes the iPhone and other AT&T exclusive products and services to Company customers in an attempt to induce them to switch to AT&T.

In June 2007, the Company serviced approximately 83,000 cellular subscribers. Through February 28, 2011, more than 26,100 subscribers have transferred their accounts to AT&T, with a significant percentage of these solely due to the exclusive availability of the iPhone through AT&T and Apple designated retail outlets only.

Since July 2007, the Company had attempted to negotiate with AT&T for the purpose of obviating the need for legal action. However, such attempts failed. Therefore, on September 30, 2009, the Company, through the legal entity Progressive Concepts, Inc. (“PCI”), commenced an arbitration proceeding against New Cingular Wireless PCS, LLC and AT&T Mobility Texas LLC (collectively, “AT&T”) seeking a minimum $100 million in damages. The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented PCI from selling the popular iPhone and other AT&T exclusive products and services that PCI is and has been contractually entitled to provide to its customers under distribution agreements between PCI and AT&T. The action further asserts that AT&T violated the longstanding non-solicitation provisions of the DFW market distribution agreement by and between the companies by actively inducing customers to leave PCI for AT&T. PCI is represented in the matter by the Company’s legal counsel, Bracewell & Giuliani, LLP.

Following the Company’s commencement of the arbitration proceeding, AT&T filed certain counterclaims with the arbitrator seeking an unspecified amount of damages from PCI and claiming that PCI was operating in violation of certain provisions of the distribution agreements and such agreements should therefore be cancellable by AT&T.

On February 28, 2010, Teletouch and its wholly-owned subsidiary, PCI, as Claimant and AT&T as Respondent received the Agreed Scheduling Order from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) Arbitrator assigned to the binding arbitration. Among other matters, including the provision of the Rules and Law governing the arbitration, the Agreed Scheduling Order set out the proposed completion dates for Discovery, Depositions, Dispositive Motions and Briefing Deadlines, culminating in an Arbitration hearing period scheduled for November 8, 2010 through November 12, 2010.

On August 10, 2010, the Agreed Scheduling Order was amended by the JAMS Arbitrator after being petitioned by AT&T for additional time to prepare for the hearing.  As a result, all interim completion dates to prepare for the hearing have been extended with the Arbitration hearing period re-scheduled for March 21, 2011 through March 25, 2011.

On December 23, 2010, the Company received a second amended Agreed Scheduling Order by the JAMS Arbitrator after AT&T requested another extension of time to complete the required Depositions.  The Arbitration hearing period has been postponed to June 13, 2011 through June 17, 2011.

In March 2011, depositions of Company’s executive management team and other key personnel as well as the majority of the AT&T personnel selected were completed as required under the arbitration process.  Also in March 2011, both the Company’s and AT&T’s independent valuation experts filed initial damages computations with the arbitrator which valued each party’s respective damages as a result of the other party’s actions.   The Company’s expert provided damages computations under several scenarios which included damages assuming PCI’s damages were limited to the liquidated damages provision included in the distribution agreement and several alternate computation of lost profits depending on the timing of which it was determined that PCI should have been allowed to sell the iPhone.

Our corporate headquarters are located at 5718 Airport Freeway, Fort Worth, TX 76117.  Our telephone number is (800) 232-3888 and our website is located at http://www.teletouch.com.  Information contained on our website is not deemed part of this prospectus.

Management

Our Board oversees our business affairs and monitors the performance of our management. Each director and executive officer holds office until his successor is duly elected and qualified, his resignation or he is removed in the manner provided by our By-Laws.  Our Board currently consists of five directors: two Class I Directors (Messrs. McMurrey and McFarland), one Class II Director (Mr. Webb) and two Class III Directors (Messrs. Toh and Hyde).

The following table sets forth the names, titles and ages of our directors and executive officers:

Name	Age(1)	Title
Robert M. McMurrey(4)(6)	65	Chairman of the Board of Directors and Chief Executive Officer
Thomas A. “Kip” Hyde, Jr. (7)(9)	49	President, Chief Operating Officer
Douglas E. Sloan(8)	43	Chief Financial Officer
Marshall G. Webb(2)(3)(5)	68	Independent Director
Clifford E. McFarland(2)(3)(4)(5)	55	Independent Director
Henry Y.L. Toh(2)(3)(5)	53	Independent Director

(1)	As of May 31, 2011.

(2)	Member of the Audit Committee

(3)	Member of the Compensation Committee

(4)	Member of the Executive Committee

(5)	Member of the Nominating and Corporate Governance Committee

(6)	Mr. McMurrey was appointed to serve as Chief Executive Officer of Teletouch in November 2006. Mr. McMurrey had previously served as Teletouch’s Chief Executive Officer through February 2000.

(7)	Mr. Hyde was appointed to serve as President and Chief Operating Officer of Teletouch in November 2006. Prior to this appointment, Mr. Hyde had served as Chief Executive Officer of Teletouch.

(8)	Mr. Sloan was promoted from Interim Chief Financial Officer to Chief Financial Officer of Teletouch in November 2006.

(9)	On March 6, 2009, Mr. Hyde was appointed to the Company’s Board of Directors.

All officers are appointed and serve at the discretion of the Board. All of our officers devote their full-time attention to our business.  Biographical information with respect to the Company’s current executive officers and directors is provided below.

Robert M. McMurrey, Chairman of the Board of Directors and Chief Executive Officer, has been a director of Teletouch since 1984. He served as Chief Executive Officer until February 2000 and was re-appointed to this position in November 2006. He is also the President, Chief Executive Officer, a director and the sole shareholder of Rainbow Resources, Inc. Through Rainbow Resources, Inc., Mr. McMurrey acquired a controlling interest in Teletouch in 1984. Mr. McMurrey is the majority shareholder, a director and an officer of Progressive Concepts Communications, Inc., which is the majority shareholder of TLL Partners, L.L.C. (“TLLP”), a Texas limited liability company, which controls the majority of the outstanding common stock of Teletouch. Mr. McMurrey was also an officer and director of Progressive Concepts, Inc. (“PCI”) prior to the contribution of the stock of PCI by TLLP to Teletouch in August 2006. Mr. McMurrey is also a controlling person of TLL Partners and Rainbow Resources, Inc. The principal business of TLLP is to act as a holding company for Mr. McMurrey’s investment in Teletouch securities. Mr. McMurrey received a B.S. Degree in Petroleum Engineering from the University of Texas in 1971. Mr. McMurrey’s substantial experience in acquiring, financing and operating wireless and other companies and his day to day leadership as Chief Executive Officer of our Company provides him with intimate knowledge of our business and operations and contributes substantial value to the Board and the Company at large.

Thomas A. “Kip” Hyde, Jr., Director, President and Chief Operating Officer, joined Teletouch in October 2004 and served as Chief Executive Officer through November 2006. Subsequent to Teletouch’s acquisition and consolidation of Progressive Concepts, Inc. (“PCI”) in 2006, Mr. Hyde was named President and Chief Operating Officer of Teletouch, and President and Chief Executive Officer of PCI. In March 2009, Mr. Hyde was appointed to Teletouch’s Board of Directors to fill a vacant Board position. Prior to this, starting in 2002, Mr. Hyde was employed by Progressive Concepts Communications, Inc. (“PCCI”), a company controlled by Teletouch Chairman, Robert McMurrey, primarily managing its PCI-Hawk Electronics Home & Commercial Services division. In June 2003, Mr. Hyde was named President of State Hawk Security, Inc., a wholly owned subsidiary of PCCI, which purchased residential and commercial security contracts from PCI, among others. Prior to joining PCCI, Mr. Hyde was the President & CEO of Greenland Corporation, a San Diego, CA-based ATM manufacturer and back-office financial services provider to Mr. Hyde’s former employer, Dallas, TX-based Affiliated Computer Services (“ACS”). While at ACS, Mr. Hyde served in various executive roles, including Corporate Vice President of ACS Retail Solutions and Vice President of ACS Financial Services group. While at ACS, Mr. Hyde was awarded U.S. Patent #6,038,553 for the development of a self-service check cashing method and financial services kiosk architecture and telecommunications system. A later version of this system (now known as Vcom TM ) is installed in over 2,000 7-Eleven stores across the USA. Mr. Hyde holds a B.A. degree in Finance from the University of Texas at Austin. Mr. Hyde’s substantial experience in corporate mergers and acquisitions including diligence and restructuring and his day to day leadership as President and Chief Operating Officer of our Company provides him with intimate knowledge of our business and operations.

Douglas E. Sloan, Chief Financial Officer, joined Teletouch as a Senior Financial Analyst in August 1998. In May 2001, he was promoted to Controller and Corporate Secretary. In December 2005, he was promoted to the office of Interim Chief Financial Officer. In November 2006, Mr. Sloan was promoted to Chief Financial Officer and Treasurer. Mr. Sloan began his financial career as a senior auditor with Ernst & Young, LLP in Dallas, Texas from 1991 to 1995. Mr. Sloan is a Certified Public Accountant and has been licensed in the State of Texas since 1992. He holds a B.B.A. degree in Accounting from Texas A&M University. Mr. Sloan brings his extensive experience and expertise in the public accounting and auditing areas as well as his experience in corporate mergers and acquisitions including diligence and restructuring to his day to day work at the Company.

Clifford E. McFarland, an Independent Director, has been a director of Teletouch since May 1995. In 1991, Mr. McFarland co-founded McFarland, Grossman & Company, Inc. (“MGCO”), an investment bank in Houston, Texas, and has served as the President and Senior Managing Director of MGCO since its inception. From May 2006 to December 12, 2008, Mr. McFarland also served as President of LITMUS Consulting, LLC, a strategic financial services provider. From April 2008 to June 2008, Mr. McFarland served as a director and a Compensation Committee member of Production Enhancement Group, Inc., a Toronto Stock Exchange listed public company. Mr. McFarland earned a B.S. in Business / Public Affairs from the University of Houston / Clear Lake. Mr. McFarland brings substantial experience in key areas of interest to our Company, including financial management and analysis, investment banking, capital formation, mergers and acquisitions.

Henry Y.L. Toh, an Independent Director, has been a director of Teletouch since November 2001. He is currently serving as a director with four other publicly traded companies. Since 1992, Mr. Toh has served as an officer and director of Acceris Communications, Inc., a publicly held voice-over-IP company. Since December 1998, Mr. Toh has served as a director of National Auto Credit, Inc., a specialized finance and entertainment company. From April 2002 until February 2004, Mr. Toh served as a director of Bigmar, Inc., a Swiss pharmaceuticals company. Since March 2004, Mr. Toh has served as a director of Crown Financial Group, Inc., a registered broker-dealer. From September 2004 until August 2005, Mr. Toh served as a director of Vaso Active Pharmaceuticals, Inc. Since 1992, Mr. Toh has served as an officer and director of Four M International, Inc., a privately held offshore investment entity. Since January 2010, Mr. Toh has served as the Vice Chairman and Executive Vice President of NuGen Holdings, Inc.. Mr. Toh began his career with KPMG Peat Marwick from 1980 to 1992, where he specialized in international taxation and mergers and acquisitions. Mr. Toh earned a B.S. in Managerial Studies / Economics from Rice University in 1980. Mr. Toh brings substantial experience in key areas of interest to our Company, including public company accounting, financial management and analysis.

Marshall G. Webb, an Independent Director, has been a director of Teletouch since November 2001. He is President of Polaris Group, an advisory firm he founded in January 1999 to provide financial advisory and merger and acquisition services to public and private companies. From February 2003 through 2004, Mr. Webb has served as Chief Executive Officer of HWI Group, Inc., an early stage company formed to create security services solutions for maritime and land-based facilities including private companies and governmental agencies. From March 2005 through the closing of its August 2007 merger with a NYSE listed company, Mr. Webb has served as a director of ACR Group, Inc., a wholesale distributor of air conditioning, heating and refrigeration equipment. From April 2004 to October 2009, he has served as a director of Isolagen, Inc., a biotechnology company. From February 2004 through April 2005, he served as a director of Omni Energy Services Corp., a seismic support and exploration company. Mr. Webb attended Southern Methodist University, is a Certified Public Accountant, and began his career with Peat, Marwick, Mitchell & Co. Mr. Webb brings substantial experience in key areas of interest to our Company, including public company accounting, financial management and analysis.

Director and Officer Involvement in Certain Legal or Material Proceedings

There are no material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any associate of any such director, executive officer, affiliate or security holder is a party adverse to the Company or has a material interest adverse to the Company. There are no family relationships between any of the Company’s executive officers or directors and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director. There were no material changes to the procedures by which shareholders may recommend nominees to the Board since the Company’s last disclosure of such policies.

To the best of our knowledge, none of the following events have occurred during the past ten years that are material to an evaluation of the ability or integrity of any director, director nominee or executive officer of the Company:

▪
any bankruptcy petition filed by or against, or any appointment of a receiver, fiscal agent or similar Officer for, the business or property of such person, or any partnership in which such person was a general partner or any corporation of which such person was an executive officer either, in each case, at the time of the filing for bankruptcy or within two years prior to that time;

▪	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

▪
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, Director or employee of any investment company, bank, savings and loan association or insurance company; or

(ii) engaging in or continuing any conduct or practice in connection with such activity;

(iii) engaging in any type of business practice; or engaging in any activity in connection with the   purchase or sale of any  security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

▪
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to act as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, Director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

▪
being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or federal commodities law, and the judgment in such civil action or finding by the SEC or the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated;

▪
being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial instructions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

▪
being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a) (26) of the Exchange Act), any registered entity (as defined in Section 1(a) (29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or person associated with a member.

Board Committees

Prior to its January 2007 delisting, Teletouch’s common stock was traded on the American Stock Exchange (the “AMEX”) under the symbol “TLL.”   Currently, the Company’s securities are quoted in the OTC Bulletin Board under the symbol “TLLE.”

Our Board continues to apply and review its members in compliance with independence requirements set forth in the NYSE Amex Company Guide and applicable federal securities laws. Under these requirements, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his immediate family and Teletouch and its affiliates, including those transactions that are contemplated under Item 404(a) of Regulation S-K. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. All but two of our directors are “independent” as defined in the Amex Company Guide (Messrs. McMurrey and Hyde, in addition to serving on the Board, also serve as our Chief Executive Officer, and President and Chief Operating Officer, respectively, and neither serves on the Audit, Nominating and Corporate Governance or Compensation Committees). The members of the Audit Committee are also “independent” for purposes of Section 10A-3 of the Exchange Act and AMEX listing requirements. The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. None of our directors engages in any transaction, relationship, or arrangement contemplated under section 404(a) of Regulation S-K.

Our Board has four committees: Audit Committee, Executive Committee, Compensation Committee, and the Nominating and Governance Committee.

During the fiscal year ended May 31, 2011, the Board held 8 meetings in person or telephonically and acted by written consent on no occasions. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served. The membership and responsibilities of our current committees are summarized below. Additional information regarding the responsibilities of each committee is found in, and is governed by, our By-Laws, as amended, each committee’s Charter, where applicable, specific directions of the Board, and certain mandated regulatory requirements. The Charters of the standing committees of the Board as well as the Code of Conduct and Ethics are available at our website at http://www.teletouch.com.

Audit Committee.  The Audit Committee’s primary responsibilities are to monitor the Company’s financial reporting process and internal control system, to monitor the audit processes of the Company’s independent registered public accounting firm and internal financial management, and to provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management and the Board. The Audit Committee operates under a charter and reviews its charter annually and updates it as appropriate.

The Audit Committee’s primary responsibilities are to:

▪	review whether or not management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

▪	review whether or not management has established and maintained processes to ensure that an adequate system of internal controls is functioning within the Company;

▪
review whether or not management has established and maintained processes to ensure compliance by the Company with legal and regulatory requirements that may impact its financial reporting and disclosure obligations;

▪	oversee the selection and retention of the Company’s independent registered public accounting firm, their qualifications and independence;

▪	prepare a report of the Audit Committee for inclusion in the proxy statement for the Company’s annual meeting of shareholders;

▪	review the scope and cost of the audit, the performance of the independent registered public accounting firm, and their report on the annual financial statements of the Company; and

▪	perform all other duties as the Board may from time to time designate.

The Audit Committee met 10 times during the fiscal year ended May 31, 2011. The Audit Committee consists of the following independent directors: Marshall G. Webb (Chairman), Clifford McFarland and Henry Y.L. Toh. Mr. McFarland was appointed to the Audit Committee in November 2008 after he was deemed independent by the Board. Prior to Teletouch’s acquisition of PCI, Mr. McFarland served on the board of PCI’s previous parent, PCCI, and received compensation for his service through May 2006.  The Board has determined that Marshall G. Webb is an Audit Committee “financial expert” as defined under Item 407(d) of Regulation S-K under the Securities Act and is “independent” within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. As a “financial expert,” Mr. Webb has an understanding of GAAP and financial statements, experience in preparing or auditing financial statements of generally comparable companies, has applied such principles in connection with accounting for estimates, accruals and reserves and has experience with internal accounting controls and an understanding of Audit Committee functions.

Compensation Committee.  The Compensation Committee administers the Company’s incentive plans, sets policies that govern executives’ annual compensation and long-term incentives, and reviews management performance, compensation, development and succession. The duties of the Compensation Committee include establishing any director compensation plan or any executive compensation plan or other employee benefit plan which requires shareholder approval; establishing significant long-term director or executive compensation and director or executive benefits plans which do not require shareholder approval; determination of any other matter, such as severance agreements, change in control agreements, or special or supplemental executive benefits, within the Committee's authority; determining the overall compensation policy and executive salary plan; and determining the annual base salary, annual bonus, and annual and long-term equity-based or other incentives of each corporate officer, including the CEO. Although a number of aspects of the CEO’s compensation may be fixed by the terms of his employment contract, the Compensation Committee retains discretion to determine other aspects of the CEO’s compensation. The CEO reviews the performance of the executive officers of the Company (other than the CEO) and, based on that review, the CEO makes recommendations to the Compensation Committee about the compensation of executive officers (other than the CEO). The CEO does not participate in any deliberations or approvals by the compensation committee or the Board with respect to his own compensation. The Compensation Committee makes recommendations to the Board about all compensation decisions involving the CEO and the other executive officers of the Company. The Board reviews and votes to approve all compensation decisions involving the CEO and the executive officers of the Company. The Compensation Committee and the Board will use data, showing current and historic elements of compensation, when reviewing executive officer and CEO compensation. The Committee is empowered to review all components of executive officer and director compensation for consistency with the overall policies and philosophies of the Company relating to compensation issues. The Committee may from time to time delegate duties and responsibilities to subcommittees or a Committee member. The Committee may retain and receive advice, in its sole discretion, from compensation consultants. The Compensation Committee does not currently employ compensation consultants in determining or recommending the amount or form of executive and director compensation. None of the members of our Compensation Committee is one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. The Compensation Committee consists of Clifford E. McFarland (Chairman), Henry Y.L. Toh and Marshall G. Webb. During the fiscal year ended May 31, 2011, the Compensation Committee held 6 meetings.

Executive Committee.  Robert M. McMurrey (Chairman) and Clifford E. McFarland are the members of the Executive Committee, which held no meetings during the fiscal year ended May 31, 2011.

Nominating and Corporate Governance Committee.  The Nominating Committee was established during the 2004 fiscal year. Its purpose was to identify candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting. In 2008, the Board identified the need to establish a committee responsible for other corporate governance matters, including director independence and qualifications so the scope of the Nominating Committee was expanded to include these additional governance matters. In December 2008, the charter of the Nominating and Corporate Governance Committee was approved by the Board. The Committee annually assesses and reports to the Board on Board Committee performance and effectiveness, reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its committees and annually reviews and reports to the Board on director compensation and benefits matters. The Nominating Committee had 1 meeting during the fiscal year ended May 31, 2011. The Nominating Committee consists of Henry Y.L. Toh (Chairman), Marshall G. Webb and Clifford E. McFarland.

The Nominating Committee has the following responsibilities as set forth in its charter:

▪	to review and recommend to the Board with regard to policies for the composition of the Board;

▪	to review any director nominee candidates recommended by any director or executive officer of the Company, or by any shareholder if submitted properly;

▪
to identify, interview and evaluate director nominee candidates and have sole authority to retain and terminate any search firm to be used to assist the Committee in identifying director candidates and approve the search firm’s fees and other retention terms;

▪	to recommend to the Board the slate of director nominees to be presented by the Board;

▪	to recommend director nominees to fill vacancies on the Board, and the members of each Board committee;

▪	to lead the annual review of Board performance and effectiveness and make recommendations to the Board as appropriate; and

▪	to review and recommend corporate governance policies and principles for the Company, including those relating to the structure and operations of the Board and its committees.

Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate of limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware general Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise. The Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Article VIII of our Restated Certificate of Incorporation provides that we shall indemnify our directors, officers, agents and/or employees to the fullest extent allowed by the Delaware General Corporation Law, as amended.  Article VI of our Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  Further, Article XI of our Restated By-Laws provides generally that we shall indemnify our officers, directors, employees and agents to the fullest extent permitted by the Certificate of Incorporation consistent with the General Corporation Law of Delaware, as amended.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company maintains a "claims made" directors' and officers' liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

The following table sets forth information concerning the compensation for the fiscal years ended May 31, 2011 and 2010, respectively, of our Named Executive Officers:

				Option	All Other
		Salary	Bonus (6)	Awards (4)	Compensation (5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Robert M. McMurrey (1)	2011	380,000	-	81,028	3,630	464,658
(Chairman, CEO)	2010	380,000	380,000	34,846	3,630	798,476

Thomas A. Hyde, Jr. (2)	2011	325,000	-	64,560	-	389,560
(President, COO)	2010	325,000	325,000	27,764	8,883	686,647

Douglas E. Sloan (3)	2011	250,000	-	47,608	10,467	308,075
(CFO, Treasurer, Secretary)	2010	210,000	210,000	-	9,800	429,800

(1)
Mr. McMurrey was previously Chief Executive Officer of Teletouch until February 2000 and was re-appointed to this position in November 2006 following the acquisition of PCI in August 2006. In December 2008, Mr. McMurrey entered into an executive employment contract with the Company, effective June 1, 2008, under which his annual salary was increased to $380,000 with a target bonus of up to 100% of his annual salary based upon the Company’s achievement toward certain performance targets established by the Compensation Committee of the Board. See Note (6) below for discussion on the fiscal 2011 bonus award.  For 2010, Mr. McMurrey was granted a bonus of $380,000 based upon the Company exceeding the fiscal 2010 performance targets established in conjunction with the employment agreement. Under the terms of Mr. McMurrey’s employment the fiscal year 2010 bonus was due to be paid no later than July 31, 2010; however, Mr. McMurrey agreed to take 25% of this bonus payment in July 2010 and 25% in August 2010 with the balance paid out at the discretion of the Company by December 2010.

(2)
Mr. Hyde was named Chief Executive Officer in October 2004 and in November 2006, concurrent with Mr. McMurrey being named Chief Executive Officer, Mr. Hyde was named President and Chief Operating Officer. In December 2008, Mr. Hyde entered into an executive employment contract with the Company, effective June 1, 2008, under which his annual salary was increased to $325,000 with a target bonus of up to 100% of his annual salary based upon the Company’s achievement toward certain performance targets established by the Compensation Committee of the Board. See Note (6) below for discussion on the fiscal 2011 bonus award.   For 2010, Mr. Hyde was granted a bonus of $380,000 based upon the Company exceeding the fiscal 2010 performance targets established in conjunction with the employment agreement. Under the terms of Mr. Hyde’s employment the fiscal year 2010 bonus was due to be paid no later than July 31, 2010; however, Mr. Hyde agreed to take 25% of this bonus payment in July 2010 and 25% in August 2010 with the balance paid out at the discretion of the Company by December 2010.

(3)
Mr. Sloan was named Chief Financial Officer and Treasurer in November 2006 following the acquisition of PCI in August 2006. For fiscal 2010, Mr. Sloan’s salary was $210,000 annually with a target bonus of up to 100% of his annual salary based on the same performance targets established by the Compensation Committee in conjunction with Mr. McMurrey and Mr. Hyde’s employment agreements. Effective June 1, 2010, the Compensation Committee increased Mr. Sloan’s salary to $250,000 annually with a target bonus of up to 100% of his annual salary based on the same performance targets established for Mr. McMurrey and Mr. Hyde.  See Note (6) below for discussion on the fiscal 2011 bonus award.   For 2010, Mr. Sloan was granted a bonus of $210,000 based upon the Company exceeding the fiscal 2010 performance targets established by the Compensation Committee. Mr. Sloan agreed to take 25% of this bonus payment in July 2010 and 25% in August 2010 with the balance paid out at the discretion of the Company by December 2010.

(4)
Amounts in this column represent the total fair value of equity-based compensation for stock options awarded in the respective fiscal year. The fair value of the stock options is determined pursuant to ASC Topic 718. Assumptions used in the calculation of the fair value of the stock options awarded in 2011 are described in Note 2 to the Company's financial statements for the fiscal quarter ended August 31, 2010, included in the Company's Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on October 15, 2010.  Assumptions used in the calculation of the fair value of the stock options awarded in 2010 are described in Note 2 to the Company's audited financial statements for the fiscal year ended May 31, 2010, included in the Company's Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on August 30, 2010. See the “Outstanding Equity Awards at Fiscal Year-End 2010” table below for information on stock option grants made in fiscal year 2010.

(5)	Represents contributions made by Teletouch pursuant to its 401(k) Plan.

(6)
As of the date of this filing, the Company’s Compensation Committee has not been able to complete its review of  Company’s fiscal 2011 operating results or conclude if any discretionary bonus would be awarded to any executive officer.  The Compensation Committee believes it will be able to conclude if a bonus will be awarded to any or all of the executive officers in by July 2011.

Outstanding Equity Awards at Fiscal Year-End 2011

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Excercisable	Unexercisable	($)	Date

Robert M. McMurrey	614,035	307,017	0.190	8/1/2018 (5)
	319,000	-	0.116	6/1/2019 (6)
	319,000	-	0.326	6/1/2020 (7)

Thomas A. Hyde, Jr.	500,000	-	0.384	10/19/2014 (3)
	400,000	-	0.390	9/13/2016 (4)
	526,315	263,158	0.190	8/1/2018 (5)
	254,167	-	0.116	6/1/2019 (6)
	254,167		0.326	6/1/2020 (7)

Douglas E. Sloan	10,000	-	0.400	4/11/2013 (1)
	50,000	-	0.550	7/8/2014 (2)
	270,000	-	0.390	9/13/2016 (4)
	368,421	184,210	0.190	8/1/2018 (5)
	150,000	-	0.346	6/21/2020 (8)

Vesting Schedule for Outstanding Stock Options and Unvested Restricted Stock Units

Grant
Note	Dates	Incremental Vesting Dates
(1)	4/11/2003	30% on 7/1/03, 30% on 7/1/04, 40% on 7/1/05
(2)	7/8/2004	40% - 8/1/04, 30% - 8/1/05, 30% - 8/1/06
(3)	10/19/2004	1/3 - 10/19/05, 1/3 - 5/31/06, 1/3 - 5/31/07
(4)	9/13/2006	1/3 - 9/13/07, 1/3 - 9/13/08, 1/3 - 9/13/09
(5)	8/1/2008	1/3 - 8/1/09, 1/3 - 8/1/10, 1/3 - 8/1/11
(6)	6/1/2009	100% vested on 6/1/09
(7)	6/1/2010	100% vested on 6/1/10
(8)	6/21/2010	100% vested on 6/21/10

The stock options have a maximum term of 10 years measured from the applicable grant date, subject to early termination in the event of the optionee’s cessation of service with Teletouch. The exercise price for each of these options is equal to the average of the 5 days closing price per share of common stock prior to the grant date.

Employment Contracts, Termination Provisions and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Robert M. McMurrey:  On December 31, 2008, the Board of Teletouch approved an executive employment agreement with an effective date of June 1, 2008 (the “McMurrey Agreement”) by and between the Company and Robert M. McMurrey, the Company’s present Chairman and Chief Executive Officer. Mr. McMurrey will continue to be engaged on a full-time basis with the authority to perform all such responsibilities, duties and render such services as may be customary to the offices of the Chairman and Chief Executive Officer of the Company. Under the terms and provisions of the McMurrey Agreement, the term of his employment with the Company commences on June 1, 2008 for an initial term ending May 31, 2011, and automatically renews for successive additional one year term(s), unless either the Company or Mr. McMurrey gives the other party an advance written notice not to renew the McMurrey Agreement. At May 31, 2011, the McMurrey Agreement automatically renewed for an additional one year term ending May 31, 2012 with no other changes to the terms of this agreement.  Under the terms of the employment agreement, Mr. McMurrey will be entitled to:

•	annual base salary of $380,000 during the term of his employment, subject to review by the Board for subsequent increases on an annual basis;

•	annual bonus if, in the sole discretion of the Board, he meets the Company’s performance targets as determined by the Compensation Committee of the Board;

•
at least 319,000 10-year options to purchase shares of common stock of the Company (with exact number of such options to be finalized by the Compensation Committee of the Board) under its existing equity compensation plan, on the first business date of each fiscal year the McMurrey Agreement is in effect, each of which grants will be vested fully on the grant date and subject to other terms and provisions as may be set forth in each stock option agreement evidencing each such grant;

•
participate in all medical, dental, life, and disability insurance, participation in the Company’s 401(k) plan, and other benefits available to all full-time employees of the Company, subject to eligibility requirements.

The McMurrey Agreement may be terminated by the Company in the event of Mr. McMurrey’s (i)  disability, (ii) death, (iii) not for Cause (as defined below), for any reason and in the Company’s sole and absolute discretion, provided that the Company will continue to pay the base salary then in effect for no less than a year and no more than the remaining term of the Agreement, (iv) for Cause, which includes, without limitation, (1) the indictment of, or the bringing of formal charges against Mr. McMurrey involving criminal fraud or embezzlement; (2) his conviction of a crime involving an act or acts of dishonesty, fraud or moral turpitude, which act or acts constitute a felony; (3) his continued failure to substantially perform his duties under the McMurrey Agreement, as reasonably determined by the Board, which is not cured in a reasonable time; (4) his having willfully caused the Company, without the approval of the Board, to fail to abide by either a valid material contract to which the Company is a party or the Company’s By-Laws; (5) Mr. McMurrey having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (6) his having committed acts or omissions constituting a material breach of duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company, which are not cured in a reasonable time; or (7) his having committed acts or omissions constituting a material breach of this McMurrey Agreement, which are not cured in a reasonable time. In the event of termination in the event of death, disability or not for Cause, the Company will pay all amounts then due to Mr. McMurrey under the McMurrey Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. In the event of termination for Cause, the Company will have no further obligations to Mr. McMurrey under this McMurrey Agreement, and any and all options granted hereunder will terminate according to their terms.

The McMurrey Agreement may also be terminated by Mr. McMurrey for Good Reason, which will be deemed to exist: (i) if the Board fails to elect or reelect Mr. McMurrey to, or removes him from, any of the office(s) referred to in the McMurrey Agreement; (ii) if the scope of his duties, responsibilities, authority or position is significantly reduced (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise); or (iii) if the Company shall have continued to fail to comply with any material provision of this McMurrey Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance.

The McMurrey Agreement also contains confidentiality, non-competition and other additional provisions, which are customary to employment agreements of this nature. The foregoing description of the McMurrey Agreement does not purport to be complete and is qualified in its entirety by the copy of the agreement attached hereto as Exhibits 10.1 and is incorporated herein by reference.

The Compensation Committee of the Board reviewed and approved the terms and provisions of the McMurrey Agreement.

Thomas A. “Kip” Hyde, Jr.:  On December 31, 2008, the Board of Teletouch approved an executive employment agreement with an effective date of June 1, 2008 (the “Hyde Agreement”) by and between the Company and Thomas A. “Kip” Hyde, Jr. the Company’s present President and Chief Operating Officer, as well as Chief Executive Officer of certain of the Company’s subsidiaries.

Mr. Hyde will continue to be engaged on a full-time basis with the authority to oversee all of the Company’s operational aspects and perform such responsibilities, duties and render such services as may be customary to the offices of the President and Chief Operating Officer of the Company, as well as Chief Executive Officer of certain of the Company’s subsidiaries.

Under the terms and provisions of the Hyde Agreement, the term of his employment with the Company commences on June 1, 2008 for an initial term ending May 31, 2011, and automatically renews for successive additional one year term(s), unless either the Company or Mr. Hyde gives the other party an advance written notice not to renew the Hyde Agreement. At May 31, 2011, the Hyde Agreement automatically renewed for an additional one year term ending May 31, 2012 with no other changes to the terms of this agreement.  Under the terms of the employment agreement, Mr. Hyde will be entitled to:

•	annual base salary of $325,000 during the term of his employment, subject to review by the Board for subsequent increases on an annual basis;

•	annual bonus if, in the sole discretion of the Board, he meets the Company’s performance targets as set and determined by the Compensation Committee of the Board;

•
at least 254,167 10-year options to purchase shares of common stock of the Company (with exact number of such options to be finalized by the Compensation Committee of the Board) under its existing equity compensation plan, on the first business date of each fiscal year the Hyde Agreement is in effect, each of which grants will be vested fully on the grant date and subject to other terms and provisions as may be set forth in each stock option agreement evidencing each such grant;

•
participate in all medical, dental, life, and disability insurance, participation in the Company’s 401(k) plan, and other benefits available to all full-time employees of the Company, subject to eligibility requirements.

The Agreement may be terminated by the Company in the event of Mr. Hyde’s (i) disability, (ii) death, (iii)  not for Cause (as defined below), for any reason and in the Company’s sole and absolute discretion, provided that the Company will continue to pay the base salary then in effect for no less than a year and no more than the remaining term of the Agreement, (iv) for Cause, which includes, without limitation, (1) the indictment of, or the bringing of formal charges against Mr. Hyde involving criminal fraud or embezzlement; (2) his conviction of a crime involving an act or acts of dishonesty, fraud or moral turpitude, which act or acts constitute a felony; (3) his continued failure to substantially perform his duties under the Agreement, as reasonably determined by the Board, which is not cured in a reasonable time; (4) his having willfully caused the Company, without the approval of the Board, to fail to abide by either a valid material contract to which the Company is a party or the Company’s By-Laws; (5) his having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (6) his having committed acts or omissions constituting a material breach of duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company, which are not cured in a reasonable time; or (7) his having committed acts or omissions constituting a material breach of this Hyde Agreement, which are not cured in a reasonable time. In the event of termination in the event of death, disability or not for Cause, the Company will pay all amounts then due to Mr. Hyde under the Hyde Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination. In the event of termination for Cause, the Company will have no further obligations to Hyde under this Hyde Agreement, and any and all options granted hereunder will terminate according to their terms.

The Hyde Agreement may also be terminated by Mr. Hyde for Good Reason, which will be deemed to exist: (i) if the Board fails to elect or reelect Mr. Hyde to, or removes him from, any of the offices of the President and Chief Operating Officer of the Company absent Cause; (ii) if the Board fails to nominate him to serve on the Board at the first meeting of the Board following December 31, 2009; (iii) if the scope of his duties, responsibilities, authority or position is significantly reduced (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise) provided that Mr. Hyde will act by written notice of his belief that such event has occurred within 30 days of any such diminution in the scope of his duties, responsibilities, authority or position; or (iv) if the Company shall have continued to fail to comply with any material provision of the Hyde Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance.  The Hyde Agreement also contains confidentiality, non-competition and other additional provisions which are customary to employment agreements of this nature. The Compensation Committee of the Board reviewed and approved the terms and provisions of the Hyde Agreement.

Director Compensation

Each director of Teletouch, who is not a salaried officer or employee of Teletouch or of a subsidiary of Teletouch, receives compensation for serving as a director and fees for attendance at meetings of the Board or of any committee appointed by the Board as determined by the Board from time to time. Beginning August 2004 and through May 31, 2008, the Company provided a compensation plan for the Board members whereby all non-employee non-affiliate directors are compensated at the rate of $30,000 annually. Teletouch’s policy through May 31, 2008 is that every non-employee, non-affiliate director of Teletouch shall be paid $1,500 for attendance at Board meetings ($500 for telephonic attendance).

The directors are also eligible to receive options under our stock option plans at the discretion of the Board. Beginning August 2004 and through May 31, 2010 under the Company’s 2002 Plan, all non-employee non-affiliate directors received a one-time grant of options to purchase 15,000 shares of common stock upon election as a director plus an additional grant of 10,000 options on the first trading day of each year.

New Compensation Plan for Directors Effective June 1, 2008

Effective June 1, 2008, the Company approved a new compensation plan for our Board. Under the new compensation plan, all non-employees, non-affiliate directors will be compensated at the rate of $36,000 annually. In addition, non-employee, non-affiliate directors serving on committees of the Board receive additional annual compensation as follows:

Committee Assignment	Additional Annual Compensation ($)
Audit Committee Chairman	12,500
Audit Committee Member (excl. Chairman)	3,000
Compensation Committee Chairman	7,500
Compensation Committee Member (exlc. Chairman)	2,500
Corporate Governance Committee Chairman	3,750
Corporate Governance Committee Member (excl. Chairman)	1,000

Under the new compensation plan, non-employee, non-affiliate directors will be paid $1,500 for attendance at meetings of the Board or any committee meetings subject to a maximum daily compensation of $2,250 in the event of attendance of multiple meetings in a single day ($750 for telephonic attendance subject to a maximum daily compensation of $1,000 in the event of telephonic attendance of multiple meetings in a single day). Beginning June 1, 2008, all non-employee, non-affiliate directors will receive a one-time grant of options to purchase 45,000 shares of common stock upon election as a director plus an additional grant of either (i) options to purchase 40,000 shares of common stock or (ii) 20,000 shares of the Company’s common stock on the first trading day of each calendar year as additional compensation for their services. The directors can choose to receive either the stock options or shares of common stock annually following their election to the Board.

	Fees
	Earned or
	Paid in	Option
	Cash	Awards	Total
Non-Employee Director	($)	($)(1)	($)

Marshall G. Webb	72,750	10,160	82,910

Henry Y.L. Toh	66,000	10,160	76,160

Clifford McFarland	65,250	10,160	75,410

(1)
Amounts in this column represent the total fair value of equity-based compensation for stock options awarded in the respective fiscal year. The fair value of the stock options is determined pursuant to ASC Topic 718. Assumptions used in the calculation of the fair value of the stock options are described in Note 2 to the Company's financial statements for the fiscal quarter ended August 31, 2010, included in the Company's Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on October 15, 2010.

Stock Option Plans

1994 Stock Option and Appreciation Rights Plan

Teletouch’s 1994 Stock Option and Stock Appreciation Rights Plan (the “1994 Plan”) was adopted in July 1994 and provides for the granting of incentive and non-incentive stock options and stock appreciation rights to officers, directors, employees and consultants to purchase not more than an aggregate of 1,000,000 shares of common stock. The Compensation Committee or the Board of Directors administers the 1994 Plan and has authority to determine the optionees to whom awards will be made, the terms of vesting and forfeiture, the amount of the awards and other terms.  Under the terms of the 1994 Plan, the option price approved by the Board of Directors shall not be less than the fair market value of the common stock at date of grant.  As of May 31, 2011, there were 39,329 options outstanding and 360,671 options remaining available for future issuance under the 1994 Plan.

2002 Stock Option and Appreciation Rights Plan

Our shareholders approved the 2002 Stock Option and Appreciation Rights Plan (the “2002 Plan”) at the 2002 Annual Shareholder meeting. The 2002 Plan provides that non-employee, non-affiliate directors are eligible to receive options, as well as officers, employees and consultants. It is the Board’s intention that annual non-discretionary option grants to certain directors under the 1994 Stock Option Plan cease, along with one-time grants of options to new Board members when they join the board. However, these kinds of grants will continue under the 2002 Plan. All options granted under the 2002 Plan will be exercisable at a price equal to the closing market price on the date of grant; vesting will be as determined by the Board or Compensation Committee on the date of grant. As of May 31, 2011, there were 5,616,488 options outstanding and 3,853,512 options remaining available for future issuance under the 2002 Plan.

 Securities Authorized For Issuance under Equity Compensation Plans

The following table summarizes information as of May 31, 2011, about the Company’s outstanding stock options and shares of Common Stock reserved for future issuance under the Company’s existing equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in col. (a))
Equity compensation plans approved by security holders(1)	5,655,817	$0.26	4,214,183
Equity compensation plans not approved by security holders	—	—	—
Totals	5,655,817	$0.26	4,214,183

(1)	The equity compensation plans approved by security holders are the 1994 Stock Option and Appreciation Rights Plan and the 2002 Stock Option and Appreciation Rights Plan.

RELATED PARTY TRANSACTIONS

During the 2011 fiscal year, we were not involved in any related transactions subject to Item 404 of Regulation S-K.  Pursuant to written Board policies, our executive officers and directors, and principal shareholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction without the prior consent of the Board.  Any request for such related party transaction with an executive officer, director, principal shareholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee and the Board for review, consideration and approval.  All of our directors, executive officers and employees are required to report to the Board any such related party transaction.   In approving or rejecting the proposed agreement, the Board will consider the relevant facts and circumstances available and deemed relevant to the Board which will approve only those agreement that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Board determines in the good faith exercise of its discretion.

As described elsewhere in this prospectus, TLL Partners, L.L.C., a Delaware limited liability company and a holder of the majority of our outstanding securities, is controlled by our Chairman of the Board and Chief Executive Officer, Robert McMurrey. Our Audit Committee and Board of Directors have reviewed and approved the terms of these transactions as well as Mr. McMurrey’s involvement in these transactions.

PRINCIPAL SHAREHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock as of June 13, 2011 by:
•	each person known to us that beneficially owns more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated in the table below, the address for each principal shareholder is in the care of 5718 Airport Freeway, Fort Worth, Texas 76117.

	Number of
	Common	% of Common
	Shares	Shares
Name and Address	Beneficially	Beneficially
of Beneficial Owner	Owned (1)	Owned

Robert M. McMurrey (2)(3)(5)(6)(7)	33,462,476	66.1%
Progressive Concepts Communications, Inc. (7)	30,650,999	62.9%
TLL Partners, L.L.C. (6)	30,650,999	62.9%
Stratford Capital Partners, LP (4)	2,610,000	5.4%
300 Crescent Court # 500
Dallas, Texas 75201
Thomas A. Hyde, Jr. (2)(8)	2,451,974	4.8%
Douglas E. Sloan (2)(10)	1,032,631	2.1%
Michael Dickens (2)(10)	333,333	*
Clifford McFarland (3)(9)	216,331	*
Henry Y.L. Toh (3)(10)	216,998	*
Marshall G. Webb (3)(10)	216,998	*
All Named Executive Officers and Directors as a Group ( 7 Persons)	37,930,741	69.2%

*	Indicates less than 1.0%.

(1)
Unless otherwise noted in these footnotes, Teletouch believes that all shares referenced in this table are owned of record by each person named as beneficial owner and that each person has sole voting and dispositive power with respect to the shares of common stock owned by each of them. In accordance with Rule 13d-3, each person’s percentage ownership is determined by assuming that the options or convertible securities that are held by that person, and which are exercisable within 60 days, have been exercised or converted, as the case may be.

(2)	Named Executive Officer.

(3)	Director.

(4)
Stratford Capital Partners, L.P. (“Stratford”) received the shares of Teletouch common stock in conjunction with the restructuring of the subordinated debt at PCI. TLLP, PCI’s parent, transferred 2,610,000 shares of Teletouch common stock that it held to Stratford in August 2006 as partial settlement of the junior debt obligations of PCI.

(5)
Mr. McMurrey has voting and dispositive power over all Teletouch securities owned by Rainbow Resources, Inc. (“RRI”). The figures for Mr. McMurrey include the 1,200,000 shares held of record by RRI and 39,150,000 shares of common stock remaining of the 44,000,000 issued to TLLP by the Company in November 2005 upon the conversion of shares of Series C Preferred Stock held by TLLP, a wholly-owned subsidiary of PCCI. Mr. McMurrey is the controlling person of PCCI by virtue of his being its majority shareholder over which entity Mr. McMurrey exercises control. TLLP converted 1,000,000 shares of Series C Preferred Stock in November 2005 into 44,000,000 shares of common stock and immediately transferred 500,000 shares of common stock to another party leaving TLLP in control of 43,500,000 shares. In August 2006, TLLP transferred 2,610,000 shares of common stock to Stratford Capital Partners, L.P. and 1,740,000 shares of common stock to Retail and Restaurant Growth Capital, L.P. as partial settlement of PCI’s debt restructuring leaving TLL Partners in control of 39,150,000 shares. PCI was a subsidiary of TLLP prior to its contribution of PCI’s stock to Teletouch on August 11, 2006. The shares transferred by TLLP to other parties are not included in the shares reported above. Also included in the figures for Mr. McMurrey are 40,442 shares of common stock owned personally by Mr. McMurrey and 1,878,052 shares underlying stock options issued to Mr. McMurrey, 307,017 of which vest within 60 days. In August 2008, Mr. McMurrey was granted 921,052 options to purchase common stock, which vest 301,017 shares in August 2009, 307,017 shares in August 2010 and 307,018 shares in August 2011. In June 2009, June 2010 and June 2011, under the terms of his employment agreement effective June 1, 2008, Mr. McMurrey was granted 319,000 options to purchase common stock for a cumulative total of  957,000 options granted which vested immediately upon issuance.

(6)
Mr. McMurrey has voting and dispositive power over all Teletouch securities owned by RRI and TLLP. The principal business of TLLP is to act as a holding company for investment in Teletouch securities. TLLP is a wholly-owned subsidiary of PCCI; Mr. McMurrey is the controlling person of PCCI by virtue of his being its majority shareholder. TLLP converted 1,000,000 shares of Series C Preferred Stock in October 2005 into 44,000,000 shares of common stock and immediately transferred 500,000 shares of common stock to another party. In August 2006, TLL Partners transferred 2,610,000 shares of common stock to Stratford Capital Partners, L.P. and 1,740,000 shares of common stock to Retail and Restaurant Growth Capital, L.P. as partial settlement of Progressive Concepts, Inc.’s debt restructuring leaving TLL Partners in control of 39,150,000 shares. PCI was a subsidiary of TLL Partners prior to its contribution of PCI’s stock to Teletouch on August 11, 2006. The shares transferred by TLL Partners to other parties are not included in the shares reported above.

(7)
PCCI is the parent holding company of its wholly-owned subsidiary TLLP. Mr. McMurrey is the controlling person of PCCI by virtue of his being its majority shareholder. TLLP converted 1,000,000 shares of Series C Preferred Stock in November 2005 into 44,000,000 shares of common stock and immediately transferred 500,000 shares of common stock to another party. In August 2006, TLL Partners transferred 2,610,000 shares of common stock to Stratford Capital Partners, L.P. and 1,740,000 shares of common stock to Retail and Restaurant Growth Capital, L.P. as partial settlement of Progressive Concepts, Inc.’s debt restructuring leaving TLL Partners in control of 39,150,000 shares. PCI was a subsidiary of TLL Partners prior to its contribution of PCI’s stock to Teletouch on August 11, 2006. The shares transferred by TLL Partners to other parties are not included in the shares reported above.

(8)
Includes 2,451,974 shares underlying stock options granted to Mr. Hyde, 263,158 of which vest within 60 days.   Mr. Hyde was hired as the Company’s CEO in October 2004. Under the terms of Mr. Hyde’s October 2004 employment agreement, Mr. Hyde was granted 500,000 options to purchase common stock, which vested 166,667 shares in October 2005, 166,667 shares in May 2006 and 166,666 shares in May 2007. Mr. Hyde was granted an additional 400,000 options to purchase common stock in September 2006, which vest 133,334 shares in September 2007, 133,333 shares in September 2008 and 133,333 shares in September 2009. In August 2008, Mr. Hyde was granted 789,473 options to purchase common stock, which vest 263,158 shares in August 2009, 263,158 shares in August 2010 and 263,157 shares in August 2011. In June 2009, June 2010 and  June 2011, under the terms of his employment agreement effective June 1, 2008, Mr. Hyde was granted 254,167 options to purchase common stock for a cumulative total of 762,501 options granted which vested immediately upon issuance.

(9)
Includes 210,331 shares underlying stock options granted to Mr. McFarland and 12,000 shares registered in the name of McFarland, Grossman & Co. (“MGCO”) of which Mr. McFarland is the President and a director. Such 12,000 shares are held by MGCO for the benefit of another entity of which Mr. McFarland is a 50% owner. Mr. McFarland disclaims ownership of 6,000 of such shares. The shares do not include securities owned by TLLP; Mr. McFarland owns a minority interest in PCCI, the indirect parent of the Company, which is also the parent of TLLP.

(10)	Represents shares underlying stock options.

DESCRIPTION OF SECURITIES

We are authorized to issue 70,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of June 13, 2011, we had 48,739,002 shares of common stock and no shares of preferred stock outstanding.

All of our common stock is of the same class, and each share has the same rights and preferences. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote of the shareholders.  In the event of liquidation, subject to preferences that may be outstanding at the time of such liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities.  Holders of common stock do not have any cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund rights.  Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors at their sole discretion. We did not pay dividends to holders of our common stock in the past and we do not anticipate paying cash dividends on our common stock in 2010 or 2011 or in the foreseeable future, but instead will retain any earnings to fund our growth.  Any decision to pay cash dividends will depend on our ability to generate earnings, our need for capital, our overall financial condition, and other factors our Board deems relevant.

Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, $.001 par value per share. The Board of Directors is authorized to issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, to establish and designate any such series and to fix the number of shares and the relative conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. If shares of preferred stock with voting rights are issued by the Company, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the amount which the Company is authorized to issue. In addition, issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, preferred stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividends and liquidation rights. As of the date hereof, we have no preferred stock series issued and outstanding.

Provisions of Delaware law could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Our Certificate of Incorporation and By-Laws, as amended to date, contain provisions that could discourage potential takeover attempts and prevent shareholders from changing the Company's management. The By-Laws provide for a classified Board of Directors and that certain vacancies on the Board of Directors shall be filled only by a majority of the remaining Directors then in office.  In addition, the Company's By-Laws provide that no proposal by a shareholder shall be presented for vote at a special or annual meeting of shareholders unless such shareholder shall not later than the close of business on the fifth day following the date on which notice of the meeting is first given to shareholders, provide the Board of Directors or the Secretary of the Company with written notice of intention to present a proposal for action at the forthcoming meeting of shareholders, which notice shall include the name and address of such shareholder, the number of voting securities he holds of record and which he holds beneficially, the text of the proposal to be presented at the meeting and a statement in support of the proposal. Any shareholder may make any other proposal at an annual meeting or special meeting of shareholders and the same may be discussed and considered, but unless stated in writing and filed with the Board of Directors or the Secretary prior to the date set forth hereinabove, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place 60 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business proposed by a shareholder (acting in such capacity) shall be acted upon at such annual meeting unless stated and filed as described above.

We are subject to the provisions of Section 203 of the Delaware Law. Subject to a number of exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. A "business combination" includes a merger, asset sale, stock sale, or other transaction resulting in financial benefit to the shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring, or preventing a change of control without further action by the shareholders.

Our transfer agent for our common stock is Continental Stock Transfer & Trust Company located at 17 Battery Place, 8th Floor, New York, New York 10004. All inquiries may be made at 1-212-509-4000. The transfer agent’s internet website address is www.continentalstock.com.

Our common stock is listed on the OTC Bulletin Board under the symbol “TLLE.OB”.

SHARES AVAILABLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time.

Shares Covered by this Prospectus

All of the shares being registered in this offering may be resold by the investors without restriction under the Securities Act.

Rule 144

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008, and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Of the 48,739,002 shares of our common stock issued and outstanding as of June 13, 2011, a total of 31,891,441 shares are deemed “control securities,” within the meaning of Rule 144. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. Similarly, any shares we issue as dividends on the Series A Preferred are deemed “restricted securities” under Rule 144 and may only be sold in compliance with Rule 144. The remainder of our outstanding shares may be sold without limitation or restriction.

Sales under Rule 144 by Affiliates

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

(a)	1% of the number of shares of common stock then outstanding, which will equal 487,390 shares as of the date of this prospectus; or

(b)
if the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

However, since our shares are quoted on the OTC BB, our shareholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange, then our shareholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our shareholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The Selling Shareholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Sales Under Rule 144 by Non-Affiliates

Under Rule 144, a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned their shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale and volume limitation or notice provisions of Rule 144. We must be current in our public reporting if the non-affiliate is seeking to sell under Rule 144 after holding his shares between six months and one year. After one year, non-affiliates do not have to comply with any other Rule 144 requirements.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

SELLING SECURITY HOLDERS

The following table sets forth the beneficial ownership of the Securities by each person who is a Selling Shareholder. The Company will not receive any proceeds from the sale of such securities by the Selling Shareholders.  The Selling Shareholders listed below may resell common stock registered pursuant to this prospectus.  The percentage of outstanding shares beneficially owned is based on 48,739,002 shares outstanding as of June 13, 2011.  The Selling Shareholders are not making any representation that any securities registered by this prospectus will be offered for sale.  The following table assumes that all of the securities being registered pursuant to this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock.  Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock and other securities beneficially owned by them.  The inclusion of any securities in this table does not constitute an admission of beneficial ownership for the person named below.

	Beneficial	Shares that		% Holding
	Ownership	May Be	Beneficial	After the
	Prior to	Offered	Ownership	Completion	Relationship
	this	and Sold	After this	of This	with
Selling Shareholder *	Offering	Hereby	Offering	Offering	Teletouch
Lednim Property Associates (1)	66,667	66,667	-	*
5 Elm Row
New Brunswick, NJ 08901
Leo E Mindel Family Trust UAD 12/14/84 (1)	66,667	66,667	-	*
5 Elm Row
New Brunswick, NJ 08901
Helaine Mindel & Meg Mindel Marchese JTWROS (1)	66,667	66,667	-	*
5 Elm Row
New Brunswick, NJ 08901
Leo Mindel Non GST Exempt Family Trust II (1)	133,333	133,333	-	*
5 Elm Row
New Brunswick, NJ 08901
Insiders Trend Fund LP (1)	1,166,667	1,166,667	-	*
780 Third Avenue, 43rd Floor
New York, NY 10017
Morgan Keegan & Co., Inc., FBO Rodney Baber, IRA (1)	333,333	333,333	-	*
50 North Front Street, 12th Floor
Memphis, TN 38103
Zannett Opportunity Fund Ltd (1)	666,667	666,667	-	*
635 Madison Avenue, 15th Floor
New York, NY 10022
Lighthouse Capital Ltd (1)	99,000	99,000	-	*
270 Park Avenue South #7E
New York, NY 10010
Lawrence Chimerine (1)	50,000	50,000	-	*
4740 South Ocean Boulevard, #1111
Highland Beach, FL 33487
Richard Melnick (1)	66,667	66,667	-	*
28 Gothic Avenue
Crested Butte, CO 81224
William Merrill (1)	83,333	83,333	-	*
PO Box 15112
Las Vegas, NV 89114
Lazarus Investment Partners LLLP (1)	5,000,000	5,000,000	-	*
2401 E. Second Avenue, Suite 400
Denver, CO 80206
John C. Maggart (1)	700,000	350,000	350,000	*
512 Neilwood Drive
Nashville, TN 37205
Mark E. Aldridge (1)	100,000	100,000	-	*
187 Southgate Crescent
Massapequa Park, NY 11762
Michael Dickens (1)	250,000	250,000	-	*	A
TLL Partners, LLC (2)	30,650,999	12,000,000	18,650,999	38.3%	B

*	Indicates percentage below 1%

**	Unless otherwise noted, the address is c/o Teletouch Communications, Inc. at its headquarters office at 5718 Airport Freeway, Fort Worth, TX 76117

(1)
Includes  shares purchased from TLLP during the period beginning in Febuary 2011 and through June 2011.  These share were purchased in privately negotiated transactions with TLLP under the terms of individual Stock Purchase Agreement between the Selling Shareholder and TLLP.

(2)	Includes shares acquired by TLLP in November 2002 through its conversion of 1,000,000 shares of Teletouch's Series C convertible preferred stock.

A	Employee of Teletouch.

B
TLLP is a holding company that owns the majority of the oustanding common stock of Teletouch.  All of TLLP's common membership units are owned by Progressive Concepts, Communications, Inc., a Delaware corporation ("PCCI").  Robert McMurrey, Chairman and Chief Executive Officer of Teletouch owns approximately 94% of the outstanding common stock of PCCI and therefore controls both PCCI and TLLP.

PLAN OF DISTRIBUTION

Each Selling Shareholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.  Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed 8%.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The Selling Shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Cozen O’Connor, Washington, D.C.

EXPERTS

The consolidated financial statements as of May 31, 2010 and 2009 and for each of the years then ended included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC's website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Report of Independent Registered Public Accounting Firm

Board of Directors
Teletouch Communications, Inc.
Fort Worth, Texas

We have audited the accompanying consolidated balance sheets of Teletouch Communications, Inc. as of May 31, 2010 and 2009 and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teletouch Communications, Inc., at May 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Houston, Texas
August 30, 2010

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

ASSETS

	May 31,
	2010	2009

CURRENT ASSETS:

Cash	$4,932	$4,642
Certificates of deposit-restricted	150	300
Accounts receivable, net of allowance of $407 at May 31, 2010 and $486 at May 31, 2009	3,967	5,853
Unbilled accounts receivable	2,592	3,002
Inventories, net of reserve of $232 at May 31, 2010 and $242 at May 31, 2009	1,049	1,547
Notes receivable	15	903
Prepaid expenses and other current assets	1,288	652
Patent held for sale	257	-
Total Current Assets	14,250	16,899

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $6,039 at May 31, 2010 and $7,118 at May 31, 2009	2,749	2,949

GOODWILL	343	343

INTANGIBLE ASSETS, net of accumulated amortization of $8,964 at May 31, 2010 and $7,996 at May 31, 2009	4,342	4,165

TOTAL ASSETS	$21,684	$24,356

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ DEFICIT

	May 31,
	2010	2009

CURRENT LIABILITIES:

Accounts payable	$7,964	$11,167
Accounts payable-related party	111	95
Accrued expenses and other current liabilities	5,517	6,790
Current portion of long-term debt	1,412	1,313
Current portion of trademark purchase obligation	150	-
Deferred revenue	336	339
Total Current Liabilities	15,490	19,704

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	14,487	15,103
Long-term trademark purchase obligation, net of current portion	350	-
Total Long-Term Liabilities	14,837	15,103
TOTAL LIABILITIES	30,327	34,807

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common stock, $.001 par value, 70,000,000 shares authorized, 49,916,189 shares issued at May 31, 2010 and 2009 and 48,739,002 and 49,051,980 shares outstanding at May 31, 2010 and 2009, respectively	50	50
Additional paid-in capital	51,186	50,947
Treasury stock, 1,177,187 shares held at May 31, 2010 and 864,209 shares held at May 31, 2009	(216)	(185)
Accumulated deficit	(59,663)	(61,263)
Total Shareholders' Deficit	(8,643)	(10,451)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$21,684	$24,356

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share amounts)

	Year Ended May 31,
	2010	2009

Operating revenues:
Service, rent, and maintenance revenue	$25,943	$27,210
Product sales revenue	26,016	18,647
Total operating revenues	51,959	45,857

Operating expenses:
Cost of service, rent and maintenance (exclusive of depreciation and amortization included below)	7,196	8,784
Cost of products sold	23,028	17,332
Selling and general and administrative	16,487	17,676
Depreciation and amortization	1,253	1,406
Loss (gain) on disposal of assets	17	(13)
Total operating expenses	47,981	45,185
Income from operations	3,978	672

Other income (expense):
Interest expense, net	(2,261)	(2,330)
Other	167	-

Income (loss) before income tax expense	1,884	(1,658)
Income tax expense	284	264
Net income (loss)	$1,600	$(1,922)

Basic income (loss) per share applicable to common shareholders	$0.03	$(0.04)

Diluted income (loss) per share applicable to common shareholders	$0.03	$(0.04)

Weighted average shares outstanding:
Basic	48,778,446	49,051,980
Diluted	48,930,621	49,051,980

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended May 31,
	2010	2009
Operating Activities:
Net income (loss)	$1,600	$(1,922)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,253	1,406
Non-cash compensation expense	239	223
Non-cash interest expense (income)	80	(45)
Provision for losses on accounts receivable	876	735
Provision for inventory obsolescence	112	267
Loss (gain) on disposal of assets	17	(13)
Changes in operating assets and liabilities: acquisitions:
Accounts receivable, net	1,420	1,635
Inventories	386	512
Notes receivable	-	16
Prepaid expenses and other current assets	(636)	177
Accounts payable	(3,187)	1,044
Accrued expenses and other current liabilities	(1,273)	243
Deferred revenue	(3)	(61)
Net cash provided by operating activities	884	4,217

Investing Activities:
Purchases of property and equipment	(160)	(229)
Redemption of certificates of deposit	150	100
Purchase of trademark license	(400)	-
Net proceeds from sale of assets	2	18
Receipts from (issuance of) notes receivable	606	(453)
Net cash provided by (used in) investing activities	198	(564)

Financing Activities:
Proceeds from long-term debt	1,373	250
Payments on long-term debt	(2,134)	(2,490)
Payments on redeemable common stock purchase warrants	-	(1,500)
Purchase of treasury stock	(31)	-
Net cash used in financing activities	(792)	(3,740)

Net increase (decrease) in cash	290	(87)
Cash at beginning of year	4,642	4,729

Cash at end of year	$4,932	$4,642
Supplemental Cash Flow Data:
Cash payments for interest	$2,193	$2,388
Cash payments for income taxes	$515	$246
Non-Cash Transactions:
Trademark license	$500	$-
Transfer of long-term receivable-related party to notes receivable	$-	$421
Transfer of redeemable common stock purchase warrants to long-term debt	$-	$1,500
Capitalization of loan origination fees	$244	$-
Intangible asset received for payment of notes receivable	$257	$-
Fixed assets received for payment of notes receivable	$25	$-

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
(In Thousands Except Number of Shares)

	Preferred Stock								Additional				Total
	Series A		Series B		Series C		Common Stock		Paid-In	Treasury Stock		Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	(Deficit)	(Deficit)
Balance at May 31, 2008	-	$-	-	$-	-	$-	49,916,189	$50	$50,724	864,209	$(185)	$(59,341)	$(8,752)

Net loss	-	-	-	-	-	-	-	-	-	-	-	(1,922)	(1,922)
Compensation earned under employee stock option plan	-	-	-	-	-	-	-	-	223	-	-	-	223

Balance at May 31, 2009	-	$-	-	$-	-	$-	49,916,189	$50	$50,947	864,209	$(185)	$(61,263)	$(10,451)

Net income	-	-	-	-	-	-	-	-	-	-	-	1,600	1,600
Repurchase of common stock	-	-	-	-	-	-	-	-	-	312,978	(31)	-	(31)
Compensation earned under employee stock option plan	-	-	-	-	-	-	-	-	239	-	-	-	239

Balance at May 31, 2010	-	$-	-	$-	-	$-	49,916,189	$50	$51,186	1,177,187	$(216)	$(59,663)	$(8,643)

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND NATURE OF BUSINESS

Nature of Business: Teletouch Communications, Inc. was incorporated under the laws of the State of Delaware on July 19, 1994 and its corporate headquarters are in Fort Worth, Texas. References to Teletouch or the Company as used throughout this document mean Teletouch Communications, Inc. or Teletouch Communications, Inc. and its subsidiaries, as the context requires.

For over 46 years, Teletouch together with its predecessors has offered a comprehensive suite of telecommunications products and services including cellular, two-way radio, GPS-telemetry, wireless messaging and public safety/emergency response products and services. Teletouch operates 24 retail and agent locations in Texas. Locations include both “Teletouch” and “Hawk Electronics” branded in-line and free-standing stores and service centers. The Teletouch branded locations offer the Company’s two-way radio products and services to state, city and local entities as well as commercial business. Teletouch’s wholly-owned subsidiary, Progressive Concepts, Inc. (“PCI”) is a Master Distributor and Authorized Provider of cellular voice, data and entertainment services though AT&T Mobility (“AT&T”) to consumers, businesses and government agencies and markets these services under the Hawk Electronics brand name. For over 26 years, PCI has offered various communication services on a direct bill basis and today services approximately 61,000 cellular subscribers. PCI sells consumer electronics products and cellular services through its stores, its own network of Hawk-branded sub-agents stores, its own direct sales force and on the Internet at various sites, including its primary consumer-facing sites: www.hawkelectronics.com, www.hawkwireless.com.  and www.hawkexpress.com. The Company handles all aspects of the wireless customer relationship, including:

•	Initiating and maintaining all subscribers’ cellular, two-way radio and other service agreements;
•	Determining credit scoring standards and underwriting new account acquisitions;
•	Handling all billing, collections, and related credit risk through its own proprietarybilling systems;
•	Providing all facets of real-time customer support, using a proprietary, fully integrated Customer Relationship Management (CRM) system through its own 24x7x365 capable call centers and the Internet.

In addition, PCI operates a national wholesale distribution business, “PCI Wholesale,” which serves major carrier agents, rural cellular carriers, smaller consumer electronics and automotive retailers and auto dealers throughout the country and internationally, with ongoing product and sales support through its direct sales representatives, call center, and the Internet through www.pciwholesale.com and www.pcidropship.com, among other sites. Teletouch also sells safety and emergency response vehicle products and services under the brand “Teletouch EVP” (Emergency Vehicle Products) directly and through www.teletouchevp.com.

Basis of Presentation: In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification 105 (“ASC 105”), Generally Accepted Accounting Principles, which became the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. This pronouncement reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections and will be effective for financial statements issued for reporting periods that end after September 15, 2009. The Company adopted ASC 105 and conformed all references to authoritative accounting literature beginning with its Quarterly Report on Form 10-Q for its second fiscal quarter ended November 30, 2009.

The consolidated financial statements include the consolidated accounts of Teletouch Communications, Inc. and our wholly-owned subsidiaries (collectively, the “Company” or “Teletouch”). Teletouch Communications, Inc. owns all of the shares of Progressive Concepts, Inc., a Texas corporation (“PCI”), Teletouch Licenses, Inc., a Delaware corporation (“TLI”), Visao Systems, Inc., a Delaware corporation (“Visao”) and TLL Georgia, Inc., a Delaware corporation (“TLLG”). PCI is the primary operating business of Teletouch. TLI is a company formed for the express purpose of owning all of the FCC licenses utilized by Teletouch to operate its two-way radio network. Visao is a company formed to develop and distribute the Company’s telemetry products, which as of the date of this Report are no longer being sold.  Currently Visao is maintained as a shell company with no operations. TLLG was formed for the express purpose of entering into an asset purchase agreement with Preferred Networks, Inc. in May 2004 and ceased operations following the sale of the Company’s paging business in August 2006.  TLLG is currently a shell company. All significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with GAAP.  Preparing financial statements in conformity with GAAP requires management to make estimates and assumptions.  Those assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash:  We deposit our cash with high credit quality institutions.  Periodically, such balances may exceed applicable FDIC insurance limits.  Management has assessed the financial condition of these institutions and believes the possibility of credit loss is minimal.

Certificates of Deposit-Restricted:  From time to time, the Company is required to issue standby letters of credit to it suppliers to secure purchases made under the credit terms provided by these suppliers. The Company deposits funds into a certificate of deposit and instructs that bank to issue the standby letter of credit to the supplier’s benefit. All such funds are reported as restricted funds until such time as the supplier releases the letter of credit requirement. As of May 31, 2010 and May 31, 2009, the Company had $150,000 and $300,000, respectively, of cash certificates of deposit securing standby letters of credit with its suppliers.

Allowance for Doubtful Accounts: The Company performs periodic credit evaluations of its customer base and the credit it extends to its customers is on an unsecured basis.

In determining the adequacy of the allowance for doubtful accounts, management considers a number of factors, including historical collections experience, aging of the receivable portfolio, financial condition of the customer and industry conditions.  The Company considers account receivables past due when customers exceed the terms of payment granted to them by the Company.  The Company writes-off its fully reserved accounts receivable when it has exhausted all collection efforts which is generally within 90 days following the last payment received on the account.

Accounts receivable are presented net of an allowance for doubtful accounts of $407,000 and $486,000 at May 31, 2010 and May 31, 2009, respectively.  Based on the information available to the Company, management believes the allowance for doubtful accounts as of those periods are adequate.  However, actual write-offs may exceed the recorded allowance.

The Company evaluates its write-offs on a monthly basis. The Company determines which accounts are uncollectible, and those balances are written-off against the Company’s allowance for doubtful accounts.

Reserve for Inventory Obsolescence:  Inventories are stated at the lower of cost (primarily on a moving average basis), which approximates actual cost determined on a first-in, first-out (“FIFO”) basis, or fair market value and are comprised of finished goods. In determining the adequacy of the reserve for inventory obsolescence, management considers a number of factors including recent sales trends, industry market conditions and economic conditions. In assessing the reserve, management also considers price protection credits the Company expects to recover from its vendors when the vendor cost on certain inventory items is reduced shortly after the purchase of the inventory by the Company. In addition, management establishes specific valuation allowances for discontinued inventory based on its prior experience liquidating this type of inventory.  Through the Company’s wholesale and internet distribution channel, it is successful in liquidating the majority of any inventory that becomes obsolete.  The Company has many different cellular handset, radio and other electronics suppliers, all of which provide reasonable notification of model changes, which allows the Company to minimize its level of discontinued or obsolete inventory. Inventories are presented net of a reserve for obsolescence of $232,000 and $242,000 at May 31, 2010 and May 31, 2009, respectively. Actual results could differ from those estimates.

The following table lists the cost basis of inventory by major product category and the related reserves for inventory obsolescence at May 31, 2010 and May 31, 2009 (in thousands):

	May 31, 2010			May 31, 2009
	Cost	Reserve	Net Value	Cost	Reserve	Net Value

Phones and related accessories	$557	$(69)	$488	$726	$(65)	$661
Automotive products	284	(42)	242	501	(56)	445
Satellite products	18	(4)	14	20	(4)	16
Two-way products	418	(115)	303	527	(111)	416
Other	4	(2)	2	15	(6)	9
Total inventory and reserves	$1,281	$(232)	$1,049	$1,789	$(242)	$1,547

Property and Equipment:  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Upon the sale or abandonment of an asset, the cost and related accumulated depreciation are removed from the Company’s balance sheet, and any gains or losses on those assets are reflected in the accompanying consolidated statement of operations of the respective period. The straight-line method with estimated useful lives is as follows:

Buildings and improvements	5-30 years
Two-way network infrastructure	5-15 years
Office and computer equipment	3- 5 years
Signs and displays	5-10 years
Other equipment	3-5 years
Leasehold improvements	Shorter of estimated useful
life or term of lease

Intangible Assets:  The Company’s intangible assets are comprised of certain definite lived assets as well as two indefinite lived assets. Indefinite lived intangible assets are not amortized but evaluated annually (or more frequently) for impairment under ASC 350, Intangibles-Goodwill and Other, (“ASC 350”).  Definite lived intangible assets, including capitalized loan origination costs, the purchase and development of key distribution agreements, purchased subscriber bases and FCC license acquisition costs, are amortized over the estimated useful life of the asset and reviewed for impairment upon any triggering event that gives rise to any question as to the assets’ ultimate recoverability as prescribed under ASC 360, Property, Plant and Equipment, (“ASC 360”).

Indefinite Lived Intangible Assets: The Company has two indefinite lived intangible assets, goodwill and a purchases perpetual trademark license. Goodwill acquired in a business combination and intangible assets determined to have an indefinite useful life are not amortized but instead tested for impairment at least annually in accordance with the provisions of ASC 350.  The ASC 350 goodwill impairment model is a two-step process. The first step compares the fair value of a reporting unit that has goodwill assigned to its carrying value. The fair value of a reporting unit using discounted cash flow analysis is estimated. If the fair value of the reporting unit is determined to be less than its carrying value, a second step is performed to compute the amount of goodwill impairment, if any. Step two allocates the fair value of the reporting unit to the reporting unit’s net assets other than goodwill. The excess of the reporting unit’s fair value over the amounts assigned to its net assets other than goodwill is considered the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the carrying value of its goodwill. Any shortfall represents the amount of goodwill impairment. The goodwill recorded in the Company’s consolidated balance sheet was acquired in January 2004 as part of the purchase of the two-way radio assets of Delta Communications, Inc. The Company tests this goodwill annually on March 1st, the first day of its fourth fiscal quarter of each year unless an event occurs that would cause the Company to believe the value is impaired at an interim date.

For the years ended May 31, 2010 and 2009, the Company evaluated the carrying value of its goodwill associated with its two-way business and has concluded that no impairment of its goodwill is required these years.  The Company estimates the fair value of its two-way business using a discounted cash flow method.  No changes have occurred in the two-way business during fiscal years 2010 or 2009 that indicated any impairment of the goodwill.  The Company continually evaluates whether events and circumstances have occurred that indicate the remaining balance of goodwill may not be recoverable. In evaluating impairment we estimate the sum of the expected future cash flows derived from such goodwill. Such evaluations for impairment are significantly impacted by estimates of future revenues, costs and expenses and other factors. A significant change in cash flows in the future could result in an additional impairment of goodwill.

In May 2010, Progressive Concepts, Inc., purchased a perpetual trademark license to use the trademark “Hawk Electronics” (see Note – 6 “Goodwill and Other Intangible Assets” for additional discussion). In accordance with ASC 350, an entity shall evaluate the remaining useful life of an intangible asset that is not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. As mentioned above, the guidance under ASC 350 also states an intangible asset that is not subject to amortization shall be tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired.  The impairment test shall consist of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to the excess.

The Company evaluated PCI’s perpetual trademark license asset at May 31, 2010, and determined the fair value of the license exceeded its carrying value; therefore, no impairment was recorded. The fair value of the perpetual trademark license was based upon the discounted estimated future cash flows of the Company’s cellular business. The Company will continually evaluate whether events and circumstances occur that would no longer support an indefinite life for its perpetual trademark license.

Definite Lived Intangible Assets: Definite lived intangible assets consist of the capitalized cost associated with acquiring the cellular distribution agreements with AT&T, purchased subscriber bases, FCC licenses, internally developed software and loan origination costs.  The Company does not capitalize customer acquisition costs in the normal course of business but would capitalize the purchase costs of acquiring customers from a third party. Intangible assets are carried at cost less accumulated amortization. Amortization on the wireless contracts is computed using the straight-line method over the contract’s expected life.  The estimated useful lives for the intangible assets are as follows:

AT&T distribution agreements and subscriber bases	1-13 years
FCC licenses	9 years
Internally developed software	3 years

The Company defers certain direct costs in obtaining loans and amortizes such amounts using the straight-line method over the expected life of the loan, which approximates the effective interest method as follows:

Loan origination costs	2-5 years

As of May 31, 2010, the most significant intangible assets remaining that continue to be amortized are the AT&T distribution agreements and subscriber bases.  The DFW and San Antonio AT&T cellular distribution agreements will continue to be amortized through August 31, 2014 and December 31, 2013, respectively, or for approximately 4.3 and 3.6 years, respectively.

The wireless contract intangible assets represent certain cellular distribution contracts that the Company has with AT&T, under which the Company is allowed to provide cellular services to its customers. Although the Company has sustained losses in recent years, management has evaluated this asset in light of the fair value of each of the cellular subscribers that the Company services.  Included in the provisions of the primary contract with AT&T (DFW market) is a liquidated damages provision, which defines a value of $1,000 per Subscriber (number) to be paid to the Company if AT&T were to solicit or take any or all of the cellular subscribers from PCI. Under the terms of the DFW market distribution agreement with AT&T, which expired on August 31, 2009, AT&T must continue to provide airtime to the Company as long as the subscribers choose to remain on service, or at AT&T’s option, AT&T could “buy-back” the subscribers from the Company for the $1,000 liquidated damages per subscriber line provided for by the agreement. The total value of the cellular subscriber base provided for by the liquidated damages provision contained in the contract exceeds the carrying value of the asset at all periods presented herein.  The Company regularly forecasts the expected cash flows to be derived from this cellular subscriber base and as of the date of this Report those expected cash flows exceed the carrying value of the asset.

Amortization of the distribution agreements, subscriber bases, FCC licenses and internally developed software is considered an operating expense and included in “Depreciation and Amortization” in the accompanying consolidated statements of operations.  The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in a lack of recoverability or revised useful life.

Impairment of Long-lived Assets: In accordance with ASC 360, the Company evaluates the recoverability of the carrying value of its long-lived assets based on estimated undiscounted cash flows to be generated from such assets. If the undiscounted cash flows indicate an impairment, then the carrying value of the assets evaluated is written-down to the estimated fair value of those assets. In assessing the recoverability of these assets, the Company must project estimated cash flows, which are based on various operating assumptions, such as average revenue per unit in service, disconnect rates, sales productivity ratios and expenses. Management develops these cash flow projections on a periodic basis and reviews the projections based on actual operating trends.  The projections assume that general economic conditions will continue unchanged throughout the projection period and that their potential impact on capital spending and revenues will not fluctuate. Projected revenues are based on the Company’s estimate of units in service and average revenue per unit as well as revenue from various new product initiatives. Projected revenues assume a declining cellular service revenue while projected operating expenses are based upon historic experience and expected market conditions adjusted to reflect an expected decrease in expenses resulting from cost saving initiatives.

The most significant tangible long-lived asset owned by the Company is the Fort Worth, Texas corporate office building and the associated land. The Company has received periodic appraisals of the fair value of this property, and in each instance the appraised value exceeds the carrying value of the property.

The Company’s review of the carrying value of its tangible long-lived assets at May 31, 2010 and May 31, 2009 indicates the carrying value of these assets will be recoverable through estimated future cash flows. Because of the losses the Company has incurred during the past several years prior to fiscal year 2010, the Company also reviewed the market value of the assets. In support of the cash flows approach to this evaluation, the market value review also indicates that the carrying value at each period presented herein is not impaired. If the cash flow estimates, or the significant operating assumptions upon which they are based change in the future, the Company may be required to record impairment charges related to its long-lived assets.

Patent Held for Sale: In accordance with ASC 360, the Company will reclassify certain long-lived assets as a current asset held for sale on the Company’s consolidated balance sheets if certain requirements are met.  In order for an asset to be held for sale under the provisions of ASC 360, management must determine the asset is to be held for sale in its current condition, an active plan to complete the sale of the asset has been initiated and the sale of the asset is probable within one year. The Company evaluated the hotspot network patent it acquired during the public auction of Air-bank, Inc.’s assets in July 2009 and has determined this asset met all the criteria for an asset held for sale under ASC 360.  At May 31, 2010, the patent is recorded as a current asset held for sale on the Company’s consolidated balance sheet for approximately $257,000 as the Company is actively pursuing the sale of this patent through a broker. The Company has received no formal offers to purchase the patent from potential buyers but has received several expressions of interest from qualified buyers who have indicated the market value of the patent exceeds the carrying value as of May 31, 2010. The Company is attempting to sell the patent by the end of the second quarter in fiscal year 2011.

Provision for Income Taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, (“ASC 740”) using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences, net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances. Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon and for the expected future tax benefits to be derived from net operating losses and tax credit carry forwards. A valuation allowance is recorded when it is more likely than not that deferred tax assets will be unrealizable in future periods.  As of May 31, 2010 and May 31, 2009, the Company has recorded a valuation allowance against the full amount of its net deferred tax assets. Although the Company had taxable income for fiscal year 2010, it is currently unable to reasonably forecast taxable income beyond fiscal year 2010.  The inability to foresee taxable income in future years makes it more likely than not that the Company will not realize its recorded deferred tax assets in future periods.

When the Company is charged interest or penalties related to income tax matters, the Company records such interest and penalties as interest expense in the consolidated statement of operations.  As of May 31, 2010, the Company had an immaterial amount of interest and penalties recognized and accrued.

Revenue Recognition: Teletouch recognizes revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” and ASC 605, Revenue Recognition, (“ASC 605”). In general, ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectability is reasonably assured. Teletouch believes, relative to sales of products, that all of these conditions are met; therefore, product revenue is recognized at the time of shipment.

The Company primarily generates revenues by providing recurring cellular services and through product sales.  Cellular services include cellular airtime and other recurring services provided through a master distributor agreement with AT&T.  Product sales include sales of cellular telephones, accessories, car and home audio products and other services and two-way radio equipment through the Company’s retail, wholesale and two-way operations.

Cellular and other service revenues and related costs are recognized during the period in which the service is rendered.  Associated subscriber acquisition costs are expensed as incurred. Product sales revenue is recognized at the time of shipment, when the customer takes title and assumes risk of loss, when terms are fixed and determinable and collectability is reasonably assured.  The Company does not generally grant rights of return.  However, PCI offers customers a 30 day return/ exchange program for new cellular subscribers in order to match programs put in place by most of the other cellular carriers.  During the 30 days, a customer may return all cellular equipment and cancel service with no penalty.  Reserves for returns, price discounts and rebates are estimated using historical averages, open return requests, recent product sell-through activity and market conditions.  No reserves have been recorded for the 30 day cellular return program since only a very small number of customers utilize this return program and many fail to meet all of the requirements of the program, which include returning the phone equipment in new condition with no visible damage.

Since 1984, Teletouch’s subsidiary, PCI, has held agreements with AT&T or one of its predecessor companies, which allowed PCI to offer cellular service and provide the billing and customer services to its subscribers. PCI is compensated for the services it provides based upon sharing a portion of the monthly billings revenues with AT&T.  PCI is responsible for the billing and collection of cellular charges from these customers and remits a percentage of the cellular billings generated to AT&T.  Based on its relationship with AT&T, the Company has evaluated its reporting of revenues under ASC 605-45, Revenue Recognition, Principal Agent Considerations (“ASC 605-45”) associated with its services attached to the AT&T agreements.  Included in ASC 605-45 are eight indicators that must be evaluated to support reporting gross revenue.  These indicators are (i) the entity is the primary obligor in the arrangement, (ii) the entity has general inventory risk before customer order is placed or upon customer return, (iii) the entity has latitude in establishing price, (iv) the entity changes the product or performs part of the service, (v) the entity has discretion in supplier selection, (vi) the entity is involved in the determination of product or service specifications, (vii) the entity has physical loss inventory risk after customer order or during shipment and (viii) the entity has credit risk.  In addition, ASC 605-45 includes three additional indicators that support reporting net revenue.  These indicators are (i) the entity’s supplier is the primary obligor in the arrangement, (ii) the amount the entity earns is fixed and (iii) the supplier has credit risk. Based on its assessment of the indicators listed in ASC 605-45, the Company has concluded that the AT&T services provided by PCI should be reported on a net basis. Also in accordance with ASC 605-45, sales tax amounts invoiced to our customers have been recorded on a net basis and have no impact on our consolidated financial statements.

Deferred revenue represents monthly service fees primarily access charges for cellular services that are billed in advance by the Company.

Concentration of Credit Risk:  Teletouch provides cellular and other wireless telecommunications services to a diversified customer base of small to mid-size businesses and individual consumers, primarily in the DFW and San Antonio markets in Texas.  In addition, the Company sells cellular equipment and consumer electronics products to large base of small to mid-size cellular carriers, agents and resellers as well as a large group of smaller electronics and car audio dealers throughout the United States.  As a result, no significant concentration of credit risk exists.  The Company performs periodic credit evaluations of its customers to determine individual customer credit risks and promptly terminates services or ceases shipping products for nonpayment.

Financial Instruments:  The Company’s financial instruments consists of certificates of deposit-restricted, accounts receivable, accounts payable and debt. Management believes the carrying value of its financial instruments approximates fair value due to the short maturity of the current assets and liability and the reasonableness of the interest rates on the Company’s debt.

Advertising and Pre-opening Costs:  Labor costs, costs of hiring and training personnel and certain other costs relating to the opening of new retail locations are expensed as incurred. Additionally, advertising costs are expensed as incurred and are partially reimbursed based on various vendor agreements.  Advertising and promotion costs were $582,000 and $727,000 for the years ended May 31, 2010 and 2009, respectively. Advertising reimbursements are accrued when earned and committed to by the Company’s vendor and are recorded as a reduction to advertising cost in that period.

Stock-based Compensation: At May 31, 2010, the Company had two stock-based compensation plans for employees and non-employee directors, which authorize the granting of various equity-based incentives including stock options and stock appreciation rights.

The Company accounts for stock-based awards to employees in accordance with ASC 718, Compensation-Stock Compensation, (“ASC 718”) and for stock based awards to non-employees in accordance with ASC 505-50, Equity, Equity-Based Payments to Non-Employees (“ASC 505-50”). Under both ASC 718 and ASC 505-50, we use a fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. For share option instruments issued, compensation cost is recognized ratably using the straight-line method over the expected vesting period.

Cash flows resulting from excess tax benefits are classified as a financing activity. Excess tax benefits are realized from tax deductions for exercised options in excess of the deferred tax asset attributable to stock compensation costs for such options. The Company did not record any excess tax benefits as a result of any exercises of stock options in fiscal years 2010 and 2009 because the Company provided for a full valuation allowance against all accrued future tax benefits for all periods presented until its operations improve and the Company is able to forecast taxable income in the future sufficient to utilize its deferred tax assets.

For the 12 months ended May 31, 2010 and May 31, 2009, the Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option pricing model. The Company has determined that the best measure of expected volatility is based on the historical daily volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for options issued in fiscal year 2010 was 240.4 % and ranged from 172.6% to 173.7% for the options issued in fiscal year 2009.  The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 107 with the continued use of this method extended under the provisions of Staff Accounting Bulletin No. 110. Under this formula, the expected term is equal to: ((weighted-average vesting term + original contractual term)/2). The expected term used by the Company as computed by this method for options issued in fiscal year 2010 was 5.0 years and ranged from 5.0 years to 6.0 years for the options issued in fiscal year 2009. The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for options issued in fiscal year 2010 was 2.55% and  ranged from 3.39% to 3.54% for the options issued in fiscal year 2009. Dividend yield is zero for these options as the Company does not expect to declare any dividends on its common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of 0.0% for the stock options granted to senior management and the Company’s directors in fiscal years 2010 and 2009.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Options exercisable at May 31, 2010 and 2009 totaled 3,054,545 and 1,424,326, respectively.  The weighted-average exercise price per share of options exercisable at May 31, 2010 and 2009 was $0.27 and $0.38, respectively, with remaining weighted-average contractual terms of approximately 7.0 years and 6.2 years, respectively.

The weighted-average grant date fair value of options granted during the 12 months ended May 31, 2010 was $0.12.

At May 31, 2010, the total remaining unrecognized compensation cost related to unvested stock options amounted to approximately $162,000, which will be amortized over the weighted-average remaining requisite service period of 1.2 years.

Income (loss) Per Share:  In accordance with ASC 260, Earnings Per Share, basic income (loss) per share (“EPS”) is calculated by dividing net income (loss) by the weighted average number of common shares outstanding.  Diluted EPS is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding including any dilutive securities outstanding.  At May 31, 2010, the Company’s outstanding common stock options totaled 4,563,316. For the twelve months ended May 31, 2010, 517,083 common stock options were deemed dilutive securities and were included in the diluted earnings per share calculation due to the Company’s market price of its common stock at May 31, 2010 exceeding the options’ exercise price. The Company’s outstanding common stock options totaled 3,910,815 at May 31, 2009 and were not included in the computation of diluted earnings per share due to their antidilutive effect as a result of the net loss incurred during the twelve months ended May 31, 2009.

Recently Adopted Accounting Standards:

In February 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2010-09, Subsequent Events: Amendments to Certain Recognition and Disclosure Requirements, (“ASU 2010-09”) which amends Accounting Standards Codification Topic 855 (“ASC 855”) to address certain implementation issues related to an entity's requirement to perform and disclose subsequent events procedures. The amendments in ASU 2010-09 remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. The new guidance became effective for the Company on February 24, 2010 and did not have an impact on the Company’s consolidated financial statements or results of operations.

In August 2009, FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, (“ASU 2009-05”). ASU 2009-05 amends FASB ASC Topic 820, Fair Value Measurements (“ASC 820”). Specifically, ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted market price of the identical liability when trades as an asset or b) quoted prices for similar liabilities or similar liabilities when trades as assets and/or 2) a valuation technique that is consistent with the principles of ASC 820. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust inputs relating to the existence of transfer restrictions on that liability. The adoption of this standard did not have an impact on our financial position or results of operations; however, this standard may impact us in future periods.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “FASB Accounting Standards Codification”, (“SFAS 168”) (“ASC” or “the Codification”) as the single source of authoritative U.S. generally accepted accounting principles for all non-governmental entities. FASB then issued Accounting Standards Update (“ASU”) 2009-01, Topic 105-Generally Accepted Accounting Principles amendments based on Statement of Financial Accounting Standards No. 168-The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, which amended the Codification for the issuance of FAS 168.  The Codification, which launched July 1, 2009, changes the referencing and organization of accounting guidance. The Codification became effective for the Company beginning September 1, 2009. The issuance of FASB Codification did not change GAAP and therefore the adoption has only affected how specific references to GAAP literature are disclosed in the notes to our consolidated financial statements.

In May 2009, the FASB issued SFAS No 165, “Subsequent Events”, which has been incorporated into ASC 855, which establishes general standards of accounting and disclosure for events that occur after the balance sheet date but before financial statements are issued. This guidance became effective for the Company beginning June 1, 2009. The adoption of this guidance did not have an impact on the Company’s consolidated financial position or results of operations.

Recently Issued Accounting Standards:

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). This update requires additional disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. This guidance is effective for the Company’s interim and annual reporting periods beginning after December 15, 2009. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial positions or results of operations.

In January 2010, the FASB issued ASU No. 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (“ASU 2010-01”). ASU 2010-01 clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. This ASU codifies the consensus reached by the Emerging Issues Task Force in Issue No. 09-E, "Accounting for Stock Dividends, Including Distributions to Shareholders with Components of Stock and Cash." This guidance is effective for the Company beginning June 1, 2010. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial positions or results of operations.

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810)-Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, (“ASU 2009-17”).  ASU 2009-17 amends the ASC for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The amendments in ASU 2009-17 replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this update also require additional disclosures about an reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements.  This guidance is effective for the Company beginning June 1, 2010. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial positions or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements, (“ASU 2009-13”).  ASU 2009-13 impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, these new standards modify the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. These new standards are effective for the Company beginning June 1, 2011. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial positions or results of operations.

NOTE 3 – RELATIONSHIP WITH CELLULAR CARRIER

The Company has historically had six distribution agreements with AT&T which provide for the Company to distribute AT&T wireless services, on an exclusive basis, in major markets in Texas and Arkansas, including the Dallas-Fort Worth, Texas Metropolitan Statistical Area (“MSA”), San Antonio, Texas MSA, Austin, Texas MSA, Houston, Texas MSA, East Texas Regional MSA and Arkansas, including primarily the Little Rock, Arkansas MSA. During fiscal year 2010 and following the Company’s commencement of an arbitration proceeding against AT&T (discussed further below), AT&T notified the Company it is cancelling or not renewing three of the six distribution agreements including those agreements that cover the Austin, Texas MSA, Houston, Texas MSA and Arkansas.  The Company is disputing these cancellations and is attempting to have these matters included and resolved in the arbitration hearing related to the DFW Agreement. The distribution agreements permit the Company to offer AT&T cellular phone service with identical pricing characteristics to AT&T and provide billing customer services to its customers on behalf of AT&T in exchange for certain predetermined compensation and fees, which are primarily in the form of a revenue sharing of the core wireless services the Company bills on behalf of AT&T. In addition, the Company bills the same subscribers several additional features and products that it offers and retains all revenues and gross margins related to those certain services and products.

The Company is responsible for all of the billing and collection of cellular charges from its customers and remains liable to AT&T for pre-set percentages of all AT&T related cellular service customer billings. Because of the volume of business transacted with AT&T, as well as the revenue generated from AT&T services, there is a significant concentration of credit and business risk involved with having AT&T as a primary vendor. The Company’s largest distribution agreement with AT&T for the Dallas / Fort Worth, Texas MSA was amended effective September 1, 1999 with an initial term of 10 years (the “DFW Agreement”). The DFW Agreement provided for two 5-year extensions unless either party provides written notice to the other party at least six months prior to the expiration of the initial term or the additional renewal term. Specifically, under the terms of its distribution agreement with AT&T, the Company is allowed to continue to service its existing subscribers (each telephone number assigned to a customer is deemed to be a separate subscriber) at the time of expiration until the subscribers, of their own free will, independently and without any form of encouragement or inducement from AT&T, have their services terminated with the Company. The initial term of the DFW Agreement expired on August 31, 2009, and the Company received the required six month notice from AT&T in February 2009 stating it would not extend the DFW Agreement. As a result of the expiration of the initial term of the DFW Agreement, the exclusivity requirements under this agreement terminated in August 2009, which allows the Company to expand its cellular offerings in the previously AT&T exclusive areas, under new agreements with one or more carriers.

On September 30, 2009, Teletouch’s subsidiary, PCI, commenced an arbitration proceeding against AT&T seeking at least $100 million in damages. The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented the Company from selling the popular iPhone and other “AT&T exclusive” products and services that PCI believes it is contractually entitled to provide to its customers.  In addition, the Company’s initial statement of claim alleges, among other things, that AT&T has violated the longstanding non-solicitation provisions under the DFW Agreement by and between the companies by actively inducing customers to leave PCI for AT&T. While PCI has attempted to negotiate with AT&T for the purpose of obviating the need for legal action, such attempts have failed. Accordingly, PCI has initiated this arbitration.

The Company reports its revenues related to the AT&T services on a net basis in accordance with ASC 605-45 as follows (in thousands):
	Twelve Months Ended
	May 31,
	2010	2009

Gross service, rent and maintenance billings	$53,426	$61,360
Net revenue adjustment (revenue share due to AT&T)	(27,483)	(34,150)
Net service, rent and maintenance revenue	$25,943	$27,210

Gross service, rent and maintenance billings include gross cellular subscription billings, which are measured as the total recurring monthly cellular service charges invoiced to PCI’s wireless subscribers for which a fixed percentage of the dollars invoiced are retained by PCI as compensation for the services it provides to these subscribers and for which PCI takes full (100%) accounts receivable risk before deducting certain revenue sharing amounts that are payable to AT&T under PCI’s current billing and customer service agreements with AT&T.

NOTE 4 – NOTES RECEIVABLE

Notes receivable at May 31, 2010 and 2009 consisted of the following (in thousands):

	May 31, 2010	May 31, 2009

Mobui Note	$-	$441
Air-bank Note	-	439
Other	15	23
	$15	$903

Mobui Note: In October 2008, Teletouch agreed to provide certain financing to Mobui Corporation, a privately held Washington corporation (“Mobui”), in exchange for a minority equity position in the company. Mobui was founded in July 2008 and was an advanced mobile applications development and content delivery company.

On October 3, 2008, Teletouch loaned to Mobui $60,000 in return for a promissory note payable bearing an annual interest rate of 14% with all principal and accrued interest payable due upon demand of Teletouch anytime after November 2, 2008 (the “Mobui Note”).  The Note was secured by substantially all of the assets of Mobui, excluding certain intellectual property, and by personal guarantee from the founder of Mobui.

The Company agreed to amend the Mobui Note on 6 different occasions due to additional financing requests by Mobui during fiscal year 2009.  On January 15, 2009, Teletouch amended the Mobui Note for a final time to reflect an additional funding of $60,000 to Mobui.  The sixth amended Mobui Note revised the total Mobui Note amount to $415,000 and provided for the repayment of $165,000 in principal and any unpaid accrued interest by July 15, 2009.  The remaining principal and interest was due on December 22, 2009. Since Teletouch agreed to enter into a sixth amended Mobui Note, Mobui issued additional shares of its common stock to the Company, which increased Teletouch’s minority equity position in Mobui.

On August 6, 2009, the Company notified Mobui of its payment default and various other defaults under the Note and demanded payment in full.  On August 17, 2009, the Company received a $415,000 payment from Mobui which was applied against the Note’s principal balance leaving a balance on the Note of approximately $37,000 related to unpaid accrued interest.  On October 29, 2009, the total unpaid accrued interest due under the Mobui Note was paid in full and the Company released all liens related to the Note.

Air-bank Note: In 2006, the Company loaned $250,000 to PCCI for the purpose of allowing PCCI to enter into an agreement with Air-bank, Inc., a non-affiliated prepaid cellular technology company (“Air-bank”).  The $250,000 was to be used to secure a management and option agreement with Air-bank providing PCCI the option to acquire up to 55% interest in Air-bank.  Beginning in June 2006 and through fiscal year 2009, the Company also provided certain leased office space to Air-bank.  In January 2009, PCCI contributed the receivable due from Air-bank to Teletouch, which assigned all claims to the receivable to the Company to retire all of its intercompany obligations due to the Company.  In addition Air-bank owed the Company other balances due to certain operating expenses paid by the Company on its behalf.  In January 2009, the Company converted all amounts due from Air-bank into a single promissory note with an annual interest rate of 15% and secured by all of the assets of Air-bank (the “Air-bank Note”).  The initial maturity date of the Air-bank Note was March 31, 2009 with a $250,000 principal payment due at that date with any remaining principal balance and all unpaid accrued interest due on June 30, 2009.

In April 2009, the Company initiated foreclosure proceedings on the assets of Air-bank since they could not make the principal and accrued interest payments within the terms set forth in the promissory note.  On July 24, 2009, the assets of Air-bank were sold in a public auction to the Company in exchange for $460,000 of the balance due under the Air-bank Note.  The assets the Company obtained in the foreclosure proceedings included a hotspot network communication patent valued at approximately $257,000, a certificate of deposit for approximately $178,000 and various telecommunication and computer equipment for approximately $25,000.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment at May 31, 2010 and 2009 consisted of the following (in thousands):

	May 31, 2010	May 31, 2009

Land	$774	$774
Buildings and leasehold improvements	3,056	3,151
Two-way network infrastructure	1,055	1,177
Office and computer equipment	2,716	3,207
Signs and displays	790	1,385
Other	397	373
	$8,788	$10,067
Less:
Accumulated depreciation and amortization	(6,039)	(7,118)

Total property and equipment	$2,749	$2,949

Depreciation and amortization expense related to property and equipment was $366,000 and $484,000 in fiscal years 2010 and 2009, respectively.

The following table contains the property and equipment by estimated useful life, net of accumulated depreciation as of May 31, 2010 (in thousands):

	Less than	3 to 4	5 to 9	10 to 14	15 to 19	20 years	Total Net
	3 years	years	years	years	years	and greater	Value
Buildings and leasehold improvements	$16	$70	$73	$-	$10	$1,203	$1,372
Two-way network infrastructure	127	91	19	-	-	-	237
Office and computer equipment	12	127	125	-	-	-	264
Signs and displays	52	10	8	-	-	-	70
Other	25	-	7	-	-	-	32
Land	-	-	-	-	-	774	774
	$232	$298	$232	$-	$10	$1,977	$2,749

NOTE 6 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill:  The reported goodwill of the Company at May 31, 2010 and 2009 relates entirely to the two-way radio segment and was purchased in the acquisition of the assets of DCAE, Inc., which was completed in January 2004.  The Company reported goodwill of $343,000 on its consolidated balance sheet at May 31, 2010 and 2009.

Other intangible assets:  The following is a summary of the Company’s intangible assets as of May 31, 2010 and 2009, excluding goodwill  (in thousands):

	May 31, 2010			May 31, 2009
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Value	Amount	Amortization	Value
Definite lived intangible assets:
Wireless contracts and subscriber bases	$10,258	$(7,091)	$3,167	$10,258	$(6,326)	$3,932
FCC licenses	104	(73)	31	104	(62)	42
PCI marketing list	1,235	(1,235)	-	1,235	(1,235)	-
Loan origination fees	639	(395)	244	394	(203)	191
Internally developed software	170	(170)	-	170	(170)	-
Total amortizable intangible assets	12,406	(8,964)	3,442	12,161	(7,996)	4,165

Indefinite lived intangible assets:
Perpetual trademark license agreement	900	-	900	-	-	-

Total intangible assets	$13,306	$(8,964)	$4,342	$12,161	$(7,996)	$4,165

Amortization is computed using the straight-line method based on the following estimated useful lives:

Wireless contracts and subscriber bases	1-13 years
FCC licenses	9 years
Loan origination fees	2-5 years
Internally-developed software	3 years

Total amortization expense for the years ended May 31, 2010, and 2009 was approximately $888,000 and $922,000, respectively.

Estimated annual amortization expense is as follows (in thousands):

	Year Ending May 31,
	2011	2012	2013	2014	2015	Thereafter
Annual amortization expense	$915	$883	$774	$748	$121	$-

NOTE 7 - ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other current liabilities consist of (in thousands):

	May 31,	May 31,
	2010	2009

Accrued payroll and other personnel expense	$1,957	$1,882
Accrued state and local taxes	527	885
Unvouchered accounts payable	1,953	2,826
Customer deposits payable	427	585
Other	653	612
Total	$5,517	$6,790

NOTE 8 - LONG-TERM DEBT

Long-term debt at May 31, 2010 and 2009 consists of the following (in thousands):

	May 31,	May 31,
	2010	2009
Thermo revolving credit facility	$12,189	$12,117
East West Bank (formerly United Commercial Bank)	2,361	2,463
Jardine Capital Corporation bank debt	585	635
Warrant redemption notes payable	764	1,200
Other notes	-	1
Total long-term debt	15,899	16,416
Less: Current portion	(1,412)	(1,313)
Long-term debt, net	$14,487	$15,103

Current portion of long-term debt at May 31, 2010 and 2009 consists of the following (in thousands):

	May 31,	May 31,
	2010	2009
Thermo revolving credit facility	$1,016	$-
East West Bank (formerly United Commercial Bank)	105	102
Jardine Capital Corporation bank debt	16	10
Warrant redemption notes payable	275	1,200
Other notes	-	1
Total current portion of long-term debt	$1,412	$1,313

The following table shows the net interest expense recorded against the long-term debt for the fiscal years ended May 31, 2010 and 2009:

(dollars in thousands)	Year Ended May 31,		2010 vs 2009
	2010	2009	$ Change	% Change
Interest expense (income)
Thermo revolving credit facility	$1,680	$592	$1,088	184%
Thermo factoring debt	306	1,427	(1,121)	-79%
Mortgage debt	156	184	(28)	-15%
Warrant redemption notes payable	130	163	(33)	-20%
Other	(11)	(36)	25	-69%

Total interest expense, net	$2,261	$2,330	$(69)	-3%

As of May 31, 2009, the Company had two debt facilities with Thermo Credit, LLC (“Thermo”), which included a factoring debt facility (the “Thermo Factoring Debt”) and a revolving credit facility (the “Thermo Revolver”). Effective August 1, 2009, Teletouch amended its revolving credit facility with Thermo to include increased borrowing capabilities under the Thermo Revolver as well as extending the Revolver’s maturity date (see discussion below under “Thermo Revolving Credit Facility” for additional information). The purpose of amending the Thermo Revolver was to combine the Thermo Factoring Debt facility and the Thermo Revolver into a single credit facility by expanding the revolving credit facility to allow the Company to retire the Thermo Factoring Debt.  Simultaneous with closing the amended Thermo Revolver, the Thermo Factoring Debt was retired and the pledge of all of PCI’s accounts receivable and future contractual billings was transferred to the amended Thermo Revolver.

Thermo Factoring Debt: As part of the August 2006 debt restructuring, PCI entered into a financing facility with Thermo Credit, LLC secured by PCI’s accounts receivable, which provided up to approximately $10,000,000 of available borrowing against PCI’s accounts receivable.  The advance rate was initially set at 70% of the accounts receivable pledged against the facility but at Thermo’s discretion was increased to 85% of the pledged accounts receivable. The Thermo Factoring Debt provided for an initial discount fee of 1.0% (with additional discount fees computed as the accounts receivable aged) and a 5% contingency reserve.  Additionally, PCI was required to repurchase receivables that were not collected within 120 days or that were otherwise rejected under the agreement. On May 18, 2007, the Company and Thermo amended the Thermo Factoring Debt to increase the overall borrowing limit to $13,000,000, set a fixed discount fee on receivables pledged at 1.45%, extended the termination date of the agreement to August 2009 and allowed for certain advances on “in-process billings.” Under the terms of the first amended factoring agreement, the Company created a “pseudo billing” file for the following month’s recurring billing, and Thermo advanced against the in-process billings at an initial advance rate of 80% with the advance rate scheduled to step down quarterly through June 2008 to an advance rate at that date of 60% against these in-process billings.  The discount fee charged against in-process billings was fixed at 1% under this amendment. On February 26, 2008, Teletouch entered into a second amendment to the factoring facility to provide for, among other items, (i) an increase to the gross amount of pledged accounts receivable to $15,000,000 with a continuance of the cash advance rate of 85%; (ii) a one time 1.05% discount fee on the gross amount of pledged receivables; (iii) a 0.95% monthly discount fee on the outstanding gross value of in-process billings that have been advanced against and (iv) the extension of the termination date to February 26, 2010 (the “Second Amended Factoring Agreement”).

The Thermo Factoring Debt was constructed by Thermo to be a factoring facility under which PCI would sell its accounts receivable to Thermo at a specified discount rate, subject to certain reserves to be held by Thermo.  Upon review of ASC 860, Transfers and Servicing, the Company concluded that all of the required criteria to treat this transaction as a sale of assets were not met by the agreement entered into with Thermo, primarily the criteria that requires that assets must be placed out of the reach of the creditors of the Company to be deemed a sale.  Therefore, this financing facility was recorded as debt obligation of the Company with the discount fees paid against batches of receivables pledged against the facility recorded in the period pledged as interest expense.

In prior years, the Company’s factoring debt obligation with Thermo was presented as a current liability on the Company’s consolidated balance sheet, in accordance with ASC 470, Debt, (“ASC 470”) because the factoring agreement requires a lockbox agreement under which customer payments on accounts are directed to a lockbox controlled by Thermo and because certain subjective acceleration rights are retained by Thermo under the agreement.  The stated maturity date of the factoring debt was February 2010.   As a result of the August 1, 2009 restructuring of its credit facilities with Thermo under which the factoring debt was retired through additional borrowings under an amended revolving credit facility with Thermo, the Company reclassified the $7,493,000 current liability under the Thermo Factoring Debt to a long-term liability under the Thermo Revolving Credit Facility as of May 31, 2009 in accordance with ASC 470.

Thermo Revolving Credit Facility:  On August 28, 2009, Teletouch finalized amending, effective August 1, 2009, the terms of its $5,250,000 revolving credit facility with Thermo Credit, LLC, resulting in, among other changes, the availability under the revolving credit facility being increased from $5,250,000 to $18,000,000 and the maturity of the revolver being extended from April 30, 2010 to January 31, 2012 (the “Second Amended Thermo Revolver”).

The Second Amended Thermo Revolver provides for the Company to obtain revolving credit loans from Thermo from time to time up to approximately $18,000,000.  Borrowings against the Second Amended Thermo Revolver are limited to specific advance rates against the aggregate fair value of the Company’s assets, as defined in the amendment, including real estate, equipment, infrastructure assets, inventory, accounts receivable, intangible assets and notes receivable (collectively, the “Borrowing Base”). The Company is allowed to borrow the lesser of the borrowing base amount or the initial commitment amount of $18,000,000, less a monthly step down amount. If the Company were to maximize its credit line, beginning in December 31, 2009, the availability under the Second Amended Thermo Revolver would be reduced monthly by an amount equal to the average principal balance of loans outstanding against the non-accounts receivable assets in the Borrowing Base for that month divided by sixty (60) (the “Monthly Step Down”). The loans outstanding on the accounts receivable component of the Borrowing Base will be increased or decreased through periodic reporting of the Borrowing Base to Thermo. The balance of all principal and interest outstanding under the Second Amended Thermo Revolver is due January 31, 2012.  The annual interest rate on the Second Amended Thermo Revolver is the lesser of: (a) the maximum non-usurious rate of interest per annum permitted by applicable Louisiana law or (b) the greater of (i) the prime rate plus 8% or (ii) fourteen percent (14%). Under the terms of the Second Amended Thermo Revolver, the Company must maintain certain financial covenants including a net worth of at least $5,000,000, computed on a fair value basis, at each fiscal quarter, a debt service coverage ratio that ranges between 1.10 and 1.20 over the remaining life of the revolver and an operating income no less than zero at any fiscal quarter. The purpose of the Second Amended Thermo Revolver was to retire the former factoring debt facility with Thermo and to provide additional availability to the Company for its ongoing working capital needs.  As of May 31, 2010, the Company has a current repayment liability under the Second Amended Thermo Revolver related to a loan commitment fee obligation of approximately $135,000.

Under the previous Thermo Factoring Debt, the Company had adequate credit availability under the facility but was limited in its ability to borrow additional funds due to declining levels of accounts receivable.  With the Second Amended Thermo Revolver, the Company can finance other non-accounts receivable asset purchases by including them in the Borrowing Base.  Borrowings by the Company against non-accounts receivable assets are limited to 33.3% of the total amount of loans outstanding under the terms of the Second Amended Thermo Revolver. As of May 31, 2010, the Company had a maximum availability of $5,922,000 against non-accounts receivable assets and $11,845,000 against accounts receivable for a total maximum availability of $17,767,000. Additionally, the Company had approximately $12,189,000 in loans outstanding under the Second Amended Thermo Revolver as of May 31, 2010 which included an obligation of approximately $203,000 related to loan commitment fees under the Second Amended Thermo Revolver.  A portion of the loan commitment fee obligation is due and payable on August 1, 2010 with the remaining balance due on August 1, 2011.  As of May 31, 2010, $7,444,000 was advanced against accounts receivable and $4,745,000 was advanced against non-accounts receivable assets. The availability to the Company as of May 31, 2010 under the Second Amended Thermo Revolver is approximately $4,401,000 to be borrowed against future accounts receivable and $1,177,000 to be borrowed against non-accounts receivable asset future purchases.

In February 2010, the Company began making principal payments on the Second Amended Thermo Revolver due to the Company’s having borrowings outstanding against the non-accounts receivable assets in excess of the 33.3% limit on such borrowings as measured against the total borrowings outstanding. This situation resulted due to a decline in the Company’s accounts receivable and its related borrowings against these receivables in 2010. In March 2010, Thermo agreed to let the Company begin making monthly principal payments of approximately $53,000 through the remainder of the term of the loan to reduce the outstanding loan balance against the non-accounts receivable assets.  The monthly principal payments reduce the commitment amount under the revolver and as of May 31, 2010, the maximum potential borrowings available under the revolver are $17,767,000.

The lien and security interest in substantially all of the Company’s assets, properties, accounts, inventory, goods and the like granted to Thermo under the Thermo Revolver and all other provisions remain the same under the Second Amended Thermo Revolver.

In November 2009, the Company made a draw of approximately $1,400,000 against the Second Amended Thermo Revolver primarily for the use of purchasing inventory for its wholesale business.

East West Bank Debt (formerly United Commercial Bank): Effective May 3, 2007, the Company entered into a loan agreement with United Commercial Bank, which was subsequently acquired by East West Bank, (the “East West Debt”) to refinance previous debt in the amount of $2,850,000 at May 31, 2007.  As of May 31, 2010, $2,650,000 continued to be funded under the agreement with East West Bank, and $2,361,000 was outstanding. The East West Debt requires monthly payments of $15,131 and bears interest at the prime rate as published in the Wall Street Journal and adjusted from time to time (3.25% at May 31, 2010).  The East West Debt matures in May 2012. The East West Debt is collateralized by a first lien on a building and land in Fort Worth, Texas owned by the Company.

Jardine Bank Debt: Effective May 3, 2007, the Company entered into a loan agreement with Jardine Capital Corp. (the “Jardine Bank Debt”) to refinance previous debt  in the amount of $650,000. The Jardine Bank Debt requires monthly payments of $7,705, bears interest at 13% and matures in May 2012. The Jardine Bank Debt is collateralized by a second lien on a building and land in Fort Worth, Texas owned by the Company.   In May 2010, the Company made a $40,000 principal payment against the Jardine Bank Debt due to the conveyance of an easement and right-of-way for a sub-surface gas pipeline on the collateralized land in Fort Worth, Texas. As of May 31, 2010, a total of $585,000 was outstanding under this agreement.

Warrant Redemption Notes Payable: In November 2002, the Company issued 6,000,000 redeemable common stock purchase warrants as part of a debt restructuring transaction completed in fiscal year 2003 (the “GM Warrants”).  The GM Warrants were exercisable beginning in December of 2005 and terminating in December of 2010.  In December of 2007 or earlier upon specific events, the holder of the GM Warrants may require the Company to redeem the warrants at $0.50 per warrant.  Because of this mandatory redemption feature, the Company initially recorded the estimated fair value of the GM Warrants as a long-term liability on its consolidated balance sheet and adjusted the amount to reflect changes in the fair value of the warrants, including accretion in value due to the passage of time, with such changes charged or credited to interest expense through the exercise date of the warrants.

As of December 12, 2007, the 12 holders of the collective 6,000,000 outstanding GM Warrants (collectively, the “GM Warrant Holders”) had the right to redeem these warrants for an aggregate amount of $3,000,000 in cash or to convert these warrants into an aggregate amount of 6,000,000 shares of Teletouch’s common stock under the terms of their respective warrant agreements. In December 2007, the Company received redemption notices from all of the holders of the GM Warrants.  On May 23, 2008, definitive agreements were executed with each of the 12 holders of the GM Warrants (the “Warrant Redemption Payment Agreements”). The Warrant Redemption Payment provided for (i) an initial payment in the total amount of $1,500,000 payable on or before June 2, 2008, (ii) additional 17 equal monthly payments in the amount of $25,000 each, together with interest on the outstanding principal balance at an annual interest rate of 12% beginning July 1, 2008 and (iii) a final single payment in the amount of $1,075,000 due on or before December 10, 2009 (such payments collectively referred to as the “Payments”). The Payments will be divided among each of the GM Warrant Holders based on their proportionate ownership of the previously outstanding GM Warrants. Teletouch’s obligations to make such payments are evidenced by individual promissory notes (the “GM Promissory Notes”) to each of the GM Warrant Holders. In addition, Teletouch will be required to make accelerated payments to the GM Warrant Holders in the event of (i) a sale of Teletouch’s assets not in the ordinary course of its business or (ii) a change of control. The negotiated agreement also contains certain events of default, mutual releases, covenants and other provisions, which are customary for agreements of this nature.

Effective November 1, 2009, the GM Promissory Notes were amended to extend maturity dates to June 10, 2011.  The terms of the amendments provided for (i) a one time principal payment of $161,250 payable on or before December 10, 2009, (ii) a continuance of 17 equal monthly payments in the amount of $25,000 each, together with interest on the outstanding principal balance beginning January 10, 2010, (iii) a final single payment in the amount of $488,750 due on or before June 10, 2011 and (iv) the annual interest rate on the outstanding principal balance is increased to 14%,  effective November 1, 2009 (such payments collectively referred to as the “Amended Payments”).  The Amended Payments will be divided among each of the GM Warrant Holders based on the proportionate outstanding principal balance under the GM Promissory Notes.   All other terms of the GM Promissory Notes remain unchanged. As of May 31, 2010, a total of $764,000 was outstanding under the notes.

Maturities:  Scheduled maturities of long-term debt outstanding (excluding interest payable) are as follows (in thousands):

		Year Ended May 31,
	TOTAL	2011	2012

Thermo revolving credit facility	$12,189	$1,016	$11,173
East West Bank debt	2,361	105	2,256
Jardine Capital Corporation bank debt	585	16	569
Warrant redemption notes payable	764	275	489
	$15,899	$1,412	$14,487

NOTE 9 – TRADEMARK PURCHASE OBLIGATION

On May 4, 2010, Progressive Concepts, Inc., entered in a certain Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). The settlement followed a litigation matter styled  Progressive Concepts, Inc. d/b/a Hawk Electronics v. Hawk Electronics, Inc. Case No. 4-08CV-438-Y, by the Company against Hawk in the US District Court for the Northern District of Texas which alleged, among other things, infringement on the trade name Hawk Electronics, as well as counterclaims by Hawk against the Company of, among other things, trademark infringement and dilution.

Under terms of the Agreement, the parties executed mutual releases of claims against each other and agreed to file a stipulation of dismissal in connection with the pending litigation matter.  The Company agreed to, among other things, the purchase a perpetual license from Hawk to use the trademark “Hawk Electronics” for $900,000. Under the terms of the license agreement, the Company paid $400,000 by May 31, 2010 and is obligated to pay $150,000 by July 1, 2010, $150,000 by July 1, 2011, $100,000 by July 1, 2012 and $100,000 by July 1, 2013.

As of May 31, 2010, the Company has recorded $150,000 as current portion of trademark purchase obligation (July 1, 2010 payment) as a current liability and has recorded $350,000 (payments due thereafter) under long-term trademark purchase obligation as a long-term liability.

NOTE 10 - INCOME TAXES

The components of the Company’s total provision for income taxes for the following two fiscal years are (in thousands):

	May 31,
	2010	2009
Current income tax expense
Federal	$40	$-
State	244	264
Total current provision	284	264
Deferred income tax expense	-	-
Total provision for income taxes	$284	$264

The Company’s effective tax rate differed from the federal statutory income tax rate as follows (in thousands):

	May 31,
	2010	2009

Income tax provision (benefit) at the federal statutory rate	$641	$(564)
Effect of valuation allowance	(1,545)	655
Permanent differences	28	12
State income taxes, net of federal benefit	162	174
Overaccrual of prior year NOL carryforwards	996	-
Other	2	(13)
Provision for income taxes	$284	$264

Teletouch uses the liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that are expected to be in effect when the differences reverse.

Significant components of the Company’s deferred taxes as of May 31, 2010 and May 31, 2009 are as follows (in thousands):

	May 31,
	2010	2009

Deferred Tax Assets:
Current deferred tax assets:
Accrued liabilities	$826	$748
Deferred revenue	55	32
Inventories	83	88
Allowance for doubtful accounts	138	165
	1,102	1,033
Valuation allowance	(1,102)	(1,033)
Current deferred tax assets, net of valuation allowance	-	-

Non-current deferred tax assets:
Net operating loss	9,769	11,447
Intangible assets	228	193
Fixed assets	174	187
Licenses	15	18
Other	47	2
	10,233	11,847
Valuation allowance	(10,233)	(11,847)
Non-current deferred tax assets, net of valuation allowance	-	-

The Company has approximately $28,732,000 of net operating losses at May 31, 2010, which are available to reduce the Company’s future taxable income and will expire in the years 2025 through 2030.  The utilization of some of these losses may be limited under the applicable provisions of the Internal Revenue Code.

The current Company policy classifies any interest recognized on an underpayment of income taxes and any statutory penalties recognized on a tax position taken as interest expense in its consolidated statements of operations.  There was an insignificant amount of interest and penalties recognized and accrued as of May 31, 2010. The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements or the effective tax rate for fiscal year ended May 31, 2010. The Company is currently subject to a three year statute of limitations by major tax jurisdictions.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Teletouch leases buildings, transmission towers, and equipment under non-cancelable operating leases ranging from one to twenty years.  These leases contain various renewal terms and restrictions as to use of the property.  Some of the leases contain provisions for future rent increases.  The total amount of rental payments due over the lease terms is charged to rent expense on the straight-line method over the term of the leases.  The difference between rent expense recorded and the amount paid is recorded as deferred rental expense, which is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.  Rent expense was $1,459,000, and $1,506,000 in fiscal years 2010 and 2009, respectively.  Future minimum rental commitments under non-cancelable leases are as follows (in thousands):

Operating Lease Payments Due By Period
(in thousands)

	Total	2011	2012	2013	2014	Thereafter

Operating leases	$5,351	$805	$488	$370	$333	$3,355

Teletouch is party to various legal proceedings arising in the ordinary course of business. The Company believes there is no proceeding, either threatened or pending, against it that will result in a material adverse effect on its results of operations or financial condition.

NOTE 12 - SHAREHOLDERS’ EQUITY

Capital Structure:  Teletouch’s authorized capital structure allows for the issuance of 70,000,000 shares of common stock with a $0.001 par value and 5,000,000 shares of preferred stock with a $0.001 par value.

Series C Preferred Stock:  At May 31, 2010, no shares of Series C Preferred Stock with a par value of $0.001 are issued and outstanding.

Registration Rights Agreement: In conjunction with the August 2006 acquisition of PCI and the related exchange of certain subordinated debt at PCI for 4,350,000 shares of Teletouch’s common stock owned by TLLP and Series A Preferred membership units of TLLP, Teletouch, Stratford and RRCG (Stratford and RRGC collectively, the “Series A Holders”) entered into a certain Registration Rights Agreement (the “RRA”). In connection with this exchange, Teletouch agreed to grant to the Series A Holders certain registration rights under the federal securities laws with respect to the securities received by the Series A Holders pursuant to the foregoing arrangement. Namely, the Series A Holders were granted piggy-back registration rights to participate in any underwritten offering and registration of Teletouch’s equity securities under the Securities Act of 1933, as amended (the “Securities Act”), including a shelf registration statement pursuant to Rule 415 under the Securities Act, through August 10, 2010.  The RRA excludes a number of different types of registration statements from the piggy-back registration rights provided by the RRA, including but not limited to, any registration statement (i) on Form S-8 or any similar successor form, (ii) filed in connection with the acquisition of or combination with another entity, (iii) required pursuant to an agreement executed between Teletouch, TLLP or Fortress with a purchaser in a so-called “PIPE” private placement transaction for the resale by the investors in the PIPE of securities of the Registrant (a “PIPE Agreement”), to the extent such PIPE Agreement does not provide for the Series A Holders to have registration rights, or (iv) relating to securities offered for the account of Teletouch that is filed prior to August 10, 2008, provided that at least 50% of the securities registered are offered for the account of Teletouch.

The Series A Holders also agreed not to affect any public sale or private offer or distribution of any equity securities of Teletouch during the 10 business days prior to the effectiveness under the Securities Act of any underwritten registration with respect to any of Teletouch’s equity securities or any securities convertible into or exercisable or exchangeable for such equity securities and during such time period after the effectiveness under the Securities Act of any underwritten registration (not to exceed 180 days) as Teletouch and the managing underwriter may agree. To evidence these obligations, each Investor (or its future transferee) agreed to execute and deliver to Teletouch and the underwriters in an underwriting offering such lock-up agreements as may be required.

In May 2008, Teletouch and the Series A Holders amended the RRA in conjunction with entering into a stock lockup agreement with the Series A Holders (see discussion below under “Stock Lockup Agreement”). Under this First Amendment to the Registration Rights Agreement dated as of May 16, 2008 (the “RRA Amendment”), Teletouch and the Series A Holders agreed, among other things, (i) to remove limitations on the Series A Holders’ rights to participate in any so-called “PIPE” private placement transaction for the sale of securities of and by Teletouch by extending them “piggy-back” registration rights in connection with such transactions and (ii) to extend the termination date of the RRA to August 11, 2012. The RRA Amendment contained additional terms and provisions customary for agreements of this nature.

Stock Lockup Agreement: Since the Series A Holders collectively own 4,350,000 shares of Teletouch’s common stock, the Board and management of Teletouch deemed it not to be in the best interests of Teletouch or its other shareholders to permit the sale of such a large block of its common stock in May 2008 or dates thereafter. Teletouch and the Series A Holders executed a Lockup Agreement dated as of May 16, 2008 (the “Lockup Agreement”) in exchange for a $270,000 cash payment. The Lockup Agreement restricted the Series A Holders’ from selling or otherwise transferring their securities of Teletouch for a period of 18 months following the effective date of the Lockup Agreement; however, sales of these securities under the terms of the RRA are exempt from the terms of the Lockup Agreement. The Lockup Agreement expired on November 15, 2009 and the Company has no current plans to renew or extend the agreement.

Common stock reserved: The following represents the shares of common stock to be issued on an “if-converted” basis at May 31, 2010.

Common Stock Equivalents
1994 Stock Option and Stock Appreciation Rights Plan	39,995
2002 Stock Option and Stock Appreciation Rights Plan	4,523,321
4,563,316

Treasury Stock Transaction:  In June 2009, Glaubman, Rosenburg & Robotti Fund, L.P., a non-affiliated New York limited partnership and holder of 312,978 shares of Teletouch’s common stock, (the “Shareholder”) notified the Company of its intent to sell all of its shares of Teletouch’s common stock and offered these shares to Teletouch at a discount from market.  On June 15, 2009, the Company entered into a Securities Purchase Agreement with the Shareholder to purchase the 312,978 shares of Teletouch common stock it held at $0.10 per share.  Teletouch’s purchase price of $0.10 per share  represented a 13% discount from the $0.115 average of the 10 day closing price on Teletouch’s common stock prior to the effective date of this agreement.   The purchase of the shares was completed on July 16, 2009 following the payment of $31,298 to the Shareholder and after the surrender of the 312,978 shares of stock.  These shares will be held by the Company in treasury.

NOTE 13 - STOCK OPTIONS

Teletouch’s 1994 Stock Option and Stock Appreciation Rights Plan (the “1994 Plan”) was adopted in July 1994 and provides for the granting of incentive and non-incentive stock options and stock appreciation rights to officers, directors, employees and consultants to purchase not more than an aggregate of 1,000,000 shares of common stock. The Compensation Committee or the Board of Directors administers the 1994 Plan and has authority to determine the optionees to whom awards will be made, the terms of vesting and forfeiture, the amount of the awards and other terms.  Under the terms of the 1994 Plan, the option price approved by the Board of Directors shall not be less than the fair market value of the common stock at date of grant.   Exercise prices in the following table have been adjusted to give effect to the repricing that took effect in December 1999 and November 2001 (discussed below).

On November 7, 2002, the Company’s common shareholders voted to adopt and ratify the Teletouch 2002 Stock Option and Appreciation Rights Plan (the “2002 Plan”).  Under the 2002 Plan, Teletouch may issue options, which will result in the issuance of up to an aggregate of 10,000,000 shares of Teletouch’s common stock. The 2002 Plan provides for options, which qualify as incentive stock options (Incentive Options) under Section 422 of the Code, as well as the issuance of non-qualified options (Non-Qualified Options). The shares issued by Teletouch under the 2002 Plan may be either treasury shares or authorized but unissued shares as Teletouch’s Board of Directors may determine from time to time.  Pursuant to the terms of the 2002 Plan, Teletouch may grant Non-Qualified Options and Stock Appreciation Rights (SARs) only to officers, directors, employees and consultants of Teletouch or any of Teletouch’s subsidiaries as selected by the Board of Directors or the Compensation Committee.  The 2002 Plan also provides that the Incentive Options shall be available only to officers or employees of Teletouch or any of Teletouch’s subsidiaries as selected by the Board of Directors or Compensation Committee. The price at which shares of common stock covered by the option can be purchased is determined by Teletouch’s Compensation Committee or Board of Directors; however, in all instances the exercise price is never less than the fair market value of Teletouch’s common stock on the date the option is granted.  To the extent that an Incentive Option or Non-Qualified Option is not exercised within the period in which it may be exercised in accordance with the terms and provisions of the 2002 Plan described above, the Incentive Option or Non-Qualified Option will expire as to the then unexercised portion.  In addition, employees that cease their services with the Company and hold vested options will have the ability to exercise their vested options for a period three months after their termination date with the Company.

As of May 31, 2010, approximately 27,995 Non-Qualified Options and 12,000 Incentive Options are outstanding under the 1994 Plan, and approximately 376,998 Non-Qualified Options and 4,146,323 Incentive Options are outstanding under the 2002 Plan.

Stock option activity has been as follows:

			Weighted Average
		Exercise Price per	Exercise Price per
	Number of Shares	Share	Share

Options outstanding at May 31, 2008	1,565,323	$0.18 - $0.89	$0.40
Options granted to officers and management	2,263,156	$0.19	$0.19
Options granted to directors	135,000	$0.16	$0.16
Options exercised	-	$0.00	$0.00
Options forfeited	(52,664)	$0.24 - $0.89	$0.41
Options outstanding at May 31, 2009	3,910,815	$0.16 - $0.89	$0.27

Options granted to officers and management	573,167	$0.12	$0.12
Options granted to directors	120,000	$0.12	$0.12
Options exercised	-	$0.00	$0.00
Options forfeited	(40,666)	$0.24	$0.24
Options outstanding at May 31, 2010	4,563,316	$0.12 - $0.89	$0.25

Exercisable at May 31, 2010	3,054,545		$0.27
Exercisable at May 31, 2009	1,424,326		$0.38

Range of Exercise Price	Number of Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Shares Exercisable	Weighted Average Exercise Price

$0.12 - $0.30	3,187,322	$0.17	8.26	1,678,551	$0.16
$0.31 - $0.39	1,171,998	$0.39	5.47	1,171,998	$0.39
$0.40 - $0.55	170,000	$0.52	4.26	170,000	$0.52
$0.56 - $0.89	33,996	$0.73	4.36	33,996	$0.73
	4,563,316	$0.25	7.36	3,054,545	$0.27

A summary of option activity for the fiscal year ended May 31, 2010 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at June 1, 2009	3,910,815	$0.27	7.99
Granted	693,167	0.12	-
Exercised	-	-	-
Forfeited	(40,666)	0.24	-
Outstanding at May 31, 2010	4,563,316	0.25	7.36	$401,150

Options exercisable at May 31, 2010	3,054,545	$0.27	6.96	$235,185

The following table summarizes the status of the Company’s non-vested stock options since June 1, 2009:

	Non-vested Options
		Weighted-
	Number of	Average Fair
	Shares	Value
Non-vested at June 1, 2009	2,486,489	$0.20
Granted	693,167	0.11
Vested	(1,670,885)	0.18
Forfeited	-	-
Non-vested at May 31, 2010	1,508,771	$0.18

The Company estimates the fair value of employee stock options on the date of grant using the Black-Scholes model. The determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the expected stock price volatility over the term of the awards and the actual and projected employee stock option exercise behaviors. The Company has elected to estimate the expected life of an award based on the SEC approved “simplified method.” The Company calculated its expected volatility assumption required in the Black-Scholes model based on the historical volatility of its stock.  The Company recorded approximately $239,000 and $223,000 in stock based compensation expense in the consolidated financial statements for the twelve months ended May 31, 2010 and 2009, respectively.

NOTE 14 - RETIREMENT PLAN

Effective October 1995, Teletouch began sponsoring a defined contribution retirement plan covering substantially all of its Teletouch employees (the “Teletouch Plan”).  Employees who were at least 21 years of age were eligible to participate. Eligible employees could contribute up to a maximum of 16% of their earnings.  The Company paid the administrative fees of the plan and began matching 75% of the first 6% of employees’ contributions in October 1998.  On January 1, 2005, the Company changed to a Safe Harbor Matching Contribution Plan.  The employee eligibility requirements remained unchanged.  Under the Safe Harbor Matching Contribution Plan, the Company matched 100% of the employees’ contribution up to 3% of the employees’ compensation plus 50% of the employees’ contribution that is in excess of the 3% of the employees’ compensation but not in excess of 5% of the employees’ compensation.

In August 2006, with the acquisition of PCI, the Company assumed a defined contribution retirement plan for the benefit of eligible employees at its subsidiary, PCI (the “PCI Plan”). PCI employees who were at least 21 years of age and had completed six months of service were considered eligible for the plan. Employees could contribute up to 16% of their compensation on a pre-tax basis. The Company could elect, at its discretion, to match 50% of the employees’ contributions up to 8% of their compensation.

Effective January 1, 2008, the Company merged the PCI Plan into the Teletouch Plan with certain modifications.  Employees who are at least 21 years of age and have completed three months of service are now eligible to participate in the Safe Harbor Matching Contribution Plan.  Under the revised Plan, the Company matches 100% of the first 1% of the employees’ contribution and 60% of the employees’ contribution in excess of the first 1% that does not exceed 6% of the employees’ total contribution.

The amounts included in operating expense in connection with the Company’s contributions to both the Teletouch Plan and the PCI Plan is approximately $40,000 and $252,000 for the years ended May 31, 2010 and 2009, respectively. In fiscal year 2010, the Company had approximately $195,000 of forfeitures in the Company’s 401(k) plan of unvested employer matched funds. These forfeitures were used to offset current year matching contributions to the 401(k) plan.

NOTE 15 – RELATED PARTY TRANSACTIONS

The commonly controlled companies owning or affiliated with Teletouch are as follows:

Progressive Concepts Communications, Inc., a Delaware corporation (“PCCI”) – PCCI has no operations and is a holding company formed to acquire the stock of PCI (Teletouch’s subsidiary as of August 2006) in 2001.  Robert McMurrey, Chairman and Chief Executive Officer of Teletouch, controls approximately 94% of the stock of PCCI. In 2004, PCCI acquired 100% of the outstanding common units of TLL Partners, LLC (see below).

TLL Partners, LLC, a Delaware LLC (“TLLP”) – TLLP has no operations and is a holding company formed in 2001 to acquire certain outstanding Series A Preferred stock and subordinated debt obligations of Teletouch.  The purchased subordinated debt obligations were forgiven, and in November 2002, all of the outstanding Series A Preferred stock was redeemed by Teletouch by the issuance of 1,000,000 shares of Teletouch’s convertible Series C Preferred stock.  In November 2005, TLLP converted all of its shares of Series C Preferred stock into 44,000,000 shares of Teletouch’s common stock gaining approximately 80% ownership of Teletouch’s outstanding common stock.

The Company entered into certain related party transactions during the fiscal years ended May 31, 2010 and 2009 with PCCI and TLLP, both companies controlled by Robert McMurrey, Chairman and Chief Executive Officer of Teletouch, as follows:

In June 2006, the Company loaned $250,000 to PCCI for the purpose of allowing PCCI to enter into an option agreement with Air-bank, Inc.  The $250,000 was to be used to secure a management and option agreement with Air-bank providing PCCI the option to acquire up to 55% interest in Air-bank.  Beginning in June 2006 and through fiscal year 2009, the Company also provided certain leased office space to Air-bank. In January 2009, PCCI contributed the receivable due from Air-bank to Teletouch, which assigned all claims to the receivable to the Company to retire all of its intercompany obligations due to the Company.

In August 2006, TLLP paid certain legal fees on behalf of the Company related to the debt restructuring and the reorganization of its commonly controlled companies. The Company recorded these expenses of approximately $63,000 in fiscal year 2007 as well as the related party payable to TLLP for the same amount.  In addition, the  Company received certain dividend payments from investments belonging to TLLP in fiscal years 2009 and 2010.  As of May 31, 2010, the total related party payable to TLLP increased to $111,000.

NOTE 16 – SEGMENT INFORMATION

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments.  Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

Using this criteria, the Company's three reportable segments are cellular services, wholesale distribution and two-way radio services.

The Company’s cellular business segment represents its core business, which has been acquiring, billing, and supporting cellular subscribers under a revenue sharing relationship with AT&T and its predecessor companies for over 25 years. The consumer services and retail business within the cellular segment is operated primarily under the Hawk Electronics brand name, with additional business and government sales provided by a direct sales group operating throughout all of the Company’s markets. As a master distributor for AT&T wireless services, the Company controls the entire customer experience, including initiating and maintaining the cellular service agreements, rating the cellular plans, providing complete customer care, underwriting new account acquisitions and providing multi-service billing, collections, and account maintenance.  Furthermore, in January 2009, Teletouch entered into a new distribution agreement with T-Mobile USA, Inc. (“T-Mobile”). The Company closed its last two Oklahoma retail locations selling T-Mobile branded cellular services and products in October 2009. Subsequent to these closings, in January 2010, the T-Mobile agreement was cancelled.

On January 19, 2010, the Company signed a new two-year, national distribution agreement with Clearwire Communications (NASDAQ: CLWR) to sell its 4G service called CLEAR.  On January 26, 2010, the Company announced that it had recently entered into a two-year, Authorized Representative Agreement with Sprint (NYSE:S) subsidiary, Sprint Solutions, Inc.

The Company’s wholesale business segment represents its distribution of cellular telephones, accessories, car audio and car security products to major carrier agents, rural cellular carriers, smaller consumer electronics and automotive retailers and auto dealers throughout the United States.

The two-way business segment includes radio services provided on the Company’s Logic Trunked Radio (“LTR”) system and the related radio equipment sales as well as radio equipment sales to customers operating their own two-way radio system.  Safety and emergency response vehicle product sales and services are also included in the two-way business segment.

Corporate overhead is reported separate from the Company’s identified segments.  The Corporate overhead costs include expenses for the Company’s accounting, information technology, human resources, marketing and executive management functions.

As of May 31, 2010, the Company combined its other segment operations with its wholesale segment operations for segment presentation purposes. As of May 31, 2009, the Company presented its other segment operations on a stand alone basis; therefore, the segment information presented as of May 31, 2009 in this Report has been conformed to be comparable the current year’s segment information.

The following tables summarize the Company’s operating financial information by each segment for the fiscal years ended May 31, 2010 and 2009 (in thousands):

	Year Ended May 31, 2010
	Segments
	Cellular	Two-way	Wholesale	Corporate	Total
Operating revenues:
Service, rent, and maintenance revenue	$23,881	$1,881	$83	$98	$25,943
Product sales revenue	4,281	2,986	18,742	7	26,016
Total operating revenues	28,162	4,867	18,825	105	51,959

Operating expenses:
Cost of service, rent and maintenance (exclusive of depreciation and amortization included below)	5,557	1,573	66	-	7,196
Cost of products sold	4,593	2,340	16,116	(21)	23,028
Selling and general and administrative	4,346	557	1,840	9,744	16,487
Depreciation and amortization	2	119	-	1,132	1,253
Loss on disposal of assets	-	-	-	17	17
Total operating expenses	14,498	4,589	18,022	10,872	47,981
Income (loss) from operations	13,664	278	803	(10,767)	3,978

Other income (expenses):
Interest expense, net	-	-	-	(2,261)	(2,261)
Other	-	-	-	167	167

Income (loss) before income tax expense	13,664	278	803	(12,861)	1,884
Income tax expense	-	-	-	284	284
Income (loss) from operations	$13,664	$278	$803	$(13,145)	$1,600

	Year Ended May 31, 2009
	Segments
	Cellular	Two-way	Wholesale	Corporate	Total
Operating revenues:
Service, rent, and maintenance revenue	$25,353	$1,652	$82	$123	$27,210
Product sales revenue	7,002	2,559	9,070	16	18,647
Total operating revenues	32,355	4,211	9,152	139	45,857

Operating expenses:
Cost of service, rent and maintenance (exclusive of depreciation and amortization included below)	6,922	1,733	129	-	8,784
Cost of products sold	7,561	1,922	7,845	4	17,332
Selling and general and administrative	5,468	528	1,749	9,931	17,676
Depreciation and amortization	1	191	-	1,214	1,406
Gain on disposal of assets	-	-	-	(13)	(13)
Total operating expenses	19,952	4,374	9,723	11,136	45,185
Income (loss) from operations	12,403	(163)	(571)	(10,997)	672

Other expenses:
Interest expense, net	-	-	-	(2,330)	(2,330)

Income (loss) before income tax expense	12,403	(163)	(571)	(13,327)	(1,658)
Income tax expense	-	-	-	264	264
Income (loss) from operations	$12,403	$(163)	$(571)	$(13,591)	$(1,922)

The Company identifies its assets by segment. Significant assets of the Company’s corporate offices include cash, property and equipment, loan origination costs and the patent held for sale.  The Company’s assets by segment as of May 31, 2010 and May 31, 2009 are as follows:

	Year Ended May 31, 2010			Year Ended May 31, 2009
	Total Assets	Property and Equipment, net	Goodwill and Intangible Assets, net	Total Assets	Property and Equipment, net	Goodwill and Intangible Assets, net

Segment
Cellular	$10,362	$124	$4,068	$12,751	$195	$3,932
Two-way	1,599	401	373	1,806	467	385
Wholesale	837	2	-	1,160	3	-
Corporate	8,886	2,222	244	8,639	2,284	191
Totals	$21,684	$2,749	$4,685	$24,356	$2,949	$4,508

During fiscal year 2010, the Company did not have a single customer that represented more than 10% of total segment revenues.

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

ASSETS

	February 28,	May 31,
	2011	2010
CURRENT ASSETS:

Cash	$2,059	$4,932
Certificates of deposit-restricted	50	150

Accounts receivable, net of allowance of $311 at February 28, 2011 and $407 at May 31, 2010	3,624	3,967
Accounts receivable-related party	23	-
Unbilled accounts receivable	2,125	2,592
Inventories, net of reserve of $253 at February 28, 2011 and $232 at May 31, 2010	1,701	1,049
Notes receivable	1	15
Prepaid expenses and other current assets	455	1,288
Patent held for sale	257	257
Total Current Assets	10,295	14,250

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $6,234 at February 28, 2011 and $6,039 at May 31, 2010	2,705	2,749

GOODWILL	343	343

INTANGIBLE ASSETS, net of accumulated amortization of $9,678 at February 28, 2011 and $8,964 at May 31, 2010	3,808	4,342

TOTAL ASSETS	$17,151	$21,684

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

LIABILITIES AND SHAREHOLDERS’ DEFICIT

	February 28,	May 31,
	2011	2010
CURRENT LIABILITIES:

Accounts payable	$7,685	$7,964
Accounts payable-related party	-	111
Accrued expenses and other current liabilities	4,226	5,517
Current portion of long-term debt	1,498	1,412
Current portion of trademark purchase obligation	150	150
Deferred revenue	339	336
Total Current Liabilities	13,898	15,490

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	13,228	14,487
Long-term trademark purchase obligation, net of current portion	200	350
Total Long Term Liabilities	13,428	14,837

TOTAL LIABILITIES	27,326	30,327

COMMITMENTS AND CONTINGENCIES (NOTE 11)	-	-

SHAREHOLDERS' DEFICIT:
Common stock, $.001 par value, 70,000,000 shares authorized, 49,916,189 shares issued and 48,739,002 shares outstanding at February 28, 2011 and May 31, 2010	50	50
Additional paid-in capital	51,531	51,186
Treasury stock, 1,177,187 shares held at February 28, 2011 and May 31, 2010	(216)	(216)
Accumulated deficit	(61,540)	(59,663)
Total Shareholders' Deficit	(10,175)	(8,643)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$17,151	$21,684

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010

Operating revenues:
Service and installation revenue	$4,950	$6,308	$15,814	$19,522
Product sales revenue	4,407	10,251	11,465	22,375
Total operating revenues	9,357	16,559	27,279	41,897

Operating expenses:
Cost of service and installation (exclusive of depreciation and amortization included below)	1,528	1,693	4,575	5,569
Cost of products sold	4,125	8,719	10,480	19,791
Selling and general and administrative	3,767	4,421	11,429	12,594
Depreciation and amortization	281	311	844	956
Loss (gain) on disposal of assets	-	-	(1)	1
Total operating expenses	9,701	15,144	27,327	38,911
Income (loss) from operations	(344)	1,415	(48)	2,986

Interest expense, net	(553)	(602)	(1,672)	(1,674)

Income (loss) before income tax expense	(897)	813	(1,720)	1,312
Income tax expense	45	60	157	183
Net income (loss)	$(942)	$753	$(1,877)	$1,129

Basic income (loss) per share applicable to common shareholders	$(0.02)	$0.02	$(0.04)	$0.02

Diluted income (loss) per share applicable to common shareholders	$(0.02)	$0.02	$(0.04)	$0.02

Weighted average shares outstanding:
Basic	48,739,002	48,739,002	48,739,002	48,791,738
Diluted	48,739,002	48,830,618	48,739,002	48,791,738

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	February 28,
	2011	2010
Operating Activities:
Net income (loss)	$(1,877)	$1,129
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	844	956
Non-cash compensation expense	345	204
Non-cash interest expense	94	57
Provision for losses on accounts receivable	276	765
Provision for inventory obsolescence	98	89
Loss (gain) on disposal of assets	(1)	1
Changes in operating assets and liabilities:
Accounts receivable	507	539
Inventories	(750)	83
Prepaid expenses and other assets	833	(396)
Accounts payable	(390)	(2,938)
Accrued expenses and other current liabilities	(1,291)	(1,539)
Deferred revenue	3	82
Net cash used in operating activities	(1,309)	(968)

Investing Activities:
Capital expenditures	(179)	(77)
Purchase of intangible asset	(31)	-
Redemption of certificates of deposit	100	200
Net proceeds from sale of assets	1	2
Receipts from notes receivable	3	598
Net cash (used in) provided by investing activities	(106)	723

Financing Activities:
Proceeds from long-term debt	-	1,373
Payments on long-term debt	(1,308)	(1,884)
Purchase of trademark license	(150)	-
Purchase of treasury stock	-	(31)
Net cash used in financing activities	(1,458)	(542)

Net decrease in cash	(2,873)	(787)
Cash at beginning of period	4,932	4,642

Cash at end of period	$2,059	$3,855
Supplemental Cash Flow Data:
Cash payments for interest	$1,579	$1,617
Cash payments for income taxes	$43	$273
Non-Cash Transactions:
Capitalization of loan origination fees	$135	$244
Intangible asset received for payment of note receivable	$10	$257
Intangible asset received for payment of accounts receivable	$4	$-
Fixed assets received for payment of note receivable	$-	$25

See Accompanying Notes to Consolidated Financial Statements

TELETOUCH COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1 – BASIS OF PRESENTATION AND NATURE OF BUSINESS

Nature of Business: Teletouch Communications, Inc. was incorporated under the laws of the State of Delaware on July 19, 1994 and its corporate headquarters are in Fort Worth, Texas. References to Teletouch or the Company as used throughout this document mean Teletouch Communications, Inc. or Teletouch Communications, Inc. and its subsidiaries, as the context requires.

For over 46 years, Teletouch together with its predecessors has offered a comprehensive suite of telecommunications products and services including cellular, two-way radio, GPS-telemetry, wireless messaging and public safety equipment. As of February 28, 2011, the Company operated 20 retail and agent locations in Texas.  Locations include both “Teletouch” and “Hawk Electronics” branded in-line and free-standing stores and service centers. The Teletouch branded locations offer primarily the Company’s two-way radio products and services as well as public safety equipment to state, city and local entities as well as commercial businesses. Teletouch’s wholly-owned subsidiary, Progressive Concepts, Inc. (“PCI”) is a Master Distributor and Authorized Provider of cellular voice, data and entertainment services though AT&T Mobility (“AT&T”) to consumers, businesses and government agencies and markets these services under the Hawk Electronics brand name. For over 26 years, PCI has offered various communication services on a direct bill basis and today services approximately 50,000 cellular subscribers. PCI sells consumer electronics products and cellular services through its stores, its own network of Hawk-branded sub-agents stores, its own direct sales force and on the Internet at various sites, including its primary consumer-facing sites: www.hawkelectronics.com, www.hawkwireless.com and www.hawkexpress.com. The Company handles all aspects of the wireless customer relationship, including:

•	Initiating and maintaining all subscribers’ cellular, two-way radio and other service agreements;
•	Determining credit scoring standards and underwriting new account acquisitions;
•	Handling all billing, collections, and related credit risk through its own proprietary billing systems;
•	Providing all facets of real-time customer support, using a proprietary, fully integrated Customer Relationship Management (CRM) system through its own 24x7x365 capable call centers and the Internet.

In addition, PCI operates a national wholesale distribution business, “PCI Wholesale,” which serves major carrier agents, rural cellular carriers, smaller consumer electronics and automotive retailers and auto dealers throughout the country and internationally, with ongoing product and sales support through its direct sales representatives, call center, and the Internet through www.pciwholesale.com and www.pcidropship.com, among other sites. Teletouch also sells public safety equipment and services under the brand “Teletouch PSE” (Public Safety Equipment), through direct sales and distribution including the United States General Services Administration (“GSA”), BuyBoard (a State of Texas website operated by the Local Government Purchasing Cooperative), and a Texas multiple awards contract (“TXMAS”) facility also run by the State of Texas, which allows products to be sold to all State agencies and authorized local public entities.

Basis of Presentation: The consolidated financial statements include the consolidated accounts of Teletouch Communications, Inc. and our wholly-owned subsidiaries (collectively, the “Company” or “Teletouch”). Teletouch Communications, Inc. owns all of the shares of Progressive Concepts, Inc., a Texas corporation (“PCI”), Teletouch Licenses, Inc., a Delaware corporation (“TLI”), Visao Systems, Inc., a Delaware corporation (“Visao”) and TLL Georgia, Inc., a Delaware corporation (“TLLG”). PCI is the primary operating business of Teletouch. TLI is a company formed for the express purpose of owning all of the FCC licenses utilized by Teletouch to operate its two-way radio network. Visao is a company formed to develop and distribute the Company’s telemetry products, which as of the date of this Report are no longer being sold.  Currently Visao is maintained as a shell company with no operations. TLLG was formed for the express purpose of entering into an asset purchase agreement with Preferred Networks, Inc. in May 2004 and ceased operations following the sale of the Company’s paging business in August 2006.  TLLG is currently a shell company. All significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.  Preparing financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions.  Those assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash:  We deposit our cash with high credit quality institutions.  Periodically, such balances may exceed applicable FDIC insurance limits.  Management has assessed the financial condition of these institutions and believes the possibility of credit loss is minimal.

Certificates of Deposit-Restricted:  From time to time, the Company is required to issue standby letters of credit to it suppliers to secure purchases made under the credit terms provided by these suppliers. The Company deposits funds into a certificate of deposit and instructs that bank to issue the standby letter of credit to the benefit of the supplier. All such funds are reported as restricted funds until such time as the supplier releases the letter of credit requirement. As of February 28, 2011 and May 31, 2010, the Company had $50,000 and $150,000 deposited in certificate of deposits, respectively, securing standby letters of credit with its suppliers.

Allowance for Doubtful Accounts: The Company performs periodic credit evaluations of its customer base and extends credit to virtually all of its customers on an uncollateralized basis.

In determining the adequacy of the allowance for doubtful accounts, management considers a number of factors, including historical collections experience, aging of the receivable portfolio, financial condition of the customer and industry conditions.  The Company considers an account receivable past due when customers exceed the terms of payment granted to them by the Company.  The Company writes-off its fully reserved accounts receivable when it has exhausted all internal collection efforts, which is generally within 90 days following the last payment received on the account.

Accounts receivable are presented net of an allowance for doubtful accounts of $311,000 and $407,000 at February 28, 2011 and May 31, 2010, respectively.  Based on the information available to the Company, management believes the allowance for doubtful accounts at the end of both periods are adequate.  However, actual write-offs may exceed the recorded allowance.

The Company evaluates its write-offs on a monthly basis.  The Company determines which accounts are uncollectible, and those balances are written-off against the Company’s allowance for doubtful accounts.

Reserve for Inventory Obsolescence:  Inventories are stated at the lower of cost (primarily on a moving average basis), which approximates actual cost determined on a first-in, first-out (“FIFO”) basis, or fair market value and are comprised of finished goods. In determining the adequacy of the reserve for inventory obsolescence, management considers a number of factors including recent sales trends, industry market conditions and economic conditions. In assessing the reserve, management also considers price protection credits the Company expects to recover from its vendors when the vendor cost on certain inventory items is reduced shortly after the purchase of the inventory by the Company. In addition, management establishes specific valuation allowances for discontinued inventory based on its prior experience liquidating this type of inventory.  Through the Company’s wholesale and internet distribution channels, it is successful in liquidating the majority of any inventory that becomes obsolete.  The Company has many different cellular handset, radio and other electronics suppliers, all of which provide reasonable notification of model changes, which allows the Company to minimize its level of discontinued or obsolete inventory. Inventories are presented net of a reserve for obsolescence of $253,000 and $232,000 at February 28, 2011 and May 31, 2010, respectively. Actual obsolescence could differ from those estimates.

Property and Equipment:  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Upon the sale or abandonment of an asset, the cost and related accumulated depreciation are removed from the Company’s balance sheet, and any gains or losses on those assets are reflected in the accompanying consolidated statement of operations of the respective period. The Company’s estimated useful lives for its major classes of property and equipment assets are as follows:

Buildings and improvements	5-30 years
Two-way network infrastructure	5-15 years
Office and computer equipment	3-5 years
Signs and displays	5-10 years
Other equipment	3-5 years
Leasehold improvements	Shorter of estimated useful
life or term of lease

Intangible Assets:  The Company’s intangible assets are comprised of certain definite lived assets as well as two indefinite lived assets. Indefinite lived intangible assets are not amortized but evaluated annually (or more frequently) for impairment under ASC 350, Intangibles-Goodwill and Other, (“ASC 350”).  Definite lived intangible assets, including capitalized loan origination costs, the purchase and development of key distribution agreements, purchased subscriber bases and acquisition costs related to FCC licenses and the Government Services Administration (“GSA”) contract and are amortized over the estimated useful life of the asset and reviewed for impairment upon any triggering event that gives rise to any question as to the assets’ ultimate recoverability as prescribed under ASC 360, Property, Plant and Equipment, (“ASC 360”).

Indefinite Lived Intangible Assets: The Company has two indefinite lived intangible assets, goodwill and a purchased perpetual trademark license. Goodwill acquired in a business combination and intangible assets determined to have an indefinite useful life are not amortized but instead tested for impairment at least annually in accordance with the provisions of ASC 350.  The goodwill impairment model prescribed by ASC 350 is a two-step process. The first step compares the fair value of a reporting unit that has goodwill assigned to its carrying value. The fair value of a reporting unit using discounted cash flow analysis is estimated. If the fair value of the reporting unit is determined to be less than its carrying value, a second step is performed to compute the amount of goodwill impairment, if any. Step two allocates the fair value of the reporting unit to the reporting unit’s net assets other than goodwill. The excess of the reporting unit’s fair value over the amounts assigned to its net assets other than goodwill is considered the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is then compared to the carrying value of its goodwill. Any shortfall represents the amount of goodwill impairment. The goodwill recorded in the Company’s consolidated balance sheet was acquired in January 2004 for $894,000 as part of the purchase of the two-way radio assets of DCAE, Inc.  During the fourth quarter of fiscal year 2005, this goodwill was deemed impaired as a result of losses in revenues and profitability in the Company’s two-way radio segment (the “reporting unit” under ASC 350) and the goodwill was written down to $343,000.  The Company tests this goodwill annually on March 1st, the first day of its fourth fiscal quarter, of each year unless an event occurs that would cause the Company to believe the value is impaired at an interim date.

In May 2010, Progressive Concepts, Inc., purchased a perpetual trademark license to use the trademark “Hawk Electronics” (see Note – 9 “Trademark Purchase Obligation” for additional discussion). In accordance with ASC 350, an entity shall evaluate the remaining useful life of an intangible asset that is not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. As mentioned above, the guidance under ASC 350 also states an intangible asset that is not subject to amortization shall be tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired.  The impairment test shall consist of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to the excess.

The Company initially evaluated PCI’s perpetual trademark license asset at May 31, 2010, and determined the fair value of the license exceeded its carrying value; therefore, no impairment was recorded. The fair value of the perpetual trademark license was based upon the discounted estimated future cash flows of the Company’s cellular business. The Company will continue to evaluate whether events and circumstances occur that would no longer support an indefinite life for its perpetual trademark license.  The Company will test this license annually on March 1st, the first day of its fourth fiscal quarter, of each year for impairment unless an event occurs that would cause the Company to believe the value is impaired at an interim date.

Definite Lived Intangible Assets: Definite lived intangible assets consist of the capitalized cost associated with acquiring the AT&T distribution agreements, purchased subscriber bases, FCC licenses, Government Services Administration (“GSA”) contract, internally developed software and loan origination costs. The Company does not capitalize customer acquisition costs in the normal course of business but would capitalize the purchase costs of acquiring customers from a third party. Intangible assets are carried at cost less accumulated amortization. Amortization on the AT&T distribution agreements is computed using the straight-line method over the contract’s expected life.  The estimated useful lives for the intangible assets are as follows:

AT&T distribution agreements and subscriber bases	1-13 years
FCC licenses	9 years
Government Services Administration contract	5 years
Internally developed software	3 years

The Company defers certain direct costs in obtaining loans and amortizes such amounts using the straight-line method over the expected life of the loan, which approximates the effective interest method as follows:

Loan origination costs	2-5 years

As of February 28, 2011, the most significant intangible assets remaining that continue to be amortized are the AT&T distribution agreements and subscriber bases.  The DFW and San Antonio AT&T cellular distribution agreements will continue to be amortized through August 31, 2014 and December 31, 2013, respectively, or for approximately 3.5 and 2.8 years, respectively.

The AT&T distribution agreement assets represent contracts that the Company has with AT&T, under which the Company is allowed to provide cellular services to its customers. Although the Company has sustained losses in recent years, management has evaluated this asset in light of the fair value of each of the cellular subscribers that the Company services.  Included in the provisions of the primary contract with AT&T (DFW market) is a liquidated damages provision, which defines a value of $1,000 for each cellular telephone number assigned to a customer and billed by the Company (“Subscriber”, as defined in the agreement) to be paid to the Company if AT&T were to solicit or take any or all of the Subscribers from PCI. Under the terms of the DFW market distribution agreement with AT&T, which expired on August 31, 2009, AT&T must continue to provide airtime to the Company as long as the subscribers choose to remain on service, or at AT&T’s option, AT&T could “buy-back” the subscribers from the Company for the $1,000 liquidated damages per subscriber line provided for by the agreement. The total value of the cellular subscriber base provided for by the liquidated damages provision contained in the contract exceeds the carrying value of the asset at all periods presented herein.  The Company regularly forecasts the expected cash flows to be derived from this cellular subscriber base and as of the date of this Report those expected cash flows also exceed the carrying value of the asset.

Amortization of the AT&T distribution agreements, subscriber bases, FCC licenses, GSA contract and internally developed software is considered an operating expense and included in “Depreciation and Amortization” in the accompanying consolidated statements of operations.  The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in a lack of recoverability or revised useful life.

Impairment of Long-lived Tangible Assets: In accordance with ASC 360, the Company evaluates the recoverability of the carrying value of its tangible long-lived assets based on estimated undiscounted cash flows to be generated from such assets. If the undiscounted cash flows indicate an impairment, then the carrying value of the assets evaluated is written-down to the estimated fair value of those assets. In assessing the recoverability of these assets, the Company must project estimated cash flows, which are based on various operating assumptions, such as average revenue per unit in service, disconnect rates, sales productivity ratios and expenses. Management develops these cash flow projections on a periodic basis and reviews the projections based on actual operating trends.  The projections assume that general economic conditions will continue unchanged throughout the projection period and that their potential impact on capital spending and revenues will not fluctuate. Projected revenues are based on the Company’s estimate of units in service and average revenue per unit as well as revenue from various new product initiatives. Projected revenues assume a declining cellular service revenue while projected operating expenses are based upon historic experience and expected market conditions adjusted to reflect an expected decrease in expenses resulting from cost saving initiatives.

The most significant tangible long-lived asset owned by the Company is the Fort Worth, Texas corporate office building and the associated land. The Company has received periodic appraisals of the fair value of this property, and in each instance the appraised value exceeds the carrying value of the property.

Asset Held for Sale: In accordance with ASC 360, the Company will reclassify certain long-lived assets as a current asset held for sale on the Company’s consolidated balance sheets if certain requirements are met.  In order for an asset to be held for sale under the provisions of ASC 360, management must determine the asset is to be held for sale in its current condition, an active plan to complete the sale of the asset has been initiated and the sale of the asset is probable within one year. The Company evaluated the hotspot network patent it acquired during the public auction of Air-bank, Inc.’s assets in July 2009 and has determined this asset met all the criteria for an asset held for sale under ASC 360.  At February 28, 2011, the patent is recorded as a current asset held for sale on the Company’s consolidated balance sheet for approximately $257,000 as the Company is actively pursuing the sale of this patent through a broker. The Company has received no formal offers to purchase the patent from potential buyers but has received several expressions of interest from qualified buyers who have indicated the market value of the patent exceeds the carrying value as of February 28, 2011. The Company is attempting to sell the patent by the end of fiscal year 2011.  In the event the Company is unable to sell the patent by the end of fiscal year 2011, the patent will be re-classified to long-lived intangible assets and the carrying value will be adjusted to the patent’s fair value giving consideration to our inability to sell this asset since June 2009.

Contingencies: The Company accounts for contingencies in accordance with ASC 450, Contingencies (“ASC 450”). ASC 450 requires that an estimated loss from a loss contingency shall be accrued when information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and when the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal and contract dispute matters requires us to use our judgment. We believe that our accruals or disclosures related to these matters are adequate. Nevertheless, the actual loss from a loss contingency might differ from our estimates.

Provision for Income Taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, (“ASC 740”) using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences, net operating loss and tax credit carry forwards. Deferred income tax expense represents the change in net deferred assets and liability balances. Deferred income taxes result from temporary differences between the basis of assets and liabilities recognized for differences between the financial statement and tax basis thereon and for the expected future tax benefits to be derived from net operating losses and tax credit carry forwards. A valuation allowance is recorded when it is more likely than not that deferred tax assets will be unrealizable in future periods.  As of February 28, 2011 and May 31, 2010, the Company has recorded a valuation allowance against the full amount of its net deferred tax assets. Although the Company had taxable income for fiscal year 2010, it is currently unable to reasonably forecast taxable income beyond fiscal year 2010.  The inability to forecast taxable income in future years makes it more likely than not that the Company will not realize its recorded deferred tax assets in future periods.

Revenue Recognition: Teletouch recognizes revenue over the period the service is performed in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” and ASC 605, Revenue Recognition, (“ASC 605”). In general, ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services rendered, (3) the fee is fixed and determinable and (4) collectability is reasonably assured. Teletouch believes, relative to sales of products, that all of these conditions are met; therefore, product revenue is recognized at the time of shipment.

The Company primarily generates revenues by providing recurring cellular services and through product sales.  Cellular services include cellular airtime and other recurring services provided through a master distributor agreement with AT&T.  Product sales include sales of cellular telephones, accessories, car and home audio products and other services and two-way radio equipment through the Company’s retail, wholesale and two-way operations.

Cellular and other service revenues and related costs are recognized during the period in which the service is rendered.  Associated subscriber acquisition costs are expensed as incurred. Product sales revenue is recognized at the time of shipment, when the customer takes title and assumes risk of loss, when terms are fixed and determinable and collectability is reasonably assured.  The Company does not generally grant rights of return.  However, PCI offers customers a 30 day return / exchange program for new cellular subscribers in order to match programs put in place by most of the other cellular carriers.  During the 30 days, a customer may return all cellular equipment and cancel service with no penalty.  Reserves for returns, price discounts and rebates are estimated using historical averages, open return requests, recent product sell-through activity and market conditions.  No reserves have been recorded for the 30 day cellular return program since only a very small number of customers utilize this return program and many fail to meet all of the requirements of the program, which include returning the phone equipment in new condition with no visible damage.

Since 1984, Teletouch’s subsidiary, PCI, has held agreements with AT&T or one of its predecessor companies, which allowed PCI to offer cellular service and provide the billing and customer services to its subscribers. PCI is compensated for the services it provides based upon sharing a portion of the monthly billings revenues with AT&T.  PCI is responsible for the billing and collection of cellular charges from these customers and remits the majority of the cellular billings generated to AT&T and keeps the remainder of these billings as compensation for providing the billing and customer service functions for these customers.  Based on its relationship with AT&T, the Company has evaluated its reporting of revenues under ASC 605-45, Revenue Recognition, Principal Agent Considerations (“ASC 605-45”) associated with its services attached to the AT&T agreements.  Included in ASC 605-45 are eight indicators that must be evaluated to support reporting gross revenue.  These indicators are (i) the entity is the primary obligor in the arrangement, (ii) the entity has general inventory risk before customer order is placed or upon customer return, (iii) the entity has latitude in establishing price, (iv) the entity changes the product or performs part of the service, (v) the entity has discretion in supplier selection, (vi) the entity is involved in the determination of product or service specifications, (vii) the entity has physical loss inventory risk after customer order or during shipment and (viii) the entity has credit risk.  In addition, ASC 605-45 includes three additional indicators that support reporting net revenue.  These indicators are (i) the entity’s supplier is the primary obligor in the arrangement, (ii) the amount the entity earns is fixed and (iii) the supplier has credit risk. Based on its assessment of the indicators listed in ASC 605-45, the Company has concluded that the AT&T services provided by PCI should be reported on a net basis. Also in accordance with ASC 605-45, sales tax amounts invoiced to our customers have been recorded on a net basis and have no impact on our consolidated financial statements.

Deferred revenue represents monthly service fees primarily access charges for cellular services that are billed in advance by the Company.

Concentration of Credit Risk:  Teletouch provides cellular and other wireless telecommunications services to a diversified customer base of small to mid-size businesses and individual consumers, primarily in the DFW and San Antonio markets in Texas.  In addition, the Company sells cellular equipment and consumer electronics products to large base of small to mid-size cellular carriers, agents and resellers as well as a large group of smaller electronics and car audio dealers throughout the United States.  As a result, no significant concentration of credit risk exists.  The Company performs periodic credit evaluations of its customers to determine individual customer credit risks and promptly terminates services or ceases shipping products for nonpayment.

Financial Instruments:  The Company’s financial instruments consists of certificates of deposit-restricted, accounts receivable, accounts payable and debt. Management believes the carrying value of its financial instruments approximates fair value due to the short maturity of the current assets and liability and the reasonableness of the interest rates on the Company’s debt.

Advertising and Pre-opening Costs:  Labor costs, costs of hiring and training personnel and certain other costs relating to the opening of new retail locations are expensed as incurred. Additionally, advertising costs are expensed as incurred although the Company is partially reimbursed based on various vendor agreements.  Advertising reimbursements are accrued when earned and committed to by the Company’s vendor and are recorded as a reduction to advertising cost in that period.

Stock-based Compensation: At February 28, 2011 the Company had two stock-based compensation plans for employees and nonemployee directors, which authorize the granting of various equity-based incentives including stock options and stock appreciation rights.

The Company accounts for stock-based awards to employees in accordance with ASC 718, Compensation-Stock Compensation, (“ASC 718”) and for stock based awards to non-employees in accordance with ASC 505-50, Equity, Equity-Based Payments to Non-Employees (“ASC 505-50”). Under both ASC 718 and ASC 505-50, the Company uses a fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. For share option instruments issued, compensation cost is recognized ratably using the straight-line method over the expected vesting period.

Cash flows resulting from excess tax benefits are classified as a financing activity. Excess tax benefits are realized from tax deductions for exercised options in excess of the deferred tax asset attributable to stock compensation costs for such options. The Company did not record any excess tax benefits as a result of any exercises of stock options in the nine months ended February 28, 2011 and 2010 because the Company provided for a full valuation allowance against all accrued future tax benefits for all periods presented until its operations improve and the Company is able to forecast taxable income in the future sufficient to utilize its deferred tax assets.

For the nine months ended February 28, 2011 and 2010, the Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life and interest rates. The Company is required to make various assumptions in the application of the Black-Scholes option pricing model. The Company has determined that the best measure of expected volatility is based on the historical daily volatility of the Company’s common stock. Historical volatility factors utilized in the Company’s Black-Scholes computations for options issued in the nine months ended February 28, 2011 ranged from 127.22% to 135.33% and was 240.4% for the options issued in the nine months ended February 28, 2010.  The Company has elected to estimate the expected life of an award based upon the SEC approved “simplified method” noted under the provisions of Staff Accounting Bulletin No. 107 with the continued use of this method extended under the provisions of Staff Accounting Bulletin No. 110. Under this formula, the expected term is equal to: ((weighted-average vesting term + original contractual term)/2). The expected term used by the Company as computed by this method for options issued in the nine months ended February 28, 2011 ranged from 5.0 years to 6.0 years and was 5.0 years for the options issued in the nine months ended February 28, 2010. The interest rate used is the risk free interest rate and is based upon U.S. Treasury rates appropriate for the expected term. Interest rates used in the Company’s Black-Scholes calculations for options issued in the nine months ended February 28, 2011 ranged from 2.05% to 2.42% and was 2.55% for the options issued in the nine months ended February 28, 2010. Dividend yield is zero for these options as the Company does not expect to declare any dividends on its common shares in the foreseeable future.

In addition to the key assumptions used in the Black-Scholes model, the estimated forfeiture rate at the time of valuation is a critical assumption.  The Company has estimated an annualized forfeiture rate of 0.0% for the stock options granted to senior management and the Company’s directors in the nine months ended February 28, 2011 and 2010.  The Company reviews the expected forfeiture rate annually to determine if that percent is still reasonable based on historical experience.

Options exercisable at February 28, 2011 and May 31, 2010 totaled 4,651,432 and 3,054,545, respectively.  The weighted-average exercise price per share of options exercisable at February 28, 2011 and May 31, 2010 was $0.27 with remaining weighted-average contractual terms of approximately 7.0 years.

The weighted-average grant date fair value of options granted during the nine months ended February 28, 2011 and 2010 was $0.30 and $0.11, respectively.

At February 28, 2011, the total remaining unrecognized compensation cost related to unvested stock options amounted to approximately $109,000, which will be amortized over the weighted-average remaining requisite service period of 1.0 years.

Income (loss) Per Share:  In accordance with ASC 260, Earnings Per Share, basic income (loss) per share (“EPS”) is calculated by dividing net income (loss) by the weighted average number of common shares outstanding.  Diluted EPS is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding including any dilutive securities outstanding.  At February 28, 2011, the Company’s outstanding common stock options totaled 5,655,817 and were not included in the computation of diluted earnings per share due to their antidilutive effect as a result of the net loss incurred during the three and nine months ended February 28, 2011. At February 28, 2010, the Company’s outstanding common stock options totaled 4,563,316. For the three months ended February 28, 2010, 91,616 common stock options were dilutive securities and were included in the diluted earnings per share calculation due to the Company’s market price of its common stock at February 28, 2010 exceeding the options’ exercise price.  For the nine months ended February 28, 2010, the Company’s common stock options were excluded from the diluted earnings per share calculation because the options’ exercise price exceeded the Company’s market price of its common stock at February 28, 2010.

Recently Issued Accounting Standards:

In  December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2010-28, Intangibles-Goodwill and Other (Topic 350) – When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, (“ASU 2010-28”). ASU 2010-28 modifies the two-step goodwill impairment testing process for entities that have a reporting unit with a zero or negative carrying amount. For those reporting units, an entity is required to perform step 2 of the goodwill impairment test if it is more likely than not that goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment exists. This new standard is effective for the Company beginning June 1, 2011. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial positions or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements, (“ASU 2009-13”).  ASU 2009-13 impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, these new standards modify the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. These new standards are effective for the Company beginning June 1, 2011. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial positions or results of operations.

NOTE 3 – RELATIONSHIP WITH CELLULAR CARRIER

The Company has historically had six distribution agreements with AT&T which provide for the Company to distribute AT&T wireless services, on an exclusive basis, in major markets in Texas and Arkansas, including the Dallas-Fort Worth, Texas Metropolitan Statistical Area (“MSA”), San Antonio, Texas MSA, Austin, Texas MSA, Houston, Texas MSA, East Texas Regional MSA and Arkansas, including primarily the Little Rock, Arkansas MSA. During fiscal year 2010 and following the Company’s commencement of an arbitration proceeding against AT&T (discussed further below), AT&T notified the Company it is cancelling or not renewing three of the six distribution agreements including those agreements that cover the Austin, Texas MSA, Houston, Texas MSA and Arkansas.  The Company is disputing these cancellations and has had these matters included to be resolved in the arbitration hearing related to the DFW Agreement. The distribution agreements permit the Company to offer AT&T cellular phone service with identical pricing characteristics to AT&T and provide billing customer services to its customers on behalf of AT&T in exchange for certain predetermined compensation and fees, which are primarily in the form of a revenue sharing of the core wireless services the Company bills on behalf of AT&T. In addition, the Company bills the same subscribers several additional features and products that it offers and retains all revenues and gross margins related to those certain services and products.

The Company is responsible for all of the billing and collection of cellular charges from its customers and remains liable to AT&T for pre-set percentages of all AT&T related cellular service customer billings. Because of the volume of business transacted with AT&T, as well as the revenue generated from AT&T services, there is a significant concentration of credit and business risk involved with having AT&T as a primary vendor. The Company’s largest distribution agreement with AT&T for the Dallas / Fort Worth, Texas MSA was amended effective September 1, 1999 with an initial term of 10 years (the “DFW Agreement”). The DFW Agreement provided for two 5-year extensions unless either party provides written notice to the other party at least six months prior to the expiration of the initial term or the additional renewal term. Specifically, under the terms of its distribution agreement with AT&T, the Company is allowed to continue to service its existing subscribers (each telephone number assigned to a customer is deemed to be a separate subscriber) at the time of expiration until the subscribers, of their own free will, independently and without any form of encouragement or inducement from AT&T, have their services terminated with the Company. The initial term of the DFW Agreement expired on August 31, 2009, and the Company received the required six month notice from AT&T in February 2009 stating it would not extend the DFW Agreement. As a result of the expiration of the initial term of the DFW Agreement, the exclusivity requirements under this agreement terminated in August 2009, which allows the Company to expand its cellular offerings in the previously AT&T exclusive areas, under new agreements with one or more carriers.

On September 30, 2009, Teletouch’s subsidiary, PCI, commenced an arbitration proceeding against AT&T seeking at least $100 million in damages. The binding arbitration was commenced to seek relief for damages incurred as AT&T has prevented the Company from selling the popular iPhone and other “AT&T exclusive” products and services that PCI believes it is contractually entitled to provide to its customers.  In addition, the Company’s initial statement of claim alleges, among other things, that AT&T has violated the longstanding non-solicitation provisions under the DFW Agreement by and between the companies by actively inducing customers to leave PCI for AT&T. While PCI has attempted to negotiate with AT&T for the purpose of obviating the need for legal action, such attempts have failed.  Accordingly, PCI initiated this arbitration.  AT&T subsequently filed certain counterclaims with the arbitrator seeking an unspecified amount of damages from PCI and claiming that PCI was operating in violation of certain provisions of the distribution agreements and such agreements should therefore be cancellable by AT&T.  In March 2011, both the Company’s and AT&T’s independent valuation experts filed initial damages computations with the arbitrator which valued each party’s respective damages as a result of the other party’s actions.   The Company’s expert provided damages computations under several scenarios which included damages assuming PCI’s damages were limited to the liquidated damages provision included in the distribution agreement and several alternate computation of lost profits depending on the timing of which it was determined that PCI should have been allowed to sell the iPhone.  Under the liquidated damages limitation, PCI’s damages are estimated to be $48.9 million.  Under the lost profits computations, PCI’s damages are estimated to be as high as $35.0 million due to lost profits on subscriber transferred to AT&T and those subscribers that PCI did not get because of it not being allowed to sell the iPhone.  Additionally, if it is determined that PCI should also be compensated for the fair value of its subscriber base as of August 31, 2009 (the date of the expiration of the DFW and San Antonio distribution agreements), damages could be increased by $51.8 million, resulting in total damages and compensation due to PCI totaling $86.8 million.  AT&T’s expert computed AT&T’s damages in the range of $7.6 million to $9.9 million, depending on the arbitrator’s interpretation of the San Antonio distribution agreement.   See Item 1. Legal Proceedings for further discussion on the arbitration with AT&T.

The Company reports its revenues related to the AT&T services on a net basis in accordance with ASC 605-45 as follows (in thousands):

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010

Gross service and installation billings	$10,044	$12,907	$31,920	$41,083
Less: Direct costs paid to AT&T	(5,094)	(6,599)	(16,106)	(21,561)
Net service and installation revenue	$4,950	$6,308	$15,814	$19,522

Gross service and installation billings include gross cellular subscription billings, which are measured as the total recurring monthly cellular service charges invoiced to PCI’s cellular subscribers from which a fixed percentage of the dollars invoiced are retained by PCI as compensation for the billing and support services it provides to these subscribers. PCI remits a fixed percentage of the gross cellular subscription billings to AT&T and absorbs 100% of any bad debt associated with the gross cellular subscription billings under the terms of its distribution agreement with AT&T.

NOTE 4 – INVENTORY

The following table reflects the components of inventory (in thousands):

	February 28, 2011			May 31, 2010
	Cost	Reserve	Net Value	Cost	Reserve	Net Value
Phones and related accessories	$1,196	$(80)	$1,116	$557	$(69)	$488
Automotive products	258	(33)	225	284	(42)	242
Satellite products	16	(4)	12	18	(4)	14
Two-way products	478	(135)	343	418	(115)	303
Other	6	(1)	5	4	(2)	2

Total inventory and reserves	$1,954	$(253)	$1,701	$1,281	$(232)	$1,049

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	February 28, 2011	May 31, 2010

Land	$774	$774
Buildings and leasehold improvements	3,113	3,056
Two-way network infrastructure	1,055	1,055
Office and computer equipment	2,808	2,716
Signs and displays	793	790
Other equipment	396	397
	$8,939	$8,788
Less:
Accumulated depreciation and amortization	(6,234)	(6,039)
	$2,705	$2,749

Depreciation and amortization expense related to property and equipment was approximately $76,000 and $87,000 for the three months ended February 28, 2011 and 2010, respectively and $225,000 and $285,000 for the nine months ended February 28, 2011 and 2010, respectively.

Property and equipment are recorded at cost.  Depreciation and amortization is computed using the straight-line method.  The following table contains the property and equipment by estimated useful life, net of accumulated depreciation and amortization as of February 28, 2011 (in thousands):

	Less than	3 to 4	5 to 9	10 to 14	15 to 19	20 years	Total Net
	3 years	years	years	years	years	and greater	Value
Buildings and leasehold improvements	$16	$59	$114	$-	$9	$1,156	$1,354
Two-way network infrastructure	8	145	86	-	-	-	239
Office and computer equipment	161	71	15	-	-	-	247
Signs and displays	38	11	5	-	-	-	54
Land	-	-	-	-	-	774	774
Other	17	20	-	-	-	-	37
	$240	$306	$220	$-	$9	$1,930	$2,705

NOTE 6 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill:  The reported goodwill of the Company at February 28, 2011 and May 31, 2010 relates entirely to the two-way radio segment. The goodwill was acquired in January 2004 for $894,000 as part of the purchase of the two-way radio assets of DCAE, Inc.  During the fourth quarter of fiscal year 2005, this goodwill was deemed impaired as a result of losses in revenues and profitability in the Company’s two-way radio segment (the “reporting unit” under ASC 350) and the goodwill was written down to $343,000.  The $343,000 carrying value of the goodwill is reported on its consolidated balance sheet at February 28, 2011 and May 31, 2010.

Other intangible assets:  The following is a summary of the Company’s intangible assets as of February 28, 2011 and May 31, 2010 excluding goodwill (in thousands):

	February 28, 2011			May 31, 2010
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Value	Amount	Amortization	Value
Definite lived intangible assets:
Wireless contracts and subscriber bases	$10,289	$(7,671)	$2,618	$10,258	$(7,091)	$3,167
FCC licenses	103	(81)	22	104	(73)	31
PCI marketing list	1,235	(1,235)	-	1,235	(1,235)	-
Loan origination fees	774	(519)	255	639	(395)	244
Government Services Administration contract	15	(2)	13	-	-	-
Internally developed software	170	(170)	-	170	(170)	-
Total amortizable intangible assets	12,586	(9,678)	2,908	12,406	(8,964)	3,442

Indefinite lived intangible assets:
Perpetual trademark license agreement	900	-	900	900	-	900

Total intangible assets	$13,486	$(9,678)	$3,808	$13,306	$(8,964)	$4,342

Amortization is computed using the straight-line method based on the following estimated useful lives:

Wireless contracts and subscriber bases	1-13 years
FCC licenses	9 years
Government Administration Services contract	5 years
Loan origination fees	2-5 years
Internally-developed software	3 years

Total amortization expense for the three months ended February 28, 2011 and 2010 was approximately $205,000 and $224,000, respectively and $619,000 and $671,000 for the nine months ended February 28, 2011 and 2010, respectively.

In September 2010, Teletouch was awarded a multi-year contract with the General Services Administration (“GSA”) initially for the Company's comprehensive product line of public safety, emergency vehicle lighting and siren equipment manufactured by Whelen Engineering, Inc.  The contract allows the Company the opportunity to compete in the public and emergency products category nationwide, allowing any federal, state and / or local government agencies to purchase items from the Company’s public safety product line quickly and cost effectively. The Company’s contract with the GSA was effective on October 1, 2010, for an initial period of five years, with the GSA having the option to extend the contract for three additional 5-year periods.  The Company capitalized the costs associated with acquiring the GSA contract and will amortize those costs over the contract’s initial term of five years.

NOTE 7 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of (in thousands):

	February 28,	May 31,
	2011	2010

Accrued payroll and other personnel expense	$695	$1,957
Accrued state and local taxes	592	527
Unvouchered accounts payable	2,210	1,953
Customer deposits payable	338	427
Other	391	653
Total	$4,226	$5,517

NOTE 8 – LONG-TERM DEBT

Long-term debt at February 28, 2011 and May 31, 2010 consists of the following (in thousands):

	February 28,	May 31,
	2011	2010
Thermo revolving credit facility	$11,330	$12,189
East West Bank (formerly United Commerical Bank)	2,283	2,361
Jardine Capital Corporation bank debt	574	585
Warrant redemption notes payable	539	764
Total long-term debt	14,726	15,899
Less: Current portion	(1,498)	(1,412)
Long-term debt, net	$13,228	$14,487

Current portion of long-term debt at February 28, 2011 and May 31, 2010 consists of the following (in thousands):

	February 28,	May 31,
	2011	2010
Thermo revolving credit facility	$833	$1,016
East West Bank (formerly United Commerical Bank)	108	105
Jardine Capital Corporation bank debt	18	16
Warrant redemption notes payable	539	275
Total current portion of long-term debt	$1,498	$1,412

Thermo Revolving Credit Facility:  On August 28, 2009, Teletouch finalized amending, effective August 1, 2009, the terms of its $5,250,000 revolving credit facility with Thermo Credit, LLC, resulting in, among other changes, the availability under the revolving credit facility being increased from $5,250,000 to $18,000,000 and the maturity of the revolver being extended from April 30, 2010 to January 31, 2012 (the “Second Amended Thermo Revolver”).

The Second Amended Thermo Revolver provides for the Company to obtain revolving credit loans from Thermo from time to time up to $18,000,000.  Borrowings against the Second Amended Thermo Revolver are limited to specific advance rates against the aggregate fair value of the Company’s assets, as defined in the amendment, including real estate, equipment, infrastructure assets, inventory, accounts receivable, intangible assets and notes receivable (collectively, the “Borrowing Base”). The Company is allowed to borrow the lesser of the borrowing base amount or the initial commitment amount of $18,000,000, less the cumulative amount of minimum monthly principal repayment amounts defined in the agreement.  If the Company were to borrow the maximum amount available under its credit line, beginning in December 31, 2009, the availability under the Second Amended Thermo Revolver would be reduced monthly by an amount equal to the average principal balance of loans outstanding against the non-accounts receivable assets in the Borrowing Base for that month divided by sixty (60) (the “Monthly Step Down”).  The loans outstanding on the accounts receivable component of the Borrowing Base will be increased or decreased through periodic reporting of the Borrowing Base to Thermo. The balance of all principal and interest outstanding under the Second Amended Thermo Revolver was due January 31, 2012.  The annual interest rate on the Second Amended Thermo Revolver is the lesser of: (a) the maximum non-usurious rate of interest per annum permitted by applicable Louisiana law or (b) the greater of (i) the prime rate plus 8% or (ii) fourteen percent (14%). Under the terms of the Second Amended Thermo Revolver, the Company must maintain certain financial covenants including a net worth of at least $5,000,000, computed on a fair value basis, at each fiscal quarter, a debt service coverage ratio that ranges between 1.10 and 1.20 over the remaining life of the revolver and an operating income no less than zero at any fiscal quarter. The purpose of the Second Amended Thermo Revolver was to retire the former factoring debt facility with Thermo and to provide additional availability to the Company for its ongoing working capital needs.

Under the Company’s former debt facility with Thermo (the “Thermo Factoring Debt”), the Company had adequate credit availability under the facility but was limited in its ability to borrow additional funds due to declining levels of accounts receivable.  With the Second Amended Thermo Revolver, the Company can finance other non-accounts receivable asset purchases by including them in the Borrowing Base.  Borrowings by the Company against non-accounts receivable assets are limited to 33.3% of the total amount of loans outstanding under the terms of the Second Amended Thermo Revolver.

In February 2010, the Company began making principal payments on the Second Amended Thermo Revolver due to the Company’s having borrowings outstanding against the non-accounts receivable assets in excess of the 33.3% limit on such borrowings as measured against the total borrowings outstanding. This situation resulted due to a decline in the Company’s accounts receivable and its related borrowings against these receivables in 2010. In March 2010, Thermo agreed to let the Company begin making monthly principal payments of approximately $53,000 through the remainder of the term of the loan to reduce the outstanding loan balance against the non-accounts receivable assets.  The monthly principal payments reduce the commitment amount under the revolver.

Under the terms of the Second Amended Thermo Revolver, the Company must maintain certain financial covenants including a net worth of at least $5,000,000, computed on a fair value basis, at each fiscal quarter, a debt service coverage ratio that ranges between 1.10 and 1.20 over the remaining life of the revolver and an operating income no less than zero at any fiscal quarter.

Under the Second Amended Thermo Revolver, Thermo maintains a lien and security interest in substantially all of the Company’s assets, properties, accounts, inventory, goods and the like.

On March 9, 2011, the Company amended its revolving credit facility with Thermo Credit, LLC, effective December 31, 2010, which resulted in (i) extending the maturity date of the revolver from January 31, 2012 to January 31, 2013, (ii) an additional commitment fee of $135,000 due and payable on or before January 31, 2012, (iii) the deferral of monthly step down payments for the period December 2010 to June 2011 to be due and payable on or before August 31, 2011 and (iv)  the deferral of an over advance of $433,747 as of December 31, 2010 to be due and payable on or before August 31, 2011 after consideration of the Company’s borrowing base as of that date (the “Third Amended Thermo Revolver”). All other terms of the revolver remain unchanged.

As of February 28, 2011, the Company had approximately $11,300,000 in loans outstanding under the Third Amended Thermo Revolver which included loan commitment fees due on August 1, 2011 and January 31, 2012 of approximately $68,000 and $135,000, respectively.

As of February 28, 2011, the Company had a maximum availability of $5,800,000 against non-accounts receivable assets and $11,599,000 against accounts receivable for a total maximum availability of borrowings under the revolver of $17,399,000. Additionally, As of February 28, 2011, $6,604,000 was advanced against accounts receivable and $4,725,000 was advanced against non-accounts receivable assets. The availability to the Company as of February 28, 2011 under the Third Amended Thermo Revolver is approximately $4,995,000 to be borrowed against future accounts receivable and $1,075,000 to be borrowed against non-accounts receivable asset future purchases.

For the three months ended February 28, 2011, the Company was not in compliance with the debt service coverage ratio and had negative operating income.  The Company has obtained waivers of these covenants through February 28, 2011. If the Company does not comply with the covenants of its debt agreement with Thermo in the future, and if future waivers or loan modifications are not obtained, Thermo will have certain remedies available to them which include increasing the interest rates and acceleration of payments due under the loan.

NOTE 9 – TRADEMARK PURCHASE OBLIGATION

On May 4, 2010, Progressive Concepts, Inc., entered in a certain Mutual Release and Settlement Agreement (the “Agreement”) with Hawk Electronics, Inc. (“Hawk”). The settlement followed a litigation matter styled  Progressive Concepts, Inc. d/b/a Hawk Electronics v. Hawk Electronics, Inc. Case No. 4-08CV-438-Y, by the Company against Hawk in the US District Court for the Northern District of Texas which alleged, among other things, infringement on the trade name Hawk Electronics, as well as counterclaims by Hawk against the Company of, among other things, trademark infringement and dilution.

Under terms of the Agreement, the parties executed mutual releases of claims against each other and agreed to file a stipulation of dismissal in connection with the pending litigation matter.  The Company agreed to, among other things, the purchase a perpetual license from Hawk to use the trademark “Hawk Electronics” for $900,000. Under the terms of the license agreement, the Company paid $400,000 by May 31, 2010 and $150,000 by July 1, 2010, and is obligated to pay $150,000 by July 1, 2011, $100,000 by July 1, 2012 and $100,000 by July 1, 2013.

As of February 28, 2011, the Company has recorded $150,000 as current portion of trademark purchase obligation (July 1, 2011 payment) as a current liability and has recorded $200,000 (payments due thereafter) under long-term trademark purchase obligation as a long-term liability.

NOTE 10 - INCOME TAXES

Teletouch uses the liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that are expected to be in effect when the differences reverse.

Significant components of the Company’s deferred taxes are as follows (in thousands):

	February 28, 2011	May 31, 2010

Deferred Tax Assets:
Current deferred tax assets:
Accrued liabilities	$654	$826
Deferred revenue	67	55
Inventories	94	83
Allowance for doubtful accounts	106	138
	921	1,102
Valuation allowance	(921)	(1,102)
Current deferred tax assets, net of valuation allowance	-	-

Non-current deferred tax assets:
Net operating loss	10,524	9,769
Intangible assets	250	228
Fixed assets	190	174
Licenses	13	15
Other	40	47
	11,017	10,233
Valuation allowance	(11,017)	(10,233)
Non-current deferred tax assets, net of valuation allowance	$-	$-

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Commitments

Teletouch leases buildings, transmission towers, and equipment under non-cancelable operating leases ranging from one to twenty years.  These leases contain various renewal terms and restrictions as to use of the property.  Some of the leases contain provisions for future rent increases.  The total amount of rental payments due over the lease terms is charged to rent expense on the straight-line method over the term of the leases.  The difference between rent expense recorded and the amount paid is recorded as deferred rental expense, which is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Future minimum rental commitments under non-cancelable leases are as follows (in thousands):

	Twelve Months Ending February 28,
	Total	2012	2013	2014	2015	Thereafter

Operating leases	$4,919	$704	$440	$339	$254	$3,182

Sales and Use Tax Audit Contingency

In October 2010, the Company became subject to a sales and use tax audit covering the period of January 2006 to October 2009. During the second quarter of fiscal year 2011 and while preparing for this audit, the Company identified issues with the prior application and interpretation of sales tax rates assessed on services billed to its cellular subscribers. Prior sales tax audits on these billings have not detected these issues although the methodology for computing sales taxes was similar in these prior periods.  The Company concluded that it is probable that these issues will be identified and challenged in the current audit based on the initial inquiries by the sales tax auditor.  As February 28, 2011 and through the date of this Report, we are unable to estimate the outcome of the audit but can estimate a range of potential liability between $22,000 and $2,490,000. This range includes a low estimate based on similar audit results in prior periods to a high estimate based on a conservative application of sales tax rates to all cellular services billed and including underpayment penalties and interest.  The application of the various sales tax laws and rates on the Company’s cellular services is complex and the actual liability could fall outside of our estimated range due to items identified during the audit but not considered by us.

Since the sales tax audit is ongoing and the Company is unable make a reasonable estimate of the outcome of this audit, under ASC 450, Contingencies, the Company has concluded that the appropriate accrual would be the lower end of the range.  Based on the immateriality of the $22,000 estimated liability at the lower end of the range, the Company has not recorded an accrual for this loss as of February 28, 2011.  As the audit progresses and if the Company can better estimate the outcome of the audit, it will record this accrual and a charge against earnings in that period.

Legal Proceeding Contingencies

Teletouch is party to various legal proceedings arising in the ordinary course of business. The Company believes there is no proceeding, either threatened or pending, against it that will result in a material adverse effect on its results of operations or financial condition or that requires accrual or disclosure in its financial statements under ASC 450.

NOTE 12 – SHAREHOLDERS’ EQUITY

Capital Structure:  Teletouch’s authorized capital structure allows for the issuance of 70,000,000 shares of common stock with a $0.001 par value and 5,000,000 shares of preferred stock with a $0.001 par value.

Series C Preferred Stock:  At February 28, 2011, no shares of Series C Preferred Stock with a par value of $0.001 are issued and outstanding.

NOTE 13 - STOCK OPTIONS

Teletouch’s 1994 Stock Option and Stock Appreciation Rights Plan (the “1994 Plan”) was adopted in July 1994 and provides for the granting of incentive and non-incentive stock options and stock appreciation rights to officers, directors, employees and consultants to purchase not more than an aggregate of 400,000 shares of common stock. The Compensation Committee or the Board of Directors administers the 1994 Plan and has authority to determine the optionees to whom awards will be made, the terms of vesting and forfeiture, the amount of the awards, and other terms.  Under the terms of the 1994 Plan, the option price approved by the Board of Directors shall not be less than the fair market value of the common stock at date of grant.   Exercise prices in the following table have been adjusted to give effect to the repricing that took effect in December 1999 and November 2001.

On November 7, 2002, the Company’s common shareholders voted to adopt and ratify the Teletouch 2002 Stock Option and Appreciation Rights Plan (the “2002 Plan”).  Under the 2002 Plan, Teletouch may issue options, which will result in the issuance of up to an aggregate of 10,000,000 shares of Teletouch’s common stock. The 2002 Plan provides for options, which qualify as incentive stock options (Incentive Options) under Section 422 of the Code, as well as the issuance of non-qualified options (Non-Qualified Options). The shares issued by Teletouch under the 2002 Plan may be either treasury shares or authorized but unissued shares as Teletouch’s Board of Directors may determine from time to time.  Pursuant to the terms of the 2002 Plan, Teletouch may grant Non-Qualified Options and Stock Appreciation Rights (SARs) only to officers, directors, employees and consultants of Teletouch or any of Teletouch’s subsidiaries as selected by the Board of Directors or the Compensation Committee.  The 2002 Plan also provides that the Incentive Options shall be available only to officers or employees of Teletouch or any of Teletouch’s subsidiaries as selected by the Board of Directors or Compensation Committee. The price at which shares of common stock covered by the option can be purchased is determined by Teletouch’s Compensation Committee or Board of Directors; however, in all instances the exercise price is never less than the fair market value of Teletouch’s common stock on the date the option is granted.  To the extent that an Incentive Option or Non-Qualified Option is not exercised within the period in which it may be exercised in accordance with the terms and provisions of the 2002 Plan described above, the Incentive Option or Non-Qualified Option will expire as to the then unexercised portion.  In addition, employees that cease their services with the Company and hold vested options will have the ability to exercise their vested options for a period three months after their termination date with the Company.

As of February 28, 2011, approximately 27,329 Non-Qualified Options and 12,000 Incentive Options are outstanding under the 1994 Plan, and approximately 496,998 Non-Qualified Options and 5,119,490 Incentive Options are outstanding under the 2002 Plan.

A summary of option activity for the nine months ended February 28, 2011 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at June 1, 2010	4,563,316	$0.25	7.36	$401,150
Nine months ended February 28, 2011
Granted	1,093,167	0.33
Exercised	-	-
Forfeited	(666)	0.24
Outstanding at February 28, 2011	5,655,817	0.26	7.13	921,826

Options exercisable at February 28, 2011	4,651,432	$0.27	6.97	$724,818

The following table summarizes the status of the Company’s non-vested stock options since June 1, 2010:

	Non-vested Options
		Weighted-
	Number of	Average Fair
	Shares	Value
Non-vested at June 1, 2010	1,508,771	$0.18
Granted	1,093,167	0.30
Vested	(1,597,553)	0.25
Forfeited	-	-
Non-vested at February 28, 2011	1,004,385	$0.21

The Company estimates the fair value of employee stock options on the date of grant using the Black-Scholes model. The determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the expected stock price volatility over the term of the awards and the actual and projected employee stock option exercise behaviors. The Company has elected to estimate the expected life of an award based on the SEC approved “simplified method.” The Company calculated its expected volatility assumption required in the Black-Scholes model based on the historical volatility of its stock.  The Company recorded approximately $40,000 and $35,000 in stock based compensation expense in the consolidated financial statements for the three months ended February 28, 2011 and 2010, respectively.  The Company recorded approximately $345,000 and $204,000 in stock based compensation expense in the consolidated financial statements for the nine months ended February 28, 2011 and 2010, respectively.

NOTE 14 – RELATED PARTY TRANSACTIONS

The commonly controlled companies owning or affiliated with Teletouch are as follows:

Progressive Concepts Communications, Inc., a Delaware corporation (“PCCI”) – PCCI has no operations and is a holding company formed to acquire the stock of PCI (Teletouch’s subsidiary as of August 2006) in 2001.  Robert McMurrey, Chairman and Chief Executive Officer of Teletouch, controls approximately 94% of the stock of PCCI. In 2004, PCCI acquired 100% of the outstanding common units of TLL Partners, LLC (see below).

TLL Partners, LLC, a Delaware LLC (“TLLP”) – TLLP has no operations and is a holding company formed in 2001 to acquire certain outstanding Series A Preferred stock and subordinated debt obligations of Teletouch.  The purchased subordinated debt obligations were forgiven, and in November 2002, all of the outstanding Series A Preferred stock was redeemed by Teletouch by the issuance of 1,000,000 shares of Teletouch’s convertible Series C Preferred stock.  In November 2005, TLLP converted all of its shares of Series C Preferred stock into 44,000,000 shares of Teletouch’s common stock gaining a majority ownership of Teletouch’s outstanding common stock.  As of February 28, 2011, TLLP owns 37,983,334 shares of Teletouch common stock, representing approximately 78% of Teletouch’s outstanding common stock.  During our third fiscal quarter, TLLP informed the Company of its intent to sell some of its holdings of Teletouch common stock.  During the quarter ended February 28, 2011, TLLP sold 1,166,666 shares of Teletouch stock to certain non-affiliated parties.  As of the date of this Report, and following the end of the quarter,  TLLP has sold an additional 1,450,000 shares of Teletouch stock.  The Company has been informed that TLLP will be continuing to sell a portion of its shares of Teletouch stock until it has raised sufficient funds to settle certain debt obligations at TLLP.  As a result of these sales, the Company has entered into various Registration Rights Agreements with the buyers to provide for a subsequent registration of these shares with the SEC.

The Company received certain dividend payments from investments belonging to TLLP in the periods presented in this Report and paid certain consulting fees on behalf of TLLP in the three and nine months ended February 28, 2011. These transactions resulted in a receivable due from TLLP of approximately $23,000 as of February 28, 2011.  TLLP paid the receivable in March 2011.

NOTE 15 – SEGMENT INFORMATION

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments.  Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

Using this criteria, the Company's three reportable segments are cellular services, wholesale distribution and two-way radio services.

The Company’s cellular business segment represents its core business, which has been acquiring, billing, and supporting cellular subscribers under a revenue sharing relationship with AT&T and its predecessor companies for over 27 years. The consumer services and retail business within the cellular segment is operated primarily under the Hawk Electronics brand name, with additional business and government sales provided by a direct sales group operating throughout all of the Company’s markets. As a master distributor for AT&T wireless services, the Company controls the entire customer experience, including initiating and maintaining the cellular service agreements, rating the cellular plans, providing complete customer care, underwriting new account acquisitions and providing multi-service billing, collections, and account maintenance.  In January 2009, Teletouch entered into a new distribution agreement with T-Mobile USA, Inc. (“T-Mobile”). The Company closed its last two Oklahoma retail locations selling T-Mobile branded cellular services and products in October 2009. Subsequent to these closings, in January 2010, the Company mutually agreed to terminate its agreement with T-Mobile due to lower than expected activations and a variety of sales, commissions and operational support issues encountered.

On January 19, 2010, the Company signed a new two-year, national distribution agreement with Clearwire Communications (NASDAQ: CLWR) to sell its 4G service called CLEAR.  On January 26, 2010, the Company announced that it had recently entered into a two-year, Authorized Representative Agreement with Sprint (NYSE:S) subsidiary, Sprint Solutions, Inc.  In December 2010, the Company mutually agreed to terminate its agreement with Sprint due to lower than expected activations and a variety of sales and operational support issues encountered.

The Company’s wholesale business segment represents its distribution of cellular telephones, accessories, car audio and car security products to major carrier agents, rural cellular carriers, smaller consumer electronics and automotive retailers and auto dealers throughout the United States.
The two-way business segment includes radio services provided on the Company’s Logic Trunked Radio (“LTR”) system and the related radio equipment sales as well as radio equipment sales to customers operating their own two-way radio system.  Public safety equipment sales and services are also included in the two-way business segment.

Corporate overhead is reported separate from the Company’s identified segments.  The Corporate overhead costs include expenses for the Company’s accounting, information technology, human resources, marketing and executive management functions.

As of May 31, 2010, the Company combined its car dealer expediter business which was previously reported as other operations with its wholesale segment operations for segment presentation purposes. The segment information presented for the three and nine months ended February 28, 2010 in this Report has been conformed to be comparable to the current year’s segment information.

The following tables summarize the Company’s operating financial information by each segment for the three and nine months ended February 28, 2011 and 2010 (in thousands):

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Operating revenues:
Service and installation revenue
Cellular	$4,578	$5,835	$14,556	$18,000
Wholesale	16	22	62	58
Two-way	339	434	1,138	1,384
Corporate	17	17	58	80
Total	4,950	6,308	15,814	19,522

Product sales revenue
Cellular	676	950	2,392	3,454
Wholesale	3,089	8,585	6,942	16,862
Two-way	640	714	2,126	2,054
Corporate	2	2	5	5
Total	4,407	10,251	11,465	22,375

Operating revenue
Cellular	5,254	6,785	16,948	21,454
Wholesale	3,105	8,607	7,004	16,920
Two-way	979	1,148	3,264	3,438
Corporate	19	19	63	85
Total	9,357	16,559	27,279	41,897

Operating expenses:
Cost of service and installation
(exclusive of depreciation and amortization included below)
Cellular	1,090	1,285	3,311	4,338
Wholesale	45	17	75	49
Two-way	393	391	1,189	1,182
Total	1,528	1,693	4,575	5,569

Cost of products sold
Cellular	1,044	1,130	3,179	3,691
Wholesale	2,644	7,005	5,787	14,512
Two-way	437	590	1,515	1,605
Corporate	-	(6)	(1)	(17)
Total	4,125	8,719	10,480	19,791

Selling and general and administrative
Cellular	696	969	2,484	3,411
Wholesale	382	702	1,178	1,441
Two-way	188	156	535	410
Corporate	2,501	2,594	7,232	7,332
Total	3,767	4,421	11,429	12,594

Depreciation and amortization
Two-way	23	29	68	92
Corporate	258	282	776	864
Total	281	311	844	956

Loss (gain) on disposal of assets
Corporate	-	-	(1)	1
Total Operating expenses	9,701	15,144	27,327	38,911

Income (loss) from operations
Cellular	2,424	3,401	7,974	10,014
Wholesale	34	883	(36)	918
Two-way	(62)	(18)	(43)	149
Corporate	(2,740)	(2,851)	(7,943)	(8,095)
Total	(344)	1,415	(48)	2,986

Interest expense, net
Corporate	(553)	(602)	(1,672)	(1,674)

Net income (loss) before income tax expense	(897)	813	(1,720)	1,312

Income tax expense
Corporate	45	60	157	183

Net income (loss)
Cellular	2,424	3,401	7,974	10,014
Wholesale	34	883	(36)	918
Two-way	(62)	(18)	(43)	149
Corporate	(3,338)	(3,513)	(9,772)	(9,952)
Total	$(942)	$753	$(1,877)	$1,129

The Company identifies its assets by segment. Significant assets of the Company’s corporate offices include cash, property and equipment, loan origination costs and the patent held for sale.  The Company’s assets by segment as of February 28, 2011 and May 31, 2010 are as follows:

	February 28, 2011			May 31, 2010
	Total Assets	Property and Equipment, net	Intangible Assets, net	Total Assets	Property and Equipment, net	Intangible Assets, net

Segment
Cellular	$8,669	$100	$3,519	$10,362	$124	$4,068
Wholesale	1,681	10	-	837	2	-
Two-way	1,665	389	378	1,599	401	373
Corporate	5,136	2,206	254	8,886	2,222	244

Totals	$17,151	$2,705	$4,151	$21,684	$2,749	$4,685

During the three and nine months ended February 28, 2011 and 2010, the Company did not have a single customer that represented more than 10% of total segment revenues.

NOTE 16 – SUBSEQUENT EVENT

The employment agreements for the Company’s current Chairman and Chief Executive Office, Robert M. McMurrey (“Mr. McMurrey”) and President and Chief Operating Officer, Thomas A. “Kip” Hyde (“Mr. Hyde”) will automatically renew for an additional one (1) year term on June 1, 2011 since the Company nor the employees (collectively the “Parties” or individually the “Party”) gave the other Party written advance notice of an intent not to renew their agreements at least sixty (60) days prior to their expiration on May 31, 2011.  The Parties had until April 1, 2011 to notice the other Party of their intent not to renew.

As of June 1, 2011, the Company will be obligated to pay an annual base salary to Mr. McMurrey and Mr. Hyde of $380,000 and $325,000, respectively.  In addition, Mr. McMurrey and Mr. Hyde will be able to participate in benefits available to all full-time employees of the Company, subject to eligibility requirements, which include medical, dental, life and disability insurance as well as the Company’s defined contribution plan and other applicable employment terms and conditions.

TELETOUCH COMMUNICATIONS, INC.

20,499,001 shares of common stock

PROSPECTUS

June [  ], 2011

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, payable by the registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the fees payable to the SEC.

SEC registration fee	$1,189.97
Accounting fees and expenses*	$15,000.00
Legal fees and expenses*	$10,000.00
Miscellaneous*	$1,000.00
Total	$27,189.97

*  Estimates

Item 14.                                Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate of limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware general Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise. The Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

Article VIII of our Restated Certificate of Incorporation provides that we shall indemnify our directors, officers, agents and/or employees to the fullest extent allowed by the Delaware General Corporation Law, as amended.  Article VI of our Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  Further, Article XI of our Restated By-Laws provides generally that we shall indemnify our officers, directors, employees and agents to the fullest extent permitted by the Certificate of Incorporation consistent with the General Corporation Law of Delaware, as amended.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company maintains a "claims made" directors' and officers' liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.               Recent Sales of Unregistered Securities

None.

Item 16.               Exhibits and Financial Statement Schedules

(a)           Exhibits pursuant to Item 601 of Regulation S-K

Exhibit No.	Description of Exhibit	Footnote

3.1	Restated Certificate of Incorporation of the Company	2
3.2	Bylaws of Teletouch Communications, Inc., as amended July 31, 1995	1
4.1	Form Common Stock Certificate	16
5.1	Cozen O’Connor legality opinion**	3
10.1	Restructuring Agreement dated as of May 17, 2002 by and among the Company, TLL Partners and GM Holdings	3
10.2	Amended and Restated Operating Agreement dated as of May 17, 2002 by and between the Company and Teletouch Licenses, Inc.	4
10.3	Amendment Agreement dated June 17, 2002 by and among the Company, TLL Partners and GM Holdings (amending the Restructuring Agreement dated as of May 17, 2002)	5
10.4	1994 Stock Option and Appreciation Rights Plan*	6
10.5	2002 Stock Option and Appreciation Rights Plan*	7
10.6	Asset Purchase Agreement between the Company and DCAE, Inc.	9
10.7	Registration Rights Agreement dated August 11, 2006 between the Company and Stratford Capital Partners, L.P. and Retail and Restaurant Growth Capital, L.P.	10
10.8	Loan and Security Agreement dated April 30, 2008 between the Company and Thermo Credit, LLC	10
10.9	Promissory Note dated April 30, 3008 between the Company and Thermo Credit, LLC	10
10.10	Escrow Agreement dated April 30, 2008 between the Company and Thermo Credit, LLC	10
10.11	Factoring and Security Agreement dated August 11, 2006 between the Company and Thermo Credit, LLC	10

10.12	First Amendment to the Factoring and Security Agreement dated May 18, 2007 between the Company and Thermo Credit, LLC	10
10.13	Second Amendment to the Factoring and Security Agreement dated February 26, 2008 between the Company and Thermo Credit, LLC	10
10.14	Lockup Agreement dated May 16, 2008 by and between the Company, Stratford Capital Partners, LP and Restaurant & Retail Growth Capital, LP	10
10.15	First Amendment to the Registration Rights Agreement dated May 16, 2008 by and between the Company, Stratford Capital Partners, LP and Restaurant & Retail Growth, LP.	10
10.16	Form of Warrant Redemption Payment Agreement dated June 2, 2008 between the Company and each of the individual holders of certain redeemable common stock purchase warrants	10
10.17	Form of Promissory Note dated June 2, 2008 between the Company and each of the individual holders of certain 6,000,000 redeemable common stock purchase warrants	11
10.18	Thomas A. “Kip” Hyde, Jr. Employment Agreement*	12
10.19	Robert M. McMurrey Employment Agreement*	13
10.20	Second Amendment to Loan and Security Agreement and Modification of Promissory Note between the Company and Thermo Credit, LLC, effective August 1, 2009	14
10.21	Notice and Initial Statement of Claims filed by the Company on September 30, 2009	15
10.22	Registration Rights Agreement, dated May 12, 2011, by and between the Company and Lazarus	17
10.23	Form of Registration Rights Agreement between the Company and TLL Partners, LLC	18
10.24	Form of Registration Rights Agreement between the Company and Michael A. Dickens	18
21	Subsidiaries of the Company
23.1	Consent of BDO USA, LLP
23.2	Consent of Cozen O’Connor (included in Exhibit 5)**
24.1	Power of Attorney (included on signature page)

*           Indicates a management contract or compensatory plan or arrangement.
**         To be filed by amendment
1    Filed as an exhibit to the Company’s Current Report on Form 8-K filed on August 18, 1995 and incorporated herein by reference.
2    Filed as an exhibit to the Company’s Form 10-Q for the quarter ended February 28, 2002 and incorporated herein by reference.
3    Filed as an exhibit to the Company’s Form 8-K filed with the Commission on June 3, 2002 and incorporated herein by reference.
4    Filed as an exhibit to the Company’s Form 8-K/A filed with the Commission on June 17, 2002 and incorporated herein by reference.
5    Filed as an exhibit to the Company’s Form S-8 registration statement on September 19, 2003 (No. 333-108946) and incorporated herein by reference.
6    Filed as an exhibit to the Company’s Form S-8 registration statement on September 19, 2003 (No. 333-108945) and incorporated herein by reference.
7    Filed as an exhibit to the Company’s Form 10-Q for the quarter ended February 28, 2004 (File No. 1-13436) and incorporated herein by reference.

8    Filed as an exhibit to the Company’s Form 10-K/A Amend. No. 2 for the fiscal year ended May 31, 2004 (File No. 1-13436) and incorporated herein by reference.
9    Filed as an exhibit to the Company’s Form 10-K (File No. 1-13436), filed with the Commission on September 13, 2006 and incorporated herein by reference.
10  Filed as an exhibit to the Company’s Form 8-K filed with the Commission on May 27, 2008 (File No. 1-13436) and incorporated herein by reference.
11  Filed as an exhibit to the Company’s Form 8-K filed with the Commission on January 7, 2009 (File No. 1-13436) and incorporated herein by reference.
12  Filed as an exhibit to the Company’s Form 8-K filed with the Commission on January 7, 2009 (File No. 1-13436) and incorporated herein by reference.
13  Filed as an exhibit to the Company’s Form 10-K (File No. 1-13436), filed with the Commission on August 31, 2009 and incorporated herein by reference.
14  Filed as an exhibit to the Company’s Form 8-K filed with the Commission on September 30, 2009 (File No. 1-13436) and incorporated herein by reference.
15  Filed as an exhibit to the Company’s Form 10-K filed with the Commission on August 30, 2010 (File No. 1-13436) and incorporated herein by reference.
16  Filed as an exhibit to the Company’s Registration Statement on Form SB-2 (File No. 33-82912) and incorporated herein by reference.
17  Filed as an exhibit to the Company’s Form 8-K filed with the Commission on May 18, 2011 (File No. 001-13436) and incorporated herein by reference.
17  Filed as an exhibit to the Company’s Form 8-K filed with the Commission on June 17, 2011 (File No.) and incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on June 17, 2011.

TELETOUCH COMMUNICATIONS, INC.

By:	/s/ Robert M. McMurrey
Name:	Robert M. McMurrey
Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert M. McMurrey and Douglas E. Sloan, or their successors his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert M. McMurrey	Chief Executive Officer (Principal Executive Officer) and Director	June 17, 2011.
Robert M. McMurrey

/s/ Thomas A. “Kip” Hyde, Jr.	President, Chief Operating Officer and Director	June 17, 2011.
Thomas A. “Kip” Hyde, Jr.

/s/ Douglas E. Sloan	Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2011.
Douglas E. Sloan

/s/ Clifford E. McFarland	Director	June 17, 2011.
Clifford E. McFarland

/s/ Henry Y.L. Toh	Director	June 17, 2011.
Henry Y.L. Toh

/s/ Marshall G. Webb	Director	June 17, 2011.
Marshall G. Webb